Exhibit 2.1
EXECUTION VERSION

WHISTLER BLACKCOMB HOLDINGS INC.
AND

1068877 B.C. LTD.
AND

VAIL RESORTS, INC.

ARRANGEMENT AGREEMENT

SCHEDULE A FORM OF PLAN OF ARRANGEMENT
SCHEDULE B ARRANGEMENT RESOLUTION
SCHEDULE C FORM OF EXCHANGEABLE SHARES SUPPORT AGREEMENT
SCHEDULE D FORM OF VOTING AND EXCHANGE TRUST AGREEMENT
SCHEDULE 3.1 REPRESENTATIONS AND WARRANTIES OF WHISTLER
SCHEDULE 4.1 REPRESENTATIONS AND WARRANTIES OF VAIL

ARRANGEMENT AGREEMENT
THIS ARRANGEMENT AGREEMENT is made as of August 5, 2016
BETWEEN:
VAIL RESORTS, INC., a corporation existing under the laws of the State of Delaware with its head office in Broomfield, Colorado (“Vail”)
- and -
1068877 B.C. LTD., a corporation existing under the laws of the Province of British Columbia, with its registered and records office in Vancouver, British Columbia (“Exchangeco”)
- and -
WHISTLER BLACKCOMB HOLDINGS INC., a corporation existing under the laws of the Province of British Columbia, with its registered and records office in Vancouver, British Columbia (“Whistler”)
RECITALS:

A.
The board of directors of each of Vail and Whistler has determined that it would be in the best interests of Vail and Whistler, respectively, for Vail to acquire all of the issued and outstanding shares of Whistler;

B.
Vail proposes to acquire, through Exchangeco, all of the issued and outstanding common shares of Whistler by way of a plan of arrangement under the provisions of the Business Corporations Act (British Columbia);

C.	Upon the effectiveness of the plan of arrangement, common shareholders of Whistler will receive the Consideration for each common share of Whistler held;

D.
The parties intend that the plan of arrangement provide certain common shareholders of Whistler with the opportunity to exchange their common shares of Whistler for Exchangeable Shares on a tax-deferred or “rollover” basis for Canadian income tax purposes; and

E.	The parties hereto have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters related to the transaction herein provided for.

THEREFORE, the Parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1    Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only Whistler and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry from any Person or group of Persons (other than Vail, any affiliate of Vail, or any Person acting in concert with Vail or any affiliate of Vail), whether or not in writing and whether or not delivered to Whistler Shareholders, relating to: (a) any acquisition or purchase, direct or indirect, through one or more transactions, of (i) the assets of Whistler and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Whistler and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Whistler and its Subsidiaries, taken as a whole, or (ii) 20% or more of any voting or equity securities of Whistler or 20% or more of any voting or equity securities of any one or more of any of Whistler’s Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of Whistler and its Subsidiaries, taken as a whole; (b) any take-over bid, tender offer, exchange offer or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of Whistler; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction or series of transactions involving Whistler or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of Whistler and its Subsidiaries, taken as a whole (in each case, determined based upon the most recently publicly available consolidated financial statements of Whistler);
“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement;
“affiliate” has the meaning ascribed thereto in the NI 45-106;
“Agreement” means this arrangement agreement, including all schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;
“Arrangement” means the arrangement of Whistler under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order;
“Arrangement Resolution” means the special resolution of Whistler Shareholders approving the Arrangement which is to be considered at the Shareholder Meeting substantially in the form of Schedule B hereto;
“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;
“BCBCA” means the Business Corporations Act (British Columbia);
“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of British Columbia or in the State of New York;
“Callco” means a direct or indirect wholly-owned Subsidiary of Vail to be incorporated under the laws of the Province of British Columbia prior to the Effective Time;
“Canadian Securities Laws” means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada;
“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf;
“Competition Act” means the Competition Act (Canada);
“Competition Act Approval” means that the Commissioner: (a) shall have issued an Advance Ruling Certificate; or (b) the applicable waiting period under Section 123 of the Competition Act shall have expired or been terminated by the Commissioner, or the obligation to submit a notification shall have been waived under paragraph 113(c) of the Competition Act, and the Commissioner shall have issued a No-Action Letter;
“Confidentiality Agreement” means the amended and restated limitation on disclosure and use and exclusivity agreement between Vail and Whistler dated July 8, 2016;
“Consideration” means, (i) in the case of a Whistler Shareholder who is an Eligible Holder who validly elects to receive Exchangeable Shares prior to the Election Deadline in accordance with this Plan of Arrangement, for each Whistler Share, such fraction of an Exchangeable Share as is equal to the product, rounded to six decimal places, of 0.0998 multiplied by the Exchange Rate Adjustment, and $17.50 in cash, and (ii) in the case of each other Whistler Shareholder, for each Whistler Share, such fraction of a Vail Share as is equal to the product, rounded to six decimal places, of 0.0998 multiplied by the Exchange Rate Adjustment, and $17.50 in cash;
“Consideration Shares” means the Vail Shares and Exchangeable Shares to be issued as Consideration pursuant to the Arrangement;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject;
“Court” means the Supreme Court of British Columbia;
“Data Room” means the material contained in the virtual data room established by Whistler as at 11:59 p.m. (Vancouver time) on August 4, 2016, the index of documents of which is appended to the Whistler Disclosure Letter;
“Debt Financing Parties” has the meaning ascribed thereto in Section 8.9(b);
“Depositary” means any Person that Whistler may appoint to act as depositary for the Whistler Shares in relation to the Arrangement, with the approval of Vail, acting reasonably;
“Development Agreements” means, collectively, (a) the development agreement dated September 30, 1982, as amended from time to time, among Whistler Mountain Resort Limited Partnership, Whistler and the Province of British Columbia in respect of Whistler Mountain; and (b) the development agreement dated May 1, 1979, as amended from time to time, among Blackcomb Skiing Enterprises Limited Partnership, Whistler and the Province of British Columbia in respect of Blackcomb Mountain;
“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;
“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.10;
“Effective Time” means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement;
“Election Deadline” has the meaning ascribed thereto in the Plan of Arrangement;
“Eligible Holder” means a Whistler Shareholder that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;
“Environmental Laws” means all Laws relating to pollution or the protection or quality of the environment or to the Release of Hazardous Substances to the environment and all Authorizations issued pursuant to such Laws;
“Exchange Rate Adjustment” has the meaning ascribed thereto in the Plan of Arrangement;
“Exchangeable Share Support Agreement” means an agreement to be made between Vail, Exchangeco and Callco substantially in the form of Schedule C hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;
“Exchangeable Shares” means the redeemable preferred shares in the capital of Exchangeco, having the rights, privileges, restrictions and conditions set out in the Plan of Arrangement;
“Fairness Opinion” has the meaning ascribed thereto in section (ff) of Schedule 3.1.
“Fee” has the meaning ascribed thereto in Section 7.3(b)(i);
“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;
“First Nations” means any first nations and/or indigenous and/or aboriginal person(s), tribe(s), band(s) and/or group(s) of Canada;
“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including the TSX and NYSE; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;
“Hazardous Substances” means any material or substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive, corrosive, flammable, leachable, oxidizing, or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and including petroleum and all derivatives thereof or synthetic substitutes therefor (including polychlorinated biphenyls);
“IFRS” means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part I of the CPA Canada Handbook - Accounting (International Financial Reporting Standards) as the same may be amended, supplemented or replaced from time to time;
“including” means including without limitation, and “include” and “includes” have a corresponding meaning;
“Intellectual Property” means anything that is or may be protected by any Intellectual Property Rights in any jurisdiction such as, but not limited to works (including software), performances, trade secrets, inventions (whether patentable or not), improvements to such inventions, industrial designs, mask work and integrated circuit topographies, trade-marks, trade names, business names, corporate names, domain names, website names and world wide web addresses, whether or not they may also be protected, at any given time, as a trade secret or confidential information, including proprietary and non-public business information, know-how, methods, processes, designs, technology, technical data, schematics, models, simulations and documentation relating to any of the foregoing;
“Intellectual Property Rights” means domestic and foreign: (a) patents and applications for patents, and reissues, re-examinations, divisions, continuations, continuations-in-part, renewals, extensions and validations of patents and applications for patents, utility models and petty patents; (b) copyrights, copyright registrations and applications for copyright registration; (c) mask work registrations and applications for mask work registrations; (d) design patents and registrations, design patents and registration applications and integrated circuit topography registrations and applications; or (e) common law rights to trade-marks, trade-mark registrations and trade-mark applications;
“Interim Order” means the interim order of the Court contemplated by Section 2.4 of this Agreement and made pursuant to the BCBCA, providing for, among other things, the calling and holding of the Shareholder Meeting, as the same may be amended, modified, supplemented or varied by the Court;
“Investment Canada Act” means the Investment Canada Act (Canada), R.S.C. 1985, c.28 (1st Supp.);
“Investment Canada Act Approval” means approval or deemed approval pursuant to the Investment Canada Act by the responsible Minister or Ministers under the Investment Canada Act, or any Person delegated to act on behalf of the responsible Minister or Ministers;
“KSL Shareholders” means Monroe CA BC (Alternative), LP, Monroe CA BC Investment, SARL and Monroe CA BC Investment II, SARL;
“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Canadian Securities Laws and U.S. Securities Laws;
“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;
“Locked-Up Shareholders” means certain directors and senior officers of Whistler and the KSL Shareholders;
“material fact” and “material change” have the meanings ascribed thereto in the Securities Act;
“MI 61-101” means Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions;
“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“NI 45-106” means National Instrument 45-106 Prospectus Exemptions;
“No-Action Letter” shall mean a letter or other notification in writing from the Commissioner to Vail or Whistler, or any of their affiliates as the case may be, that the Commissioner does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of any of the transactions contemplated by this Agreement, such letter or other written notification having not been modified or withdrawn prior to the Effective Time;
“NYSE” means The New York Stock Exchange;
“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent);
“Outside Date” means April 5, 2017;
“Parties” means Whistler, Vail, and Exchangeco and “Party” means any one of them, as the context requires;
“Partnerships” means Whistler Mountain Resort Limited Partnership and Blackcomb Skiing Enterprises Limited Partnership;
“Permitted Liens” means, in respect of Whistler or any of its Subsidiaries, any one or more of the following:

(a)
Liens for Taxes not at the time due and payable or the validity of which is being contested at such time by such person in good faith by proper proceedings promptly instituted and diligently conducted and in respect of which Whistler has made adequate provisions in accordance with IFRS;

(b)
the Lien of any judgment rendered or claim filed against such person which such person is contesting at such time in good faith by proper proceedings, and in respect of which Whistler has made adequate provisions in accordance with IFRS;

(c)
Liens or privileges imposed by Law such as carriers, warehousemen’s, mechanics, builder’s and materialmen’s Liens for construction in progress otherwise arising in the ordinary course of business of such person for sums not at such time due and payable or which are being contested at such time by such person in good faith by proper proceedings and where all legally required holdbacks have been retained;

(d)	undetermined or inchoate Liens incidental to current operations which have not at such time been filed, which do not secure indebtedness and which relate to obligations not yet due or delinquent;

(e)
restrictions, covenants, land use contracts, rent charges, building schemes, declarations of covenants, conditions and restrictions, servicing agreements, or other registered agreements or instruments in favour of any Governmental Entity, easements, rights-of-way, servitudes, rental pool agreements or other similar rights in or with respect to real property (including in respect of railways, water, sewer, drainage, gas and oil pipelines, electricity, light, power, telephone, telegraph, internet or cable television services and utilities) granted to or reserved by other persons or properties, which in the aggregate do not materially impair the use of or the operation of the business of such Person or the property subject thereto and provided that same have been complied with;

(f)
subdivision plans, site plans, subdivision plats, maps, surveys and similar instruments registered or recorded in the ordinary course of business which do not materially impair the use of or the operation of the business of such Person or the property subject thereto and provided the same have been complied with;

(g)
any right reserved to or vested in any Governmental Entity by the terms of any permit, licence, certificate, order, grant, classification (including any zoning laws and ordinances and similar legal requirements), registration or other consent, approval or authorization acquired by such person from any Governmental Entity or by any Law, to terminate any such permit, licence, certificate, order, grant, classification, registration or other consent, approval or authorization or to require annual or other payments as a condition to the continuance thereof and which in the aggregate do not materially impair the use of or the operation of the business of such Person or the property subject thereto;

(h)
any Lien resulting from the deposit of cash or securities in connection with any of the Liens referred to in clauses (a), (b) or (c) of this definition or in connection with contracts, tenders, leases or expropriation proceedings or to secure workmen’s compensation, surety or appeal bonds, costs of litigation when required by Law and public and statutory obligations;

(i)
any security given to a public or private utility or other service provider or any other Governmental Entity when required by such utility or other Governmental Entity in connection with the operations of such person in the ordinary course of its business;

(j)
any lease, notice of lease, agreement to lease, option to lease, licence, sub-lease or other right of use or occupancy assumed or entered into by or on behalf of such person in the ordinary course of its business, which do not individually or in the aggregate render the title to any real estate asset invalid or unmarketable and which would not materially interfere with the conduct of the business of such person;

(k)	the reservations, exceptions, limitations, provisos and conditions, if any, expressed in any grants from the Crown or similar Governmental Entity of any owned, leased or licenced real property;

(l)
defects or irregularities in title relating to real property which in the aggregate will not materially impair the use of the property for the purposes for which it is held by such Person or the business operated by such Person or the property subject thereto;

(m)
minor encroachments by any structure onto adjoining lands which will not materially impair the use of such property for the purposes for which it is held or the business operated on such property or the property subject thereto;

(n)	any right of set-off, refund or charge-back available to any bank or other financial institution;

(o)	Liens granted under purchase money mortgages, conditional sale agreements and other similar instruments relating to purchased properties or assets; and

(p)	Liens on any properties or assets acquired after the date hereof which are existing at the time of such acquisition, provided such acquisition is not prohibited pursuant to Section 5.1;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;
“Plan of Arrangement” means the plan of arrangement of Whistler, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with this Agreement and the Plan of Arrangement or upon the direction of the Court in the Final Order;
“Proceeding” means any suit, claim, action, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Entity;
“Regulatory Approvals” means Competition Act Approval and Investment Canada Act Approval;
“Release” means any spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance into the environment;
“Representatives” has the meaning ascribed thereto under Section 5.9(a);
“Response Period” has the meaning ascribed thereto under Section 5.9(f)(v);
“SEC” means the United States Securities and Exchange Commission;
“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder,;
“Securities Authority” means the applicable securities commission or securities regulatory authority of a province or territory of Canada;

“Senior Employee” means all employees of Whistler and its Subsidiaries holding a position of vice president, director or higher;
“Share Consideration” has the meaning ascribed thereto in the Plan of Arrangement;
“Shareholder Meeting” means the special meeting of Whistler Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;
“Statutory Plans” means statutory benefit plans which a Party and any of its Subsidiaries are required to participate in or comply with, including any benefit plan administered by any federal or provincial government and any benefit plans administered pursuant to applicable health, tax, workplace safety insurance, and employment insurance legislation;
“Subsidiary” has the meaning ascribed thereto in the NI 45-106, in force as of the date of this Agreement;
“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal to acquire at least 100% of the outstanding Whistler Shares or all or substantially all of the assets of Whistler and its Subsidiaries on a consolidated basis made by a third party after the date of this Agreement: (a) that is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to be available to the satisfaction of the Whistler Board, acting in good faith; (b) that is not subject to a due diligence and/or access condition; (c) that is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; and (d) in respect of which the Whistler Board determines in good faith, after consultation with its outside financial and legal advisors, and after taking into account all the terms and conditions of such Acquisition Proposal, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is more favourable, from a financial point of view, to Whistler Shareholders, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by Vail pursuant to Section 5.9(g));
“Tax” or “Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including, but not limited to, those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee or secondary liability in respect of any of the foregoing;
“Tax Act” means the Income Tax Act (Canada);
“Tax Returns” means returns, reports, declarations, elections, designations, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes;
“TSX” means Toronto Stock Exchange;
“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934;
“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time;
“U.S. Securities Act” means the U.S. Securities Act of 1933;
“U.S. Securities Laws” means the U.S. Securities Act and all other applicable U.S. federal securities laws;
“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;
“Vail 2002 Long Term Incentive Plan” means Vail’s Amended and Restated 2002 Long Term Incentive and Share Award Plan, as amended, that permits grants of options (nonqualified stock options or incentive stock options), share appreciation rights, restricted shares, restricted share units, performance shares, performance units, performance cash awards, dividend equivalent rights and other share-based awards;

“Vail 2015 Omnibus Incentive Plan” means Vail’s 2015 Omnibus Incentive Plan, as amended, that permits grants of options (nonqualified stock options or incentive stock options), share appreciation rights, restricted shares, restricted share units, performance shares, performance units, performance cash awards, dividend equivalent rights and other share-based awards;
“Vail Balance Sheet” has the meaning ascribed thereto in section (l) of Schedule 4.1;
“Vail Board” means the board of directors of Vail as the same is constituted from time to time;
“Vail Disclosure Letter” means the disclosure letter dated the date of this Agreement executed and delivered by Vail to Whistler in connection with the execution of this Agreement;
“Vail Employee Share Plans” means the Vail 2015 Omnibus Incentive Plan and the Vail 2002 Long Term Incentive Plan;
“Vail Material Adverse Effect” means any event, change, occurrence, effect or state of facts that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, capital, property, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of Vail and its Subsidiaries taken as a whole, except any such event, change, occurrence, effect or state of facts resulting from or arising in connection with:

(a)	any change or development generally affecting the industries in which Vail and its Subsidiaries operate;

(b)
any change or development in global, national or regional political conditions (including any act of terrorism or any outbreak of hostilities or war or any escalation or worsening thereof) or any natural disaster;

(c)	any change in general economic, business or regulatory conditions or in global financial, credit, currency or securities markets in Canada or the United States;

(d)	any adoption, proposed implementation or change in applicable Law or any interpretation thereof by any Governmental Entity;

(e)	any change in U.S. GAAP or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business;

(f)	changes or developments in or relating to currency exchange or interest rates;

(g)	weather conditions adverse to the business being carried on by Vail or its Subsidiaries;

(h)	the negotiation, execution, announcement, performance or pendency of this Agreement or the consummation of the transactions contemplated herein;

(i)	actions or inactions expressly required by this Agreement or that are taken with the prior written consent of Whistler;

(j)
any change in the market price or trading volume of any securities of Vail (it being understood, without limiting the applicability of paragraphs (a) through (i), that the causes underlying such changes in market price or trading volume may be taken into account in determining whether a Vail Material Adverse Effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of Vail trade; or

(k)
the failure, in and of itself, of Vail to meet any internal or public projections, forecasts or estimates of revenues, earnings or other financial operating metrics before, on or after the date of this Agreement (it being understood, without limiting the applicability of paragraphs (a) through (i), that the causes underlying such failure may be taken into account in determining whether a Vail Material Adverse Effect has occurred);

provided, however, that any such event, change, occurrence, effect or state of facts referred to in paragraphs (a) to and including (f) above does not primarily relate only to (or have the effect of primarily relating only to) Vail and its Subsidiaries taken as a whole, or materially disproportionately affect Vail and its Subsidiaries, taken as a whole, compared to other companies operating in the business or industries in which Vail and its Subsidiaries operate; references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Vail Material Adverse Effect has occurred;
“Vail Material Contract” means in respect of Vail or any of its Subsidiaries, any Contract: (a) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Vail Material Adverse Effect; (b) under which Vail or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $50,000,000 in the aggregate; (c) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $50,000,000; (d) under which Vail or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $50,000,000 over the remaining term of the contract; or (e) that limits or restricts Vail or any of its Subsidiaries from engaging in any line of business or in any geographic area, except for any such Contract that does not have a Vail Material Adverse Effect;
“Vail Public Documents” means all forms, periodic and current reports, schedules, statements and other documents filed or furnished by Vail under the U.S. Exchange Act since August 5, 2015, which are publicly available;
“Vail RSUs” any subsisting restricted share granted under the Vail Employee Share Plans and in respect of which the holder has the right to receive Vail Shares;
“Vail SARs” means any subsisting share appreciation right granted under the Vail Employee Share Plans that is exercisable for Vail Shares;
“Vail Shareholders” means the holders of Vail Shares;
“Vail Shares” means the shares of common stock in the authorized share capital of Vail;
“Voting Agreements” means the voting agreements dated the date hereof and made between Vail and the Locked-Up Shareholders setting forth the terms and conditions on which the Locked-Up Shareholders have agreed to vote their Whistler Shares in favour of the Arrangement Resolution;
“Voting and Exchange Trust Agreement” means an agreement to be made between Vail, Exchangeco, Callco and the trustee to be chosen by Vail and Whistler, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, substantially in the form of Schedule D hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;
“Whistler Balance Sheet” has the meaning ascribed thereto in section (n) of Schedule 3.1;
“Whistler Benefit Plans” means all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or retirement income or savings plans or other employee compensation arrangement or benefit plans, trust, funds, policies, programs, arrangements, practices, or other Contracts, whether written or oral, which are maintained by or binding upon Whistler or any of its Subsidiaries for which Whistler or its Subsidiaries could have any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its employees or former employees, directors or officers, individuals working on contract with Whistler or other individuals providing services to Whistler of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), excluding Statutory Plans (but including the Whistler Employee Share Plans);
“Whistler Board” means the board of directors of Whistler as the same is constituted from time to time;
“Whistler Board Recommendation” has the meaning ascribed thereto in Section 2.6(c);
“Whistler Change in Recommendation” has the meaning ascribed thereto in Section 7.2(a)(iii)(A);
“Whistler Circular” means the notice of the Shareholder Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to Whistler Shareholders in connection with the Shareholder Meeting, as amended, supplemented or otherwise modified from time to time;
“Whistler Disclosure Letter” means the disclosure letter dated the date of this Agreement executed and delivered by Whistler to Vail in connection with the execution of this Agreement;

“Whistler Employee Share Plans” means the Whistler Omnibus Incentive Plan and the Whistler Employee Share Purchase Plan;
“Whistler Employee Share Purchase Plan” means the employee savings and share purchase plan of Whistler amended and restated effective December 3, 2012;
“Whistler Equity Award Holders” means the holders of Whistler Options, Whistler Performance Awards and Whistler RSUs;
“Whistler Material Adverse Effect” means any event, change, occurrence, effect or state of facts that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, capital, property, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of Whistler and its Subsidiaries taken as a whole, except any such event, change, occurrence, effect or state of facts resulting from or arising in connection with:

(a)	any change or development generally affecting the industries in which Whistler and its Subsidiaries operate;

(b)
any change or development in global, national or regional political conditions (including any act of terrorism or any outbreak of hostilities or war or any escalation or worsening thereof) or any natural disaster;

(c)	any change in general economic, business or regulatory conditions or in global financial, credit, currency or securities markets in Canada or the United States;

(d)	any adoption, proposed implementation or change in applicable Law or any interpretation thereof by any Governmental Entity;

(e)	any change in IFRS or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business;

(f)	changes or developments in or relating to currency exchange or interest rates;

(g)	weather conditions adverse to the business being carried on by Whistler or its Subsidiaries;

(h)	the negotiation, execution, announcement, performance or pendency of this Agreement or the consummation of the transactions contemplated herein;

(i)	actions or inactions expressly required by this Agreement or that are taken with the prior written consent of Vail;

(j)
any change in the market price or trading volume of any securities of Whistler (it being understood, without limiting the applicability of paragraphs (a) through (i), that the causes underlying such changes in market price or trading volume may be taken into account in determining whether a Whistler Material Adverse Effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of Whistler trade; or

(k)
the failure, in and of itself, of Whistler to meet any internal or public projections, forecasts or estimates of revenues, earnings or other financial operating metrics before, on or after the date of this Agreement (it being understood, without limiting the applicability of paragraphs (a) through (i), that the causes underlying such failure may be taken into account in determining whether a Whistler Material Adverse Effect has occurred);

provided, however, that any such event, change, occurrence, effect or state of facts referred to in paragraphs (a) to and including (f) above does not primarily relate only to (or have the effect of primarily relating only to) Whistler and its Subsidiaries taken as a whole, or materially disproportionately affect Whistler and its Subsidiaries, taken as a whole, compared to other companies operating in the business or industries in which Whistler and its Subsidiaries operate; references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Whistler Material Adverse Effect has occurred. Notwithstanding any other provision of this definition, no action of any kind taken by a Governmental Entity affecting the Development Agreements, including any action that would impact the future renewal thereof, nor the commencement by a Governmental Entity of any Proceeding seeking a Law or Order which would have the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement, will, in any such case, constitute a Whistler Material Adverse Effect;

“Whistler Material Contract” means in respect of Whistler or any of its Subsidiaries, any Contract: (a) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Whistler Material Adverse Effect; (b) under which Whistler or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $4,000,000 in the aggregate; (c) that is a lease, sublease, license or right of way or occupancy agreement for real property which is material to the business of Whistler and its Subsidiaries, taken as a whole; (d) that provides for the establishment of, investment in or formation of any partnership or joint venture with an arm’s length Person in which the interest of Whistler or any of its Subsidiaries exceeds $4,000,000 (book value); (e) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $4,000,000; (f) under which Whistler or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $4,000,000 over the remaining term of the contract; (g) that limits or restricts Whistler or any of its Affiliates from engaging in any line of business or in any geographic area, except for any such Contract entered into in the normal course of business; (h) that is a collective bargaining agreement, a labour union contract or any other memorandum of understanding or other agreement with a union; (i) that is the Development Agreements; or (j) that is with any First Nations;
“Whistler Omnibus Incentive Plan” means the omnibus incentive plan of Whistler initially adopted in October 2010 and re-approved by Whistler Shareholders on January 30, 2014, and as amended on July 26, 2016;
“Whistler Options” means options to purchase Whistler Shares granted under the Whistler Omnibus Incentive Plan;
“Whistler Performance Awards” means performance awards issued under the Whistler Omnibus Incentive Plan;
“Whistler Public Documents” means all forms, reports, schedules, statements and other documents filed by Whistler pursuant to the Canadian Securities Laws since August 5, 2015, which are publicly filed;
“Whistler RSUs” means restricted stock units issued under the Whistler Omnibus Incentive Plan;
“Whistler Shareholder Approval” means the approval of the Arrangement Resolution by Whistler Shareholders at the Shareholder Meeting in accordance with Section 2.4(b);
“Whistler Shareholders” means the holders of Whistler Shares and, for the purposes of the Shareholder Meeting, the Arrangement Resolution and Whistler Shareholder Approval, includes the Whistler Equity Award Holders to the extent required by, and on the terms specified in, the Interim Order;
“Whistler Shares” means the common shares in the authorized share capital of Whistler;
“Whistler Termination Fee” has the meaning ascribed thereto in Section 7.3(b)(iii); and
“Whistler Termination Fee Event” has the meaning ascribed thereto in Section 7.3(c).
1.2    Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.
1.3    Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.
1.4    Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5    Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.
1.6    Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of (a) Vail shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature in respect of Vail required to be made shall be made in accordance with U.S. GAAP consistently applied; and (b) Whistler shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in respect of Whistler required to be made shall be made in accordance with IFRS consistently applied.
1.7    Knowledge

(a)
In this Agreement, references to “the knowledge of Whistler” means the actual knowledge of any of the Chief Executive Officer, the Chief Financial Officer and the General Counsel and Corporate Secretary of Whistler, and is deemed to include the knowledge that each would have if he had made reasonable inquiries.

(b)
In this Agreement, references to “the knowledge of Vail” means the actual knowledge of any of the Chief Executive Officer, the Chief Financial Officer and the General Counsel and Secretary of Vail, and is deemed to include the knowledge that each would have if he had made reasonable inquiries.

1.8    Statutes

Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.
1.9    Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:
Schedule A    -    Form of Plan of Arrangement
Schedule B    -    Form of Arrangement Resolution
Schedule C    -    Form of Exchangeable Share Support Agreement
Schedule D    -    Form of Voting and Exchange Trust Agreement
Schedule 3.1     -    Representations and Warranties of Whistler
Schedule 4.1     -    Representations and Warranties of Vail

ARTICLE 2
THE ARRANGEMENT
2.1    Arrangement

Whistler and Vail agree that the Arrangement will be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.
2.2    Vail Approval

Vail represents and warrants to Whistler that the Vail Board has unanimously determined that the Arrangement and entry into this Agreement are in the best interests of Vail.
2.3    Whistler Approval

Whistler represents and warrants to Vail that:
(a)    the Whistler Board has unanimously determined that:

(i)	the Arrangement is fair to Whistler Shareholders;

(ii)	it will recommend that Whistler Shareholders vote in favour of the Arrangement Resolution; and

(iii)	the Arrangement and entry into this Agreement are in the best interests of Whistler; and

(b)
the Special Committee of the Whistler Board has received an oral opinion from Greenhill & Co. Canada Ltd., the financial advisor to Whistler, that, as of the date of such opinion and subject to the assumptions and limitations set out therein, the Consideration to be received by Whistler Shareholders pursuant to the Arrangement is fair from a financial point of view to Whistler Shareholders.

2.4    Interim Order

As soon as reasonably practicable following the execution of this Agreement, but in any event no later than September 2, 2016, Whistler shall apply to the Court in a manner acceptable to Vail, acting reasonably, pursuant to Section 291 of the BCBCA and prepare, file and diligently pursue an application to the Court for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Shareholder Meeting and for the manner in which such notice is to be provided;

(b)
that the requisite approval for the Arrangement Resolution shall be: (i) 66⅔% of the votes cast on the Arrangement Resolution by Whistler Shareholders present in person or represented by proxy at the Shareholder Meeting voting together as a single class; and (ii) if, and to the extent, required, a simple majority of the votes cast by Whistler Shareholders present in person or represented by proxy at the Shareholder Meeting excluding the votes cast by Whistler Shareholders that are required to be excluded pursuant to MI 61-101 for purposes of the Arrangement;

(c)
that it is the intention of Vail and Exchangeco to rely upon Section 3(a)(10) of the U.S. Securities Act in connection with the offer and sale of Consideration Shares in accordance with the Arrangement, based on the Court’s approval of the Arrangement, which approval through the issuance of the Final Order will constitute its determination of the fairness of the Arrangement;

(d)	that the Shareholder Meeting may be adjourned or postponed from time to time by the Whistler Board subject to the terms of this Agreement without the need for additional approval of the Court;

(e)
that the record date for Whistler Shareholders entitled to notice of and to vote at the Shareholder Meeting will not change in respect of any adjournment(s) or postponement(s) of the Shareholder Meeting;

(f)
that, in all other respects, other than as ordered by the Court, the terms, conditions and restrictions of the constating documents of Whistler, including quorum requirements and other matters, shall apply in respect of the Shareholder Meeting;

(g)	for the grant of the Dissent Rights to registered holders of Whistler Shares as set forth in the Plan of Arrangement;

(h)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(i)	for such other matters as Vail may reasonably require, subject to obtaining the prior consent of Whistler, such consent not to be unreasonably withheld or delayed.

2.5    Shareholder Meeting

Subject to the terms of this Agreement and (except in respect of Section 2.5(b)) receipt of the Interim Order, Whistler shall:

(a)
convene and conduct the Shareholder Meeting in accordance with its constating documents, the Interim Order and applicable Laws, as soon as reasonably practicable, and in any event on or before October 7, 2016;

(b)
in consultation with Vail, fix and publish a record date for the purposes of determining Whistler Shareholders entitled to receive notice of and vote at the Shareholder Meeting and give notice to Vail of the Shareholder Meeting;

(c)	allow Vail’s representatives and legal counsel to attend the Shareholder Meeting;

(d)	not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Shareholder Meeting without Vail’s prior written consent, except:

(i)
as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Law or by a Governmental Entity or by valid Whistler Shareholder action (which action is not solicited or proposed by Whistler or the Whistler Board and subject to compliance by Whistler with Section 5.5(c)); or

(ii)	as otherwise expressly permitted under this Agreement;

(e)
use commercially reasonable efforts to solicit proxies in favour of the Arrangement Resolution, including, if so requested by Vail and at the expense of Vail, using the services of dealers and proxy solicitation firms to solicit proxies in favour of the approval of the Arrangement Resolution, provided that Whistler shall not be required to continue to solicit proxies in favour of the Arrangement Resolution if there has been a Whistler Change in Recommendation;

(f)
provide Vail with copies of or access to information regarding the Shareholder Meeting generated by any dealer or proxy solicitation services firm engaged by Whistler, as requested from time to time by Vail;

(g)
promptly advise Vail as frequently as Vail may reasonably request, and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Shareholder Meeting, as to the aggregate tally of the proxies received by Whistler in respect of the Arrangement Resolution;

(h)
promptly advise Vail of any written communication from any Whistler Shareholder in opposition to the Arrangement (except for non-substantive communications from any Whistler Shareholder that purports to hold less than 38,000 Whistler Shares (provided that communications from such Whistler Shareholders are not substantive in the aggregate)), written notice of dissent or purported exercise by any Whistler Shareholder of Dissent Rights received by Whistler in relation to the Arrangement and any withdrawal of Dissent Rights received by Whistler and any written communications sent by or on behalf of Whistler to any Whistler Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement;

(i)	not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of Vail;

(j)
not change the record date for the Whistler Shareholders entitled to vote at the Shareholder Meeting in connection with any adjournment or postponement of the Shareholder Meeting unless required by Law; and

(k)
at the reasonable request of Vail from time to time, promptly provide Vail with a list (in both written and electronic form) of: (i) the registered Whistler Shareholders, together with their addresses and respective holdings of Whistler Shares; (ii) the names and addresses and holdings of all Persons having rights issued by Whistler to acquire Whistler Shares (including Whistler Equity Award Holders); and (iii) participants in book-based systems and non-objecting beneficial owners of Whistler Shares, together with their addresses and respective holdings of Whistler Shares. Whistler shall from time to time require that its registrar and transfer agent furnish Vail with such additional information, including updated or additional lists of Whistler Shareholders and lists of holdings and other assistance as Vail may reasonably request.

2.6    Whistler Circular

(a)
(i) As promptly as reasonably practicable following execution of this Agreement, Whistler shall prepare the Whistler Circular together with any other documents required by applicable Laws in connection with the Shareholder Meeting; and (ii) as promptly as reasonably practicable after obtaining the Interim Order, file the Whistler Circular in all jurisdictions where the same is required to be filed and mail the Whistler Circular to each Whistler Shareholder and any other Person as required under applicable Laws and by the Interim Order, in each case, so as to permit the Shareholder Meeting to be held by the date specified in Section 2.5(a).

(b)
On the date of mailing thereof, Whistler shall ensure that the Whistler Circular complies in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit Whistler Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Shareholder Meeting, and, without limiting the generality of the foregoing, shall ensure that the Whistler Circular will not contain any misrepresentation (except that Whistler shall not be responsible for any information included in the Whistler Circular relating to Vail and its affiliates and the Consideration Shares that was provided by Vail expressly for inclusion in the Whistler Circular pursuant to Section 2.6(d)). The Whistler Circular shall also contain such information as may be required to allow Vail and Exchangeco to rely upon the exemption from registration provided under Section 3(a)(10) of the U.S. Securities Act with respect to the offer and sale of the Consideration Shares pursuant to the Arrangement.

(c)
The Whistler Circular shall: (i) include a copy of the Fairness Opinion; (ii) state that the Whistler Board has received the Fairness Opinion, and has unanimously determined, after receiving legal and financial advice, that the Arrangement is fair to Whistler Shareholders and that the Arrangement and entry into this Agreement are in the best interests of Whistler; (iii) contain the unanimous recommendation of the Whistler Board to Whistler Shareholders that they vote in favour of the Arrangement Resolution (the “Whistler Board Recommendation”); and (iv) include statements that each of the Locked-Up Shareholders has signed a Voting Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Whistler Shares in favour of the Arrangement Resolution.

(d)
Vail shall provide Whistler with all information regarding Vail, its affiliates and the Consideration Shares, including any pro forma financial statements, as required by applicable Laws for inclusion in the Whistler Circular or in any amendments or supplements to such Whistler Circular, including all details relevant to the tax elections contemplated by Section 5.13. Vail shall ensure that such information does not include any misrepresentation concerning Vail, its affiliates and the Consideration Shares, and will indemnify Whistler for all claims, losses, costs and expenses incurred by Whistler in respect of any such misrepresentation or alleged misrepresentation contained in any information regarding Vail, its affiliates and the Consideration Shares included in the Whistler Circular that was provided by Vail expressly for inclusion in the Whistler Circular pursuant to this Section 2.6(d). Vail and Whistler shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Whistler Circular and to the identification in the Whistler Circular of each such advisor.

(e)
Vail and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Whistler Circular and related documents prior to the Whistler Circular being printed and filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by Vail and its legal counsel, provided that all information relating solely to Vail and its affiliates included in the Whistler Circular shall be in form and content approved in writing by Vail, acting reasonably. Whistler shall provide Vail with final copies of the Whistler Circular prior to the mailing to Whistler Shareholders.

(f)
Whistler and Vail shall each promptly notify the other if at any time before the Effective Date either becomes aware that the Whistler Circular contains a misrepresentation, or otherwise requires an amendment or supplement and the Parties shall co-operate in the preparation of any amendment or supplement to the Whistler Circular as required or appropriate, and Whistler shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Whistler Circular to Whistler Shareholders and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

2.7    Final Order

If: (a) the Interim Order is obtained; and (b) the Arrangement Resolution is passed at the Shareholder Meeting by Whistler Shareholders as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, Whistler shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Whistler Shareholder Approval is obtained.
2.8    Court Proceedings

Subject to the terms of this Agreement, Vail shall cooperate with and assist Whistler in seeking the Interim Order and the Final Order, including by providing to Whistler, on a timely basis, any information reasonably required to be supplied by Vail in connection therewith. Whistler shall provide Vail’s legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Law, Whistler shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.8 or with Vail’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, nothing herein shall require Vail to agree or consent to any increase in or variation in the form of Consideration or other modification or amendment to such filed or served materials that expands or increases Vail’s obligations, or diminishes or limits Vail’s rights, set forth in any such filed or served materials or under this Agreement or the Arrangement. Whistler shall also provide to Vail’s legal counsel on a timely basis, copies of any notice of appearance, evidence or other Court documents served on Whistler in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Whistler indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. Whistler shall ensure that all materials filed with the Court in connection with the Arrangement are consistent with the terms of this Agreement and the Plan of Arrangement. In addition, Whistler shall not object to Vail’s legal counsel making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Whistler is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. Whistler shall also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, Whistler is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Vail.
2.9    U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares issued under the Arrangement will be offered and sold by Vail and Exchangeco, whether in the United States, Canada or any other country, in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate Vail’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Court will be asked to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

(b)
in accordance with Section 2.4(c), prior to the issuance of the Interim Order, the Court will be advised of the intention of Vail and Exchangeco to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Consideration Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)
prior to the issuance of the Interim Order, Whistler will file with the Court a draft copy of the proposed text of the Whistler Circular together with any other documents required by Law in connection with the Shareholder Meeting;

(d)
the Court will be advised that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all Persons who are entitled to receive Consideration Shares pursuant to the Arrangement;

(e)
Whistler will ensure that each Whistler Shareholder and other Person entitled to receive Consideration Shares pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)
the Final Order will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to all Persons entitled to receive Consideration Shares pursuant to the Arrangement;

(g)
the Interim Order will specify that each Person entitled to receive Consideration Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement;

(h)	the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(i)
all Consideration Shares issued to Persons in the United States will be registered or qualified under the securities laws of each state, territory or possession of the United States in which any Person receiving Consideration Shares is located, unless an exemption from such state securities law registration or qualification requirements is available. In addition, the issuer or any Consideration Shares issued to a Person in any state, territory or possession of the United States shall comply with any issuer broker-dealer registration requirement applicable in that state, territory or possession, unless an exemption from such issuer broker-dealer registration requirement is available.

2.10    Arrangement and Effective Date

(a)
The Arrangement shall become effective on the date upon which Whistler and Vail agree in writing as the Effective Date or, in the absence of such agreement, five (5) Business Days following the satisfaction or waiver of all conditions to completion of the Arrangement set out in Article 6 (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party or Parties for whose benefit such conditions exist) and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Law.

(b)
The closing of the Arrangement will take place at the offices of Osler, Hoskin & Harcourt LLP, 1055 West Hastings Street, Suite 1700, The Guinness Tower, Vancouver, British Columbia V6E 2E9 at 10:00 a.m. (Pacific time) on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.11    Payment of Consideration

Vail or Exchangeco will, following receipt by Whistler of the Final Order and prior to the Effective Time, deposit in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) sufficient funds, Vail Shares and Exchangeable Shares to satisfy the aggregate Consideration payable to Whistler Shareholders pursuant to the Plan of Arrangement, plus sufficient funds to satisfy any aggregate cash payment in lieu of fractional Vail Shares.
2.12    Announcement and Shareholder Communications

The Parties agree to issue jointly a press release with respect to this Agreement as soon as practicable after its due execution. Vail and Whistler agree to cooperate in the preparation of presentations, if any, to Whistler Shareholders regarding the transactions contemplated by this Agreement. Each Party shall: (a) not issue any press release or otherwise make public statements with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (b) not make any filing with any Governmental Entity with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall enable the other Party to review and comment on all such press releases prior to the release thereof and shall enable the other Party to review and comment on such filings prior to the filing thereof (other than with respect to confidential information contained in such filing); provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing in accordance with applicable Laws, including U.S. Securities Laws, and if such disclosure or filing is required and the other Party has not reviewed or commented on the disclosure or filing, the Party making such disclosure or filing shall use commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. For the avoidance of doubt, the foregoing shall not prevent either Party from making internal announcements to employees and having discussions with shareholders and financial analysts and other stakeholders so long as such statements and announcements are consistent with and limited in content to that contained in the most recent press releases, public disclosures or public statements made by the Parties. Notwithstanding the foregoing, the provisions of this Section 2.12 related to the approval or contents of filings with Governmental Entities will not apply with respect to filings in connection with the Regulatory Approvals, the Whistler Circular, the Interim Order or the Final Order which are governed by other sections of this Agreement.
2.13    Withholding Taxes

Vail, Whistler, Exchangeco, Callco and the Depositary, as applicable, shall be entitled to deduct and withhold, or direct Vail, Whistler, Exchangeco, Callco or the Depositary to deduct and withhold on their behalf, from any consideration otherwise payable or otherwise deliverable to any Whistler Shareholders (including in their capacity as former holders of Whistler Equity Award Holders) under the Plan of Arrangement such amounts as Vail, Whistler, Exchangeco, Callco or the Depositary, as applicable, are required or reasonably believe to be required to deduct and withhold from such consideration under any provision of any Law in respect of Taxes, but, for greater certainty, the number of Whistler Shares issued to the holders of Whistler Options, Whistler

Performance Awards and Whistler RSUs in settlement of such holder's Whistler Options, Whistler Performance Awards or Whistler RSUs, as the case may be, shall not be reduced to satisfy any such withholding obligation. Any such amounts will be deducted, withheld and remitted from the consideration payable pursuant to the Plan of Arrangement and shall be treated for all purposes under this Agreement as having been paid to Whistler Shareholders (including in their capacity as former holders of Whistler Equity Award Holders) in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.
2.14    Adjustment of Consideration

Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Vail Shares shall have been changed into a different number of shares by reason of any split or consolidation of the issued and outstanding Vail Shares, then the Consideration to be paid per Whistler Share shall be appropriately adjusted to provide to Whistler Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per Whistler Share.
2.15    Guarantee of Vail

Vail hereby unconditionally and irrevocably guarantees the due and punctual performance by Exchangeco of each and every obligation of Exchangeco arising under this Agreement and the Arrangement, including, without limitation, the due and punctual payment of the Consideration pursuant to the Arrangement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF WHISTLER

3.1    Representations and Warranties

Except as set forth in the Whistler Disclosure Letter (which disclosure shall apply against any representations or warranties to which it is reasonably apparent it should relate), Whistler hereby represents and warrants to Vail and Exchangeco the representations and warranties set forth in Schedule 3.1 hereto and acknowledges that Vail and Exchangeco are relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the transactions contemplated herein.
3.2    Disclaimer

Vail agrees and acknowledges that, except as set forth in this Agreement, Whistler makes no representation or warranty, express or implied, at law or in equity, with respect to Whistler, its businesses, its past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.
3.3    Survival of Representations and Warranties

The representations and warranties of Whistler contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF VAIL

4.1    Representations and Warranties

Except as set forth in the Vail Disclosure Letter (which disclosure shall apply against any representations or warranties to which it is reasonably apparent it should relate), Vail hereby represents and warrants to Whistler the representations and warranties set forth in Schedule 4.1 hereto and acknowledges that Whistler is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the transactions contemplated herein.
4.2    Disclaimer

Whistler agrees and acknowledges that, except as set forth in this Agreement, Vail makes no representation or warranty, express or implied, at law or in equity, with respect to Vail, its businesses, its past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.
4.3    Survival of Representations and Warranties

The representations and warranties of Vail contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
ARTICLE 5
COVENANTS

5.1    Covenants of Whistler Regarding the Conduct of Business

Whistler covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except as set out in the Whistler Disclosure Letter, as required or permitted by this Agreement, as required by applicable Law, Governmental Entity or unless Vail shall otherwise agree in writing (such agreement not to be unreasonably withheld, conditioned or delayed):

(a)
Whistler shall and shall cause each of its Subsidiaries to: (i) conduct its and their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to preserve intact its and their present business organization, goodwill, business relationships and assets and to keep available the services of its and their officers and employees as a group;

(b)
without limiting the generality of Section 5.1(a), Whistler shall not, and shall cause each of its Subsidiaries not to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, directly or indirectly:

(i)	amend or propose to amend its articles, notice of articles or other constating documents, including partnership agreements of its Subsidiaries;

(ii)
declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Whistler Shares, except for regular quarterly dividends to Whistler Shareholders in the ordinary course consistent with past practice (for greater certainty, this Section 5.1(b)(ii) shall not restrict distributions by the Partnerships);

(iii)
issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any Whistler Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Whistler Shares or other equity or voting interests or other securities or any shares of its Subsidiaries (including, for greater certainty, Whistler Options, Whistler Performance Awards, Whistler RSUs or any other equity based awards), other than pursuant to the exercise of existing Whistler Options, Whistler Performance Awards and Whistler RSUs in accordance with their terms (as such terms are disclosed in the Data Room);

(iv)	split, combine or reclassify any outstanding Whistler Shares or the securities of any of its Subsidiaries;

(v)	redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire Whistler Shares or other securities of Whistler or any securities of its Subsidiaries;

(vi)	amend the terms of any securities of Whistler or any of its Subsidiaries;

(vii)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Whistler or any of its Subsidiaries;

(viii)	reorganize, amalgamate or merge Whistler or its Subsidiaries with any other Person;

(ix)
sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any assets of Whistler or any of its Subsidiaries or any interest in any assets of Whistler or any of its Subsidiaries, except in the ordinary course of business consistent with past practice and subject to a maximum (in terms of value of such assets or interests therein) of $10,000,000 (whether individually or in the aggregate);

(x)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, or make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries and other than to Subsidiaries in relation to capital expenditures of the Partnerships as referred to in Section 5.1(b)(xi) below), property transfer or purchase of any property or assets of any other Person, other than pursuant to acquisitions in the ordinary course of business consistent with past practice that do not have a purchase or subscription price greater than $15,000,000 in the aggregate (including any assumed indebtedness);

(xi)
incur any capital expenditures or enter into any agreement obligating Whistler or its Subsidiaries to provide for future capital expenditures other than budgeted capital expenditures that both (A) have been approved by the Whistler Board prior to the date of this Agreement; and (B) do not exceed $20,000,000 in the aggregate;

(xii)	make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by IFRS or by applicable Law;

(xiii)	reduce the stated capital of the shares of Whistler or any of its Subsidiaries;

(xiv)
other than pursuant to a Contract in existence on the date hereof and disclosed in the Data Room, pre-existing indebtedness of any Person acquired by Whistler in acquisitions permitted by Section 5.1(b)(x) or capital expenditures permitted by Section 5.1(b)(xi), incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person or make any loans or advances;

(xv)
pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, rights, liabilities or obligations (including any litigation, proceeding or investigation by any Governmental Entity) other than:

(A)
the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in Whistler’s financial statements (or in those of any of its Subsidiaries) or incurred in the ordinary course of business; or

(B)	payment of any fees related to the Arrangement;

(xvi)
enter into any agreement that, if entered into prior to the date hereof, would have been a Whistler Material Contract, or modify, amend in any material respect, transfer or terminate any Whistler Material Contract, or waive, release, or assign any material rights or claims thereto or thereunder;

(xvii)
enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other financial instruments or like transaction, other than in the ordinary course of business consistent with past practice;

(xviii)	materially change the business carried on by Whistler and its Subsidiaries, as a whole;

(xix)
except as required by the terms of the Whistler Benefit Plans or any written employment Contracts in effect on the date of this Agreement and disclosed in the Data Room, (A) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer or employee of Whistler or any of its Subsidiaries; (B) grant, accelerate, or increase any payment, award (equity or otherwise) or other benefits payable to, or for the benefit of, any director, officer or employee of Whistler or any of its Subsidiaries; (C) increase the coverage, contributions, funding requirements or benefits available under any Whistler Benefit Plan or create any new plan which would be considered to be a Whistler Benefit Plan once created; (D)

increase compensation (in any form), bonus levels or other benefits payable to any director, officer, employee or consultant of Whistler or any of its Subsidiaries or grant any general increase in the rate of wages, salaries, bonuses or other remuneration, except in the ordinary course of business consistent with past practice; (E) make any material determination under any Whistler Benefit Plan that is not in the ordinary course of business consistent with past practice; or (F) take or propose any action to effect any of the foregoing;

(xx)	make any bonus or profit sharing distribution or similar payment of any kind;

(xxi)	terminate the employment of any officer or Senior Employee, except for cause; or

(xxii)
take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted, and use its commercially reasonable efforts to maintain such Authorizations;

(c)
Whistler shall use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies maintained by Whistler or any of its Subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to Section 5.12(a), neither Whistler nor any of its Subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

(d)	Whistler and each of its Subsidiaries shall:

(i)	not take any action inconsistent with past practice relating to the filing of any Tax Return or the withholding, collecting, remitting and payment of any Tax;

(ii)
not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income tax return for the taxation year ended September 30, 2015, except as may be required by applicable Laws;

(iii)	not make or revoke any material election relating to Taxes, other than any election that has yet to be made in respect of any event or circumstance occurring prior to the date of the Agreement;

(iv)	not enter into any Tax sharing, Tax allocation, Tax related waiver or Tax indemnification agreement;

(v)	not settle (or offer to settle) any Tax claim, audit, proceeding or re-assessment that would reasonably be expected to be material to Whistler and its Subsidiaries, taken as a whole; and

(vi)
keep Vail reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax investigation (other than ordinary course communications which could not reasonably be expected to be material to Whistler and its Subsidiaries, taken as a whole); and

(e)
Whistler shall not authorize, agree to, propose, enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other subsections of this Section 5.1 or resolve to do so.

5.2    Covenants of Vail Regarding the Conduct of Business

Vail covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except as set out in the Vail Disclosure Letter, as required or permitted by this Agreement, as required by applicable Law, Governmental Entity or existing Contract or unless Whistler shall otherwise agree in writing (such agreement not to be unreasonably withheld, conditioned or delayed):

(a)
Vail shall and shall cause each of its Subsidiaries to: (i) in all material respects conduct the business of Vail and its Subsidiaries (taken as a whole) only in, and not take any action except in, the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to preserve intact the present business organization, goodwill, business relationships and assets of Vail and its Subsidiaries (taken as a whole) and to keep available the services of their officers and employees as a group;

(b)	without limiting the generality of Section 5.2(a), Vail shall not, directly or indirectly:

(i)
amend or propose to amend its articles, by-laws or other constating documents in a manner that would impact the value of the Consideration (other than to effect a split or consolidation of the issued and outstanding Vail Shares (which split or consolidation shall be subject to Section 2.14));

(ii)
declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Vail Shares, except for regular quarterly dividends to Vail Shareholders in the ordinary course consistent with past practice;

(iii)
redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire Vail Shares or other securities of Vail, other than ordinary course purchases of Vail Shares made in the public markets and at then prevailing market price;

(iv)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Vail;

(v)	merge Vail with any other Person, other than a wholly-owned Subsidiary of Vail;

(vi)	reduce the stated capital of the shares of Vail;

(vii)	materially change the business carried on by Vail and its Subsidiaries, taken as a whole;

(viii)
issue or agree to issue in any single transaction or series of related transactions that number of Vail Shares that would exceed 20% of the Vail Shares outstanding as at the date of this Agreement (not including the Consideration Shares or any Vail Shares issuable upon the exercise of Vail convertible securities outstanding as at the date of this Agreement); or

(ix)	take any action that would result in the need for Vail stockholder approval of the transactions contemplated by this Agreement; and

(c)
Vail shall not authorize, agree to, propose, enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other subsections of this Section 5.2 or resolve to do so.

5.3    Covenants of Vail Relating to the Exchangeable Shares

Vail shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)	at least five (5) Business Days prior to the Effective Date, incorporate and organize Callco under the laws of the Province of British Columbia;

(b)	create the Exchangeable Shares prior to the Effective Time in a manner reasonably acceptable to Whistler;

(c)
at the Effective Time, execute and deliver and cause Exchangeco and Callco to execute and deliver each of the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement, as applicable;

(d)
apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the TSX by the Effective Time of the Exchangeable Shares issuable pursuant to the Arrangement;

(e)
apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the NYSE by the Effective Time of the Vail Shares issuable pursuant to the Arrangement;

(f)
apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the NYSE of the Vail Shares issuable pursuant to the exchange or exercise of the Exchangeable Shares; and

(g)
not take any action which could reasonably be expected to prevent the exchange of Whistler Shares for consideration that includes Exchangeable Shares under the Arrangement by Eligible Holders who make and file a valid tax election under subsection 85(1) or (2) of the Tax Act as described and on the terms set forth in the Plan of Arrangement from being treated as a tax-deferred transaction for purposes of the Tax Act if such holders are otherwise eligible for such treatment.

5.4    Covenants of Vail regarding Blue-Sky Laws

Vail shall use its commercially reasonable efforts ensure that the Vail Shares and the Exchangeable Shares to be issued pursuant to the Arrangement shall, at the Effective Time, either be registered or qualified under all applicable U.S. state securities laws, or exempt from such registration and qualification requirements.
5.5    Mutual Covenants of the Parties Relating to the Arrangement

Each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, during that period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)
other than in connection with obtaining the Regulatory Approvals, which approvals shall be governed by the provisions of Section 5.8, it shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use all commercially reasonable efforts to, satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its commercially reasonable efforts to promptly: (i) obtain all necessary waivers, consents and approvals required to be obtained by it from parties to Whistler Material Contracts or Vail Material Contracts, as the case may be; (ii) obtain all necessary and material Authorizations as are required to be obtained by it or any of its Subsidiaries under applicable Laws; (iii) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement, including delivery of the certificates of their respective officers contemplated by Sections 6.2(a), 6.2(b), 6.2(c), 6.3(a), 6.3(b) and 6.3(c); and (iv) co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;

(b)
it shall not take any action, shall refrain from taking any action, and shall not permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, materially impede or materially delay the consummation of the Arrangement or the other transactions contemplated herein;

(c)
it shall use commercially reasonable efforts to: (A) defend all lawsuits or other legal, regulatory or other Proceedings against itself or any of its Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; (B) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order, including Orders, relating to itself or any of its Subsidiaries which may materially adversely affect the ability of the Parties to consummate the Arrangement; and (C) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the Arrangement, any Law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Whistler or Vail from consummating the Arrangement; and

(d)
it shall carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it or its Subsidiaries or affiliates with respect to the transactions contemplated hereby.

5.6    Covenants of Whistler Relating to Incentive Awards

At the request of Vail, Whistler shall take such action as is reasonably necessary or desirable under the terms of the Whistler Omnibus Incentive Plan, to facilitate the surrender and termination of all Whistler RSUs, Whistler Performance Awards and the Whistler Options at or prior to the Effective Time on the terms contemplated in the Plan of Arrangement. Vail acknowledges and agrees that Vail, Whistler or any other Person that makes a payment to a holder of Whistler Options in connection with the surrender or termination of the Whistler Options will forego any deduction under the Tax Act with respect to such payment and will comply with the requirements described in subsection 110(1.1) of the Tax Act.

5.7    Board of Directors of Vail

Vail shall take all necessary actions to ensure that upon the completion of the Arrangement, the Vail Board immediately after the Effective Time shall include one director identified by Whistler and agreed upon by the Parties (acting reasonably), provided that the individual identified by Whistler is a “resident Canadian” (as that term is defined in the Canada Business Corporations Act) and is a member of the Whistler Board on the date of this Agreement.
5.8    Regulatory Approvals

(a)
Each of Vail and Whistler shall, within fifteen (15) Business Days after the date of this Agreement, file their respective Part IX notification under the Competition Act in respect of the transactions contemplated by this Agreement.

(b)
Vail shall, as soon as reasonably possible, file an application for an Advance Ruling Certificate or No-Action Letter under the Competition Act in respect of the transactions contemplated by this Agreement.

(c)
Vail shall, within fifteen (15) Business Days after the date of this Agreement, file an application for review under the Investment Canada Act with the Investment Review Division of Innovation, Science and Economic Development Canada and the Cultural Sector Investment Review Division of Department of Canadian Heritage.

(d)
Each of Vail and Whistler shall file, as promptly as practicable after the date of this Agreement, any other filings or notifications under any other applicable federal, provincial, state or foreign Law required to obtain any Regulatory Approvals.

(e)	All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be the sole responsibility of Vail.

(f)	With respect to obtaining the Regulatory Approvals, each of Vail and Whistler shall:

(i)
not extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to not consummate the transactions contemplated by this Agreement, except upon the prior consent of the other Party;

(ii)
promptly notify the other Party of written or oral communications of any nature from a Governmental Entity relating to any Regulatory Approval and provide the other Party with copies thereof, except to the extent of competitively or commercially sensitive information in respect of any Regulatory Approval, which competitively sensitive and/or commercially sensitive information will be provided only to the external legal counsel or external expert of the other and shall not be shared by such counsel or expert with any other Person;

(iii)
subject to Sections 5.8(f)(ii), 5.8(f)(iv) and 5.8(f)(v), respond as promptly as reasonably possible to any inquiries or requests received from a Governmental Entity in respect of any Regulatory Approval;

(iv)
permit the other Party to review in advance any proposed written communications of any nature with a Governmental Entity in respect of any Regulatory Approval, and provide the other Party with final copies thereof except in respect of competitively or commercially sensitive information, which competitively and/or commercially sensitive information will be redacted from the draft written communications to be shared with the other Party pursuant to this Section 5.8(f)(iv) and will be provided (on an unredacted basis) only to the external legal counsel or external expert of the other and shall not be shared by such counsel or expert with any other Person; and

(v)
not participate in any meeting or discussion (whether in person, by phone or otherwise) with a Governmental Entity in respect of any Regulatory Approval unless it consults with the other Party in advance and gives the other Party the reasonable opportunity to attend and participate thereat (subject to Section 5.8(h)).

(g)
In order to permit and cause the Effective Time to occur as soon as possible and prior to the Outside Date, each of Vail and Whistler shall use its commercially reasonable efforts to, or cause to be done, all commercially reasonable things necessary, proper or advisable to obtain the Competition Act Approval prior to the Outside Date.

(h)
Notwithstanding any other provision of this Agreement, Vail will use its commercially reasonable efforts to secure Investment Canada Act Approval. To the extent that Whistler attends or participates in any meeting or discussion in connection with obtaining the Investment Canada Act Approval, Whistler will co-operate with, and be supportive of, Vail in such meeting or discussion.

(i)
Notwithstanding any other provision of this Agreement, each of Vail and Whistler shall not, and shall cause their respective Subsidiaries not to, enter into, or agree to enter into, any agreement to acquire any Canadian ski resort (or any interest therein) (other than the acquisition of Whistler pursuant to this Agreement), whether directly or indirectly, after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Date, that would be reasonably likely to (i) materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Effective Date, (ii) materially increase the risk of any Governmental Entity undertaking a materially more significant or longer review of the transactions contemplated by this Agreement or entering an order prohibiting the consummation of the transactions contemplated by this Agreement, including the Arrangement, (iii) materially increase the risk of not being able to have vacated, lifted, reversed or overturned any such order on appeal or otherwise, or (iv) otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, including the Arrangement; provided that, the foregoing shall not require any Party to waive any of the conditions set forth in Article 6.

5.9    Non-Solicitation

(a)
Except as otherwise expressly provided in this Section 5.9, Whistler shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of Whistler or any of its Subsidiaries (collectively, the “Representatives”):

(i)
solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

(ii)
enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than Vail and its Subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an Acquisition Proposal, it being acknowledged and agreed that, provided Whistler is then in compliance with its obligations under this Section 5.9, Whistler may (a) advise a Person who has submitted a written Acquisition Proposal of the restrictions in this Agreement, or (b) advise a Person who has submitted a written Acquisition Proposal that their Acquisition Proposal does not constitute a Superior Proposal;

(iii)
approve or recommend, or publicly propose to approve or recommend, or take no position or remain neutral with respect to, any publicly announced Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than seven (7) Business Days following the public announcement of such Acquisition Proposal will not be considered to be in violation of this Section 5.9(a)(iii) provided the Whistler Board has rejected such Acquisition Proposal and affirmed the Whistler Board Recommendation by press release before the end of such seven (7) Business Day period (or in the event that the Shareholder Meeting is scheduled to occur within such seven (7) Business Day period, prior to the third (3rd) Business Day prior to the date of the Shareholder Meeting) and further provided that Whistler shall provide Vail and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by Vail and its counsel;

(iv)
accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.9(e)); or

(v)	make a Whistler Change in Recommendation.

(b)
Whistler shall, and shall cause its Subsidiaries and Representatives to, immediately cease any existing solicitation, discussions, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than Vail and its Subsidiaries or affiliates) conducted by Whistler or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and, in connection therewith, Whistler will discontinue access to and disclosure of its and its Subsidiaries’ confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise) and shall as soon as possible request, and exercise all rights it has (or cause its Subsidiaries to exercise any rights that they have) to require the return or destruction of all confidential information regarding Whistler and its Subsidiaries previously provided in connection therewith to any Person other than Vail to the extent such information has not already been returned or destroyed.

(c)
Whistler represents and warrants as of the date of this Agreement that neither Whistler nor any of its Subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Whistler or any of its Subsidiaries is a Party, except to permit submissions of expressions of interest prior to the date of this Agreement. Subject to Section 5.9(e), Whistler covenants and agrees that (i) Whistler shall use commercially reasonable efforts to enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Whistler or any of its Subsidiaries is a party, and (ii) neither Whistler nor any of its Subsidiaries nor any of their respective Representatives have released or will, without the prior written consent of Vail (which may be withheld or delayed in Vail’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting Whistler, or any of its Subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Whistler or any of its Subsidiary is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction in accordance with its terms shall not be a breach of this Section 5.9(c).

(d)
Whistler shall as soon as practicable, and in any event, within 24 hours, notify Vail (orally at first and then in writing) if it receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, of such Acquisition Proposal, inquiry, proposal or offer, including the identity of the Person making such Acquisition Proposal, inquiry, proposal or offer and the material terms and conditions thereof and copies of all material or substantive documents received in respect of, from or on behalf of any such Person. Whistler shall keep Vail promptly and fully informed of the status of developments and discussions and negotiations with respect to such Acquisition Proposal, inquiry, proposal or offer, including any material changes, modifications or other amendments thereto.

(e)
Notwithstanding any other provision of this Agreement or any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction between Whistler and any other Person, if at any time following the date of this Agreement and prior to the Whistler Shareholder Approval having been obtained, Whistler receives a request for material non-public information, or to enter into discussions, from a Person that proposes to Whistler an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 5.9 (and which has not been withdrawn) and the Whistler Board determines, in good faith after consultation with its outside financial and legal advisors, that such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal (disregarding, for the purposes of such determination, any due diligence access condition to which such Acquisition Proposal is subject), then, and only in such case, Whistler may:

(i)
provide the Person making such Acquisition Proposal with, or access to, information regarding Whistler and its Subsidiaries, but only to the extent that Vail had previously been, or is concurrently, provided with, or access to, the same information; and/or

(ii)
enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal, regardless of whether such Person was restricted from making such Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction and regardless of the covenants in Section 5.9(c), if, and only if:

(iii)	Whistler has entered into a confidentiality agreement on terms no less favourable in aggregate to Whistler than the Confidentiality Agreement; and

(iv)	Whistler has been, and continues to be, in compliance in all material respects with this Section 5.9.

(f)
Whistler shall not accept, approve or enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal (a “Proposed Agreement”), other than a confidentiality agreement as contemplated by Section 5.9(e)(iii), unless:

(i)	the Whistler Board determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	the Whistler Shareholder Approval has not been obtained;

(iii)	Whistler has been, and continues to be, in compliance in all material respects with this Section 5.9;

(iv)
Whistler has provided Vail with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Proposed Agreement relating to such Superior Proposal;

(v)
five (5) Business Days (the “Response Period”) shall have elapsed from the date Vail received the notice and documentation referred to in Section 5.9(f)(iv) from Whistler and, if Vail has proposed to amend the terms of the Arrangement in accordance with Section 5.9(g), the Whistler Board shall have determined, in good faith, after consultation with its outside financial and legal advisors, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Arrangement by Vail;

(vi)
prior to entering into such definitive agreement, understanding or arrangement Whistler terminates this Agreement in accordance with Section 7.2(a)(iv)(B) and concurrently pays to Vail the amount required to be paid pursuant to Section 7.3; and

(vii)	Whistler enters into a definitive agreement, understanding or arrangement with respect to such Acquisition Proposal within five (5) Business Days after the expiry of the Response Period.

(g)
Whistler acknowledges and agrees that, during the Response Period or such longer period as Whistler may approve for such purpose, Vail shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including an increase in, or modification of, the Consideration. The Whistler Board will review any such proposal to determine in good faith whether Vail’s proposal to amend the Agreement would result in the Acquisition Proposal ceasing to be a Superior Proposal. If the Whistler Board determines that the Acquisition Proposal is not a Superior Proposal as compared to the proposed amendments to the terms of the Agreement, it will promptly advise Vail and enter into an amended agreement with Vail reflecting such proposed amendments. Each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 5.9 and Vail shall be afforded a new Response Period in respect of each such Acquisition Proposal from the date on which Vail received the notice and documentation referred to in Section 5.9(f)(iv) in respect of such new Superior Proposal from Whistler.

(h)
In circumstances where Whistler provides Vail with notice of a Superior Proposal and all documentation contemplated by Section 5.9(f)(iv) on a date that is less than seven (7) Business Days prior to the Shareholder Meeting, Whistler may, or if and as requested by Vail, Whistler shall, either proceed with or postpone the Shareholder Meeting to a date that is not more than seven (7) Business Days after the scheduled date of such Shareholder Meeting, as directed by Vail, provided, however, that the Shareholder Meeting shall not be adjourned or postponed to a date later than the seventh (7th) Business Day prior to the Outside Date.

(i)
Nothing in this Agreement shall prohibit the Whistler Board from making a Whistler Change in Recommendation or from making any other disclosure to any securityholders prior to the Whistler Shareholder Approval having been obtained, if, in the good faith judgment of the Whistler Board, after consultation with outside legal counsel, failure to take such action would be inconsistent with the Whistler Board’s exercise of its fiduciary duties or such action is otherwise required under applicable Law (including by responding to an Acquisition Proposal under a directors’ circular or otherwise as required under applicable Securities Laws); provided that:

(i)	no Whistler Change in Recommendation may be made in relation to an Acquisition Proposal unless the requirements of Section 5.9(f)(i)- 5.9(f)(v), inclusive, have been satisfied; and

(ii)	prior to making a Whistler Change in Recommendation, Whistler shall give to Vail not less than 48 hours’ notice of its intention to make such a Whistler Change in Recommendation.

(j)
Without limiting the generality of the foregoing, Whistler shall advise its Subsidiaries and its Representatives of the prohibitions set out in this Section 5.9 and any violation of the restrictions set forth in this Section 5.9 by Whistler, its Subsidiaries or Representatives is deemed to be a breach of this Section 5.9 by Whistler.

5.10    Access to Information; Confidentiality

(a)
From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Laws, Whistler shall, and shall cause its Representatives to, afford to Vail and its representatives such access as Vail may reasonably require at all reasonable times, including, for the purpose of facilitating integration business planning, to its officers, employees, agents, properties, books, records and contracts, and shall furnish Vail with all data and information as Vail may reasonably request.

(b)
Vail and Whistler acknowledge and agree that information furnished pursuant to this Section 5.10 shall be subject to the terms and conditions of the Confidentiality Agreement. Any such investigation by Vail and its representatives shall not mitigate, diminish or affect the representations and warranties of Whistler contained in this Agreement or any document or certificate given pursuant hereto.

5.11    Employment Arrangements

(a)
Vail covenants and agrees that, from and after the Effective Time, Vail will cause Whistler, and any successor to Whistler, to agree to honour, perform or cause to be performed all existing employment, indemnification, retention and change of control agreements and other compensation and employment and severance obligations of Whistler and all arrangements for the benefit of the officers or employees of Whistler party thereto, to the extent disclosed in the Data Room, and will cause Whistler to make payment of amounts payable under any employment and retention agreements and incentive and deferred compensation plans or arrangements (including, without limitation, Whistler’s short term incentive plan), to the extent disclosed in the Data Room, that are not paid out at the Effective Time pursuant to the Plan of Arrangement or otherwise, provided that nothing in this Section 5.11(a) shall give any employee or officer any right to continued employment or impair in any way the right of Whistler to terminate the employment of any employee or officer.

5.12    Insurance and Indemnification

(a)
Prior to the Effective Time, Whistler shall purchase customary “tail” policies of directors’ and officers’ liability insurance from a reputable and financially sound insurance carrier and containing terms and conditions no less favourable in the aggregate to the protection provided by the policies maintained by Whistler and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time and Whistler will, and will cause its Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Time; provided, that Whistler and its Subsidiaries shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 300% of Whistler’s current annual aggregate premium for policies currently maintained by Whistler or its Subsidiaries.

(b)
Whistler will, and will cause its Subsidiaries to, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of Whistler and its Subsidiaries under Law and, to the extent that they are disclosed in the Whistler Disclosure Letter, under the articles or other constating documents of Whistler and/or its Subsidiaries or under any agreement or contract of any indemnified person with Whistler or with any of its Subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement, and, to the extent within the control of Whistler, Whistler shall ensure that the same shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified person and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Date.

(c)	From and following the Effective Time, Vail will cause Whistler to comply with its obligations under Section 5.12(a) and Section 5.12(b).

(d)
If Whistler or Vail or any of their successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other person and shall not be the continuing or surviving corporation or entity; or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns and transferees of Whistler or Vail, as the case may be, shall assume all of the obligations of Whistler or Vail, as applicable, set forth in this Section 5.12.

(e)
The provisions of this Section 5.12 are intended for the benefit of, and shall be enforceable by, each insured or indemnified Person, his or her heirs and his or her legal representatives and, for such purpose, Whistler hereby confirms that it is acting as trustee on their behalf, and agrees to enforce the provisions of this Section 5.12 on their behalf. Furthermore, this Section 5.12 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

5.13    Section 85 Elections

Where an Eligible Holder desires to so elect, Exchangeco shall make a joint election with such Whistler Shareholder in respect of its disposition of its Whistler Shares pursuant to Section 85 of the Tax Act (and any similar provision of any applicable provincial Tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement. The agreed amount under such joint elections shall be determined by each such Whistler Shareholder in his or her sole discretion within the limits set out in the Tax Act.
5.14    Pre-Acquisition Reorganization

(a)
Subject to Section 5.14(b), Whistler agrees that, upon request of Vail, Whistler shall (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as Vail may request prior to the Effective Date, acting reasonably (each a “Pre-Acquisition Reorganization”), and the Plan of Arrangement, if required, shall be modified accordingly and (ii) cooperate with Vail and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken.

(b)
Whistler and its Subsidiaries will not be obligated to participate in any Pre-Acquisition Reorganization under Section 5.12(a) unless such Pre-Acquisition Reorganization in the opinion of Whistler acting reasonably:

(i)	can be completed immediately prior to the Effective Date, and can be unwound in the event the Arrangement is not consummated without adversely affecting Whistler in any material manner;

(ii)
is not prejudicial to Whistler or to Whistler Shareholders, as a whole, in any material respect and cannot reasonably be expected to result in any taxes being imposed on, or any adverse tax or other consequences to any Whistler Shareholders incrementally greater than the taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization;

(iii)	does not require Whistler to contravene any applicable Laws, or its organization documents; and

(iv)	does not impair the ability of Whistler to consummate, and will not materially delay the consummation of, the Arrangement or the making of any Superior Proposal by any other person.

(c)
Vail must provide written notice to Whistler of any proposed Pre-Acquisition Reorganization in reasonable written detail at least ten (10) Business Days prior to the Effective Date. Upon receipt of such notice, Whistler and Vail shall work cooperatively and use their best efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement and shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the Business Day ending immediately prior to the Effective Date (but after Vail has waived or confirmed that all of the conditions set out in Section 6.1 and Section 6.2 have been satisfied).

(d)
Vail agrees that it will be responsible for all reasonable costs and expenses associated with any Pre-Acquisition Reorganization to be carried out at its request and shall indemnify and save harmless Whistler and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization (including in respect of any reversal, modification or termination of a Pre-Acquisition Reorganization) and that any Pre-Acquisition Reorganization will not be considered in determining whether a representation or warranty of Whistler under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract). If the Arrangement is not completed, Vail shall reimburse Whistler forthwith for all reasonable fees and expenses (including any professional fees and expenses and taxes) incurred by Whistler in considering or effecting all or any part of the Pre-Acquisition Reorganization and shall be responsible for any fees, expenses and costs (including professional fees and expenses and taxes) of Whistler in reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to the Effective Date.

5.15    Financing Assistance

Whistler shall provide, and shall use its commercially reasonable efforts to cause its Representatives to provide, to Vail cooperation reasonably requested by Vail in connection with any financing entered into in connection with the Arrangement, compliance with or modifications to or waivers of the provisions of any indebtedness of Whistler or its Subsidiaries and/or the replacement, retirement, satisfaction or discharge of any indebtedness of Whistler or its Subsidiaries (collectively, the “Financing”), including:

(a)
furnishing Vail and the proposed lenders, as promptly as reasonably practicable, with such financial and other reasonably required information regarding Whistler and its Subsidiaries (information required to be delivered under this clause (a) being referred to as the “Required Information”), provided that competitively sensitive information may be provided only to external counsel of Vail or the proposed lender;

(b)
using its commercially reasonable efforts to facilitate the pledging of collateral in connection with the Financing (subject to the occurrence of the Effective Time) including facilitating the execution and delivery of any customary collateral documents and other customary certificates and documents as may reasonably be requested by Vail;

(c)	assisting Vail and the proposed lenders in the preparation of bank information memoranda and other marketing and rating agency materials for the Financing;

(d)	cooperating with Vail to obtain customary corporate and facilities ratings including for Whistler and the Financing; and

(e)	obtaining customary payoff letters, redemption notices, releases of Liens and instruments of termination or discharge,

provided that: (A) such requested co-operation is made on reasonable notice and does not unreasonably interfere with the ongoing operations of Whistler; (B) such requested co-operation shall not impede, delay or prevent the receipt of any Regulatory Approvals or the satisfaction of any other conditions set forth in Article 6; (C) such requested co-operation shall not impede, delay or prevent the consummation of the Arrangement; (D) such requested co-operation is not, in the opinion of Whistler or Whistler's counsel, acting reasonably, prejudicial to the Whistler Shareholders, Whistler or any of Whistler's Subsidiaries; (E) such requested co-operation shall not require Whistler to obtain the approval of the Whistler Shareholders and shall not require Vail to obtain the approval of its shareholders; (F) Vail shall pay all of the cooperation costs and all direct or indirect costs and liabilities, fees, damages, penalties and Taxes that may be incurred as a consequence of such requested cooperation or Financing, including actual out-of-pocket costs and expenses for external counsel and auditors which may be incurred, provided that neither Whistler nor any of its Subsidiaries shall be required by Vail to pay any commitment, consent or other similar fee or incur any other liability in connection with any such financing prior to the Effective Time; (G) such requested cooperation does not require the directors, officers, employees or agents of Whistler or its Subsidiaries to take any action in any capacity other than as a director, officer or employee or agent; (H) Whistler shall not be required to provide, or cause any of its Subsidiaries to provide, cooperation that involves any binding commitment by Whistler or its Subsidiaries, which commitment is not conditional on the completion of the Arrangement and does not terminate without liability to Whistler or its Subsidiaries upon the termination of this Agreement and (I) no such requested cooperation or financing shall be considered to constitute a breach of the representations, warranties or covenants of Whistler under this Agreement or be capable of impairing or preventing the satisfaction of any condition set forth in Article 6.
ARTICLE 6
CONDITIONS

6.1    Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been approved and adopted by Whistler Shareholders at the Shareholder Meeting in accordance with the Interim Order;

(b)
the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and in form and substance acceptable to each of Vail and Whistler, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either Whistler or Vail, each acting reasonably, on appeal or otherwise;

(c)
no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(d)	the receipt of all Regulatory Approvals;

(e)	the Vail Shares to be issued pursuant to the Arrangement or upon the exchange of Exchangeable Shares shall, subject to customary conditions, have been approved for listing on the NYSE;

(f)	the Exchangeable Shares to be issued pursuant to the Agreement shall, subject to customary conditions, have been approved for listing on the TSX; and

(g)	the Vail Shares and the Exchangeable Shares to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

6.2    Additional Conditions Precedent to the Obligations of Vail

The obligation of Vail and Exchangeco to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Vail and Exchangeco and may be waived by Vail and Exchangeco, in whole or in part at any time, each in its sole discretion, without prejudice to any other rights which Vail may have):

(a)
the representations and warranties of Whistler set forth in: (i) sections (a) [Organization and Qualification] and (b) [Authority Relative to this Agreement] of Schedule 3.1 shall be true and correct in all respects as of the Effective Time as if made as at and as of such time; (ii) the representations and warranties of Whistler set forth in section (d)(i) [Subsidiaries] and (g) [Capitalization and Listing] of Schedule 3.1 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement; and (iii) all other representations and warranties of Whistler set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.2(a) any materiality or Whistler Material Adverse Effect qualification contained in any such representation or warranty) as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, has not had a Whistler Material Adverse Effect, and Whistler shall have provided to Vail and Exchangeco a certificate of two senior officers of Whistler certifying (on Whistler’s behalf and without personal liability) the foregoing dated the Effective Date;

(b)
Whistler shall have complied in all material respects with its covenants herein and Whistler shall have provided to Vail and Exchangeco a certificate of two senior officers of Whistler certifying (on Whistler’s behalf and without personal liability) compliance with such covenants dated the Effective Date;

(c)
since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public), a Whistler Material Adverse Effect and Whistler shall have provided to Vail and Exchangeco a certificate of two senior officers of Whistler to that effect (on Whistler’s behalf and without personal liability); and

(e)	Dissent Rights have not been exercised (or, if exercised, remain unwithdrawn) with respect to more than 10% of the issued and outstanding Whistler Shares.

6.3    Conditions Precedent to the Obligations of Whistler

The obligation of Whistler to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Whistler and may be waived by Whistler, in whole or in part at any time, in its sole discretion, without prejudice to any other rights which Whistler may have):

(a)
the representations and warranties of Vail set forth in (i) sections (a) [Organization and Qualification] and (b) [Authority Relative to this Agreement] of Schedule 4.1, shall be true and correct in all respects as of the Effective Time as if made as at and as of such time; (ii) the representations and warranties of Vail set forth in section (f) of Schedule 4.1 [Capitalization and Listing] shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement; and (iii) all other representations and warranties of Vail set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.3(a) any materiality or Vail Material Adverse Effect qualification contained in any such representation or warranty) as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, has not had a Vail Material Adverse Effect, and Vail shall have provided to Whistler a certificate of two senior officers of Vail certifying (on Vail’s behalf and without personal liability) the foregoing dated the Effective Date;

(b)
each of Vail and Exchangeco shall have complied in all respects with its covenants in Section 2.11 [Payment of Consideration] and in all material respects with its other covenants herein and Vail shall have provided to Whistler a certificate of two senior officers of Vail certifying (on Vail’s behalf and without personal liability) compliance with such covenants dated the Effective Date; and

(c)
since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Vail Material Adverse Effect, and Vail shall have provided to Whistler a certificate of two senior officers of Vail to that effect (on Vail’s behalf and without personal liability).

6.4    Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Parties and the Depositary, all funds, Vail Shares and Exchangeable Shares held in escrow by the Depositary pursuant to Section 2.11 hereof shall be released from escrow at the Effective Time without any further act or formality required on the part of any person.
6.5    Notice of Breach

Each Party will give prompt notice to the other of the occurrence or failure to occur (in either case, actual, anticipated, contemplated or, to the knowledge of such Party, threatened), at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of either Party contained herein to be untrue, misleading or inaccurate in any material respect on the date hereof or at the Effective Date; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party prior to or at the Effective Date.

Neither Vail nor Whistler may elect to not complete the transactions contemplated hereby pursuant to the conditions contained in Section 6.1, Section 6.2 or Section 6.3 or exercise any termination right arising therefrom under Section 7.2(a)(ii)(B), Section 7.2(a)(iii)(B), Section 7.2(a)(iii)(C), Section 7.2(a)(iv)(A) or Section 7.2(a)(iv)(C) and no payments are payable as a result of such termination pursuant to Section 7.3 unless not less than 48 hours has elapsed since the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, inaccuracies of representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition or the availability of a termination right, as the case may be, and the termination shall be effective after such 48 hour period has elapsed.

ARTICLE 7
TERM, TERMINATION, AMENDMENT AND WAIVER

7.1    Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
7.2    Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time:

(i)	by mutual written agreement of Whistler and Vail;

(ii)	by either Whistler or Vail, if:

(A)
the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(B)
after the date hereof, there shall be enacted or made any applicable Law or Order that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Whistler or Vail from consummating the Arrangement and such Law, Order or enjoinment shall have become final and non-appealable provided the Party seeking to terminate this Agreement under this Section 7.2(a)(ii)(B) has complied with Section 5.5(c); or

(C)	the Whistler Shareholder Approval shall not have been obtained at the Shareholder Meeting.

(iii)	by Vail, if:

(A)
prior to the Effective Time: (1) the Whistler Board or any committee thereof: (i) fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Vail or fails to publicly reaffirm (without qualification) the Whistler Board Recommendation, or its recommendation of the Arrangement within five (5) Business Days (and in any case prior to the Shareholder Meeting) after having been requested in writing by Vail to do so (acting reasonably), or (ii) accepts, approves, endorses or recommends an Acquisition Proposal (or publicly proposes to do so), or (iii) takes no position or a neutral position with respect to an Acquisition Proposal for more than seven (7) Business Days after the public announcement of such Acquisition Proposal; or (2) the Whistler Board or a committee thereof shall have resolved or proposed to take any of the foregoing actions ((1) or (2) each a “Whistler Change in Recommendation”) or (3) Whistler shall have breached Section 5.9 in any material respect;

(B)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Whistler set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, as reasonably determined by Vail and provided that Vail is not then in breach of this Agreement so as to cause any condition in Section 6.3(a) or Section 6.3(b) not to be satisfied; or

(C)	any event occurs as a result of which the condition set forth in Section 6.2(c) is not capable of being satisfied by the Outside Date.

(iv)	by Whistler, if

(A)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Vail or Exchangeco set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date as reasonably determined by Whistler and provided that Whistler is not then in breach of this Agreement so as to cause any condition in Section 6.2(a) or Section 6.2(b) not to be satisfied;

(B)
prior to obtaining the Whistler Shareholder Approval, it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by Section 5.9(e)), subject to compliance with Section 5.9 in all material respects and provided that no termination under this Section 7.2(a)(iv)(B) shall be effective unless and until Whistler shall have paid to Vail the amount required to be paid pursuant to Section 7.3; or

(C)	any event occurs as a result of which the condition set forth in Section 6.3(c) is not capable of being satisfied by the Outside Date.

(b)
The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(a)(i) and other than pursuant to Section 7.2(a)(ii)(B), Section 7.2(a)(iii)(B), Section 7.2(a)(iii)(C), Section 7.2(a)(iv)(A) or Section 7.2(a)(iv)(C), in respect of which the notice provisions of Section 6.5 shall apply) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)
If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that: (i) in the event of termination under Section 7.1 as a result of the Effective Time occurring, the provisions of this Section 7.2(c) and Sections 5.11, 5.12, 5.13, 8.2 and 8.9 and all related definitions set forth in Section 1.1 shall survive for a period of six years thereafter; (ii) in the event of termination under Section 7.2, the provisions of this Section 7.2(c) and Sections 5.10(b), 7.3, and 8.2, 8.3, 8.5, 8.6 and 8.8 and all related definitions set forth in Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination hereof pursuant to Section 7.2; and (iii) neither Party shall be relieved or released from any liabilities or damages arising out of its wilful or material breach of any provision of this Agreement.

6.3    Termination Fees

(a)
Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b)	For the purposes of this Agreement:

(i)	“Fee” means either a Vail Termination Fee or Whistler Termination Fee;

(ii)	“Vail Termination Fee” means $60,000,000;

(iii)	“Whistler Termination Fee” means an amount equal to $45,000,000.

(c)	For the purposes of this Agreement, “Whistler Termination Fee Event” means the termination of this Agreement:

(i)
by Vail pursuant to Section 7.2(a)(iii)(A) (1) or (2) [Whistler Change in Recommendation] (but not including a termination by Vail pursuant to Section 7.2(a)(iii)(A) in circumstances where the Whistler Change in Recommendation resulted from the occurrence of a Vail Material Adverse Effect); or

(ii)	by Whistler pursuant to Section 7.2(a)(iv)(B) [Superior Proposal]; or

(iii)
by either Party pursuant to Section 7.2(a)(ii)(A) [Effective Time Not Occurring Prior to Outside Date] or 7.2(a)(ii)(C) [Failure to Obtain the Whistler Shareholder Approval] or by Vail pursuant to Section 7.2(a)(iii)(A)(3) [Breach of Non-solicitation] or Section 7.2(a)(iii)(B) [Breach of Representations, Warranties or Covenants], but only if, in these termination events, (x) prior to such termination, a bona fide Acquisition Proposal for Whistler shall have been made or publicly announced by any Person other than Vail and (y) within twelve (12) months following the date of such termination, (A) Whistler or one or more of its Subsidiaries enters into a definitive agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in paragraph (x) above) and such Acquisition Proposal is later consummated (whether or not within twelve months after such termination) or (B) an Acquisition Proposal shall have been consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in paragraph (x) above), provided that for purposes of this Section 7.3(c)(iii), the term “Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1 except that a reference to “20 per cent” therein shall be deemed to be a reference to “50 per cent”.

If a Whistler Termination Fee Event occurs, Whistler shall pay the Whistler Termination Fee to Vail, by wire transfer of immediately available funds, as follows:

(A)	if the Whistler Termination Fee is payable pursuant to Section 7.3(c)(i), the Whistler Termination Fee shall be payable within two (2) Business Days following such termination;

(B)	if the Whistler Termination Fee is payable pursuant to Section 7.3(c)(ii), the Whistler Termination Fee shall be payable concurrently with such termination; or

(C)
if the Whistler Termination Fee is payable pursuant to Section 7.3(c)(iii), the Whistler Termination Fee shall be payable concurrently upon the consummation of the Acquisition Proposal referred to therein.

(d)	For the purposes of this Agreement, “Vail Termination Fee Event” means the termination of this Agreement by:

(i)
either Party pursuant to Section 7.2(a)(ii)(A) [Effective Time Not Occurring Prior to Outside Date] if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived by Vail, other than the condition in Section 6.1(c), only if the applicable Law or Order, as the case may be, is pursuant to or related to the Investment Canada Act, or the condition in Section 6.1(d), due to the failure to obtain Investment Canada Act Approval, and other than those conditions that by their terms are to be satisfied at the Effective Time and that are capable of being satisfied;

(ii)	Vail pursuant to Section 7.2(a)(ii)(B) [Law or Order Prohibiting Arrangement], only if the applicable Law or Order, as the case may be, is pursuant to or related to the Investment Canada Act; or

(iii)
Whistler pursuant to Section 7.2(a)(ii)(B) [Law or Order Prohibiting Arrangement] if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived by Vail, other than the condition in Section 6.1(c), only if the applicable Law or Order, as the case may be, is pursuant to or related to the Investment Canada Act, or the condition in Section 6.1(d) due to the failure to obtain Investment Canada Act Approval, and other than those conditions that by their terms are to be satisfied at the Effective Time and that are capable of being satisfied.

If a Vail Termination Fee Event occurs, Vail shall pay the Vail Termination Fee to Whistler, by wire transfer of immediately available funds within two (2) Business Days following such termination.

(e)
Each Party acknowledges that all of the payment amounts set out in this Section 7.3 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each of Whistler and Vail irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where Whistler or Vail is entitled to a Fee and such Fee is paid in full, Whistler or Vail, as the case may be, shall be precluded from any other remedy against the other Party at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby, provided that the foregoing limitation shall not apply in the event of fraud or wilful breach of this Agreement by a Party.

7.4    Amendment

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Shareholder Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of Whistler Shareholders, and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

Notwithstanding anything to the contrary contained herein, Section 7.4, Section 8.9 and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Section may not be amended, supplement, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Debt Financing Parties without the prior written consent of each of the Debt Financing Parties.
7.5    Waiver

Any Party may: (a) extend the time for the performance of any of the obligations or acts of the other Party; (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.
ARTICLE 8
GENERAL PROVISIONS

8.1    Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in Person or by courier), or if transmitted by facsimile or email (with confirmation of transmission) to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):
(a)    if to Vail and Exchangeco:

Vail Resorts, Inc.

390 Interlocken Crescent
Broomfield, CO 80021
United States of America

Attention:    David Shapiro
Facsimile:    (303) 404-6415
Email:         dtshaprio@vailresports.com

with a copies (which shall not constitute notice) to:
Stikeman Elliott LLP
Suite 1700, Park Place
666 Burrard Street
Vancouver, BC V6C 2X8

Attention:    John Anderson
Facsimile:    (604) 681-1825
Email:         janderson@stikeman.com
and
Stikeman Elliott LLP
1155 Rene-Levesque Boulevard West
40th Floor
Montreal, QC H3B 3V2

Attention:    John Leopold
Facsimile:    (514) 397-3222
Email:         jleopold@stikeman.com
and
Gibson, Dunn & Crutcher LLP
1801 California Street
Denver, CO 80202-246

Attention:    Beau Stark
Email:         bstark@gibsondunn.com
(b)    if to Whistler:

Whistler Blackcomb Holdings Inc.
4545 Blackcomb Way
Whistler, BC V0N 1B4

Attention:    Thierry Keable
Facsimile:    (604) 938-7527
Email:         tkeable@whistlerblackcomb.com

with a copy (which shall not constitute notice) to:
Osler, Hoskin & Harcourt LLP
1 First Canadian Place, Suite 6200
Toronto, Ontario M5X 1B8

Attention:    Jeremy Fraiberg
Facsimile:    (416) 862-6666
Email:         jfraiberg@osler.com

8.2    Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Arrangement and waives any defences to the maintenance of an action in the Courts of the Province of British Columbia.
8.3    Injunctive Relief

Subject to Section 7.3(e), the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Subject to Section 7.3(e), such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.
8.4    Time of Essence

Time shall be of the essence in this Agreement.
8.5    Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, negotiations and discussions, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Party.
8.6    No Liability

No director or officer of Vail shall have any personal liability whatsoever to Whistler under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Vail. No director or officer of Whistler shall have any personal liability whatsoever to Vail under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Whistler.
8.7    Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, that provision will be severed from this Agreement and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
8.8    Waiver of Jury Trial

Each Party hereto (on behalf of itself and any of its affiliates, directors, officers, employees, agents and representatives) hereby waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement. Each Party hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.8.

8.9    Third Party Beneficiaries

(a)
The provisions of Section 5.12 are: (i) intended for the benefit of all present and former directors and officers of Whistler and its Subsidiaries, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and Whistler shall hold the rights and benefits of Section 5.12 in trust for and on behalf of the Third Party Beneficiaries and Whistler hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries; and (ii) in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise. Except as provided in this Section 8.9, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b)
Notwithstanding anything to the contrary set forth herein, Whistler, its equityholders and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any of the commercial banks, investment banks or other financial institutions providing financing to Vail in connection with the transactions contemplated by this Agreement (each a “Debt Financing Party”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the performance of any financing commitments of such Debt Financing Party with respect to the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise. No Debt Financing Party shall have any liability (whether in contract, in tort or otherwise) to Whistler, its equityholders and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, including any dispute arising out of or relating in any way to the performance of any financing commitments. Without limiting the foregoing, it is agreed that any claims or causes of action brought against any Debt Financing Party in its capacity as such will not be brought in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York and shall be governed by the law of the State of New York. It is further agreed that the Debt Financing Parties are intended third-party beneficiaries of, and shall be entitled to the protections of this provision and Section 8.8. Whistler acknowledges and agrees that none of Whistler, its equityholders and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders are third-party beneficiaries of the financing commitment papers provided by the Debt Financing Parties to Vail. No Debt Financing Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in any way relating to this Agreement or any of the transactions contemplated by this Agreement.

8.10    Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF Vail, Exchangeco and Whistler have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VAIL RESORTS, INC.
By:	/s/ Robert A. Katz
Name: Robert A. Katz
Title:Chairman and Chief Executive Officer

1068877 B.C. LTD.
By:	/s/ David Shapiro
Name:David Shapiro
Title:Director

WHISTLER BLACKCOMB HOLDINGS INC.
By:	/s/ David Brownlie
Name:David Brownlie
Title:President and Chief Executive Officer

SCHEDULE A
Form of Plan of Arrangement

[See attached.]

PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION
1.1    Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms shall have the meaning hereinafter set out:
"Affected Person" has the meaning set forth in Section 5.3;
"Affiliate" has the meaning ascribed thereto in National Instrument 45-106 - Prospectus Exemptions;
"Arrangement" means the arrangement of Whistler under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of this Plan of Arrangement and the Arrangement Agreement or made at the direction of the Court in the Final Order;
"Arrangement Agreement" means the arrangement agreement dated August 5, 2016 to which this Plan of Arrangement is attached as Schedule A, and all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;
"Arrangement Resolution" means the special resolution of the Whistler Shareholders approving the Arrangement which is to be considered at the Shareholder Meeting, substantially in the form of Schedule B to the Arrangement Agreement;
"Authorization" means, with respect to any Person, any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;
"Automatic Exchange Right" has the meaning set forth in the Voting and Exchange Trust Agreement;
"BCBCA" means the Business Corporations Act (British Columbia);
"Broker" has the meaning set forth in Section 5.3(a);
"Business Day" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of British Columbia or in the State of New York;
"Callco" means a direct or indirect wholly-owned subsidiary of Vail to be incorporated under the laws of the Province of British Columbia prior to the Effective Time;
"Canadian Resident" means either (i) a person who, at the relevant time, is a resident of Canada for purposes of the Tax Act, or (ii) a partnership that is a "Canadian partnership" for purposes of the Tax Act;
"Change of Law" means any amendment to the Tax Act and other applicable provincial income tax Laws that permits Canadian Resident holders of the Exchangeable Shares, who hold the Exchangeable Shares as capital property and deal at arm's length with Vail and Exchangeco (all for the purposes of the Tax Act and other applicable provincial income tax Laws), to exchange their Exchangeable Shares for Vail Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Tax Act or applicable provincial income tax Laws;
"Change of Law Call Date" has the meaning ascribed thereto in Section 6.3(b);
"Change of Law Call Purchase Price" has the meaning ascribed thereto in Section 6.3(a);
"Change of Law Call Right" has the meaning ascribed thereto in Section 6.3(a);

"Consideration" means, (i) in the case of a Whistler Shareholder who is an Eligible Holder who validly elects to receive Exchangeable Shares prior to the Election Deadline in accordance with this Plan of Arrangement, for each Whistler Share, such fraction of an Exchangeable Share as is equal to the product, rounded to six decimal places, of 0.0998 multiplied by the Exchange Rate Adjustment, and $17.50 in cash, and (ii) in the case of each other Whistler Shareholder, for each Whistler Share, such fraction of a Vail Share as is equal to the product, rounded to six decimal places, of 0.0998 multiplied by the Exchange Rate Adjustment, and $17.50 in cash;
"Consideration Shares" means the Vail Shares and the Exchangeable Shares to be issued as part of the Consideration pursuant to the Arrangement;
"Court" means the Supreme Court of British Columbia;
"Depositary" means any Person that Whistler may appoint to act as depositary for the Whistler Shares in relation to the Arrangement, with the approval of Vail, acting reasonably;
"Dissent Rights" has the meaning set forth in Section 4.1(a);
"Dissent Shares" means Whistler Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;
"Dissenting Shareholder" means a registered Whistler Shareholder who has duly exercised a Dissent Right and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Whistler Shares in respect of which Dissent Rights are validly exercised by such Whistler Shareholder;
"Dividend Equivalent Amount" means, in respect of a Whistler Performance Award, the aggregate amount of dividends paid on Whistler Shares (on a per share basis) during the period commencing on the first day of the Performance Period (as defined in the agreement for such Whistler Performance Award) of such Whistler Performance Award and ending on the earlier of (a) the Effective Date and (b) the last day of the Performance Period (as defined in the agreement for such Whistler Performance Award) of such Whistler Performance Award;
"Effective Date" means the date upon which the Arrangement becomes effective, as set out in Section 2.10 of the Arrangement Agreement;
"Effective Time" means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as agreed to by Vail and Whistler in writing;
"Election Deadline" means 2:00 p.m. (Vancouver time) on the Business Day which is three Business Days preceding the Effective Date;
"Eligible Holder" means a Whistler Shareholder that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act, or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;
"Exchange Rate" means the CAD/USD noon exchange rate quoted by the Bank of Canada (or if the Bank of Canada does not on the applicable date publish a CAD/USD noon exchange rate, the CAD/USD daily average rate quoted by the Bank of Canada) three Business Days prior to the Election Deadline;
"Exchange Rate Adjustment" means a fraction, rounded to six (6) decimal places, the numerator of which is the Exchange Rate and the denominator of which is 0.7765;
"Exchangeable Share Consideration" has the meaning set forth in the Exchangeable Share Provisions;
"Exchangeable Share Price" has the meaning set forth in the Exchangeable Share Provisions;
"Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be in substantially the form set out in Annex A to this Plan of Arrangement;

"Exchangeable Share Support Agreement" means an agreement to be made between Vail, Exchangeco and Callco substantially in the form of Schedule C to the Arrangement Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;
"Exchangeable Share Voting Event" has the meaning set forth in the Exchangeable Share Provisions;
"Exchangeable Shares" means the redeemable preferred shares in the capital of Exchangeco, having the rights, privileges, restrictions and conditions set forth the Exchangeable Share Provisions;
"Exchangeco" means 1068877 B.C. Ltd., a direct or indirect wholly-owned subsidiary of Vail;
"Exempt Exchangeable Share Voting Event" has the meaning set forth in the Exchangeable Share Provisions;
"Fair Market Value" means the closing price of the Whistler Shares on the Toronto Stock Exchange on the second trading day immediately preceding the Effective Date;
"Final Order" means the final order of the Court pursuant to section 291 of the BCBCA approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;
"Governmental Entity" means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including the Toronto Stock Exchange and the New York Stock Exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;
"Interim Order" means the interim order of the Court made in connection with the Arrangement and providing for, among other things, the calling and holding of the Shareholder Meeting, as the same may be amended, modified, supplemented or varied by the Court;
"Law" or "Laws" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity;
"Letter of Transmittal and Election Form" means the letter of transmittal and election form(s) to be delivered by Whistler to Whistler Shareholders providing for the Whistler Shareholder's election with respect to the Consideration and for delivery of the certificates representing the Whistler Shareholder's Whistler Shares to the Depositary;
"Liens" means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;
"Liquidation Amount" has the meaning set forth in the Exchangeable Share Provisions;
"Liquidation Call Purchase Price" has the meaning set forth in Section 6.1(a);
"Liquidation Call Right" has the meaning set forth in Section 6.1(a);
"Liquidation Date" has the meaning set forth in the Exchangeable Share Provisions;
"Net Surrender Shares" has the meaning set forth in Section 3.1(c);
"Person" includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;
"Plan of Arrangement" means this plan of arrangement and any amendments or variations hereto made in accordance with Section 7.4 of the Arrangement Agreement and this plan of arrangement or upon the direction of the Court in the Final Order;

"Redemption Call Purchase Price" has the meaning set forth in Section 6.2(a);
"Redemption Call Right" has the meaning set forth in Section 6.2(a);
"Redemption Date" has the meaning set forth in the Exchangeable Share Provisions;
"Retraction Call Right" has the meaning set forth in the Exchangeable Share Provisions;
"Shareholder Meeting" means the special meeting of Whistler Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;
"Tax Act" means the Income Tax Act (Canada);
"Transfer Agent" has the meaning set forth in the Exchangeable Share Provisions;
"Trustee" means the trustee to be chosen by Vail and Whistler, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement and any successor trustee appointed under the Voting and Exchange Trust Agreement;
"Vail" means Vail Resorts, Inc., a corporation existing under the laws of Delaware;
"Vail Control Transaction" has the meaning set forth in the Exchangeable Share Provisions;
"Vail Reference Price" means the amount in Canadian dollars that is equal to the quotient of (i) the volume weighted average trading price of the Vail Shares on the New York Stock Exchange for the five trading days commencing on the tenth trading day immediately before the Effective Date and ending on the sixth trading day immediately before the Effective Date, divided by (ii) the Exchange Rate;
"Vail Shares" means the shares of common stock in the authorized share capital of Vail;
"Voting and Exchange Trust Agreement" means an agreement to be made between Whistler, Exchangeco, Callco and the Trustee in connection with this Plan of Arrangement substantially in the form of Schedule D to the Arrangement Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;
"Whistler" means Whistler Blackcomb Holdings Inc., a corporation existing under the laws of the Province of British Columbia;
"Whistler Omnibus Incentive Plan" means the omnibus incentive plan of Whistler initially adopted in October 2010 and re-approved by Whistler Shareholders on January 30, 2014 and as amended on July 26, 2016;
"Whistler Options" means options to purchase Whistler Shares granted under the Whistler Omnibus Incentive Plan;
"Whistler Performance Awards" means performance awards issued under the Whistler Omnibus Incentive Plan;
"Whistler Performance Award Vesting Number" means (a) in respect of any Whistler Performance Award granted on February 6, 2014, the number that is equal to (rounded down to the nearest whole number): (1) the Target Award (as defined in the agreement for such Whistler Performance Award), multiplied by 1.531 (the "February 6, 2014 Award"), plus (2) the February 6, 2014 Award multiplied by the Dividend Equivalent Amount and divided by the Fair Market Value; (b) in respect of any Whistler Performance Award granted on December 15, 2014, the number that is equal to (rounded down to the nearest whole number): (1) the Target Award (as defined in the agreement for such Whistler Performance Award), multiplied by 1.384 (the "December 15, 2014 Award"), plus (2) the December 15, 2014 Award multiplied by the Dividend Equivalent Amount and divided by the Fair Market Value; and (c) in respect of any Whistler Performance Award granted on December 16, 2015, the number that is equal to (rounded down to the nearest whole number): (1) the Target Award (as defined in the agreement for such Whistler Performance Award), multiplied by 1.333 (the "December 16, 2015 Award"), plus (2) the December 16, 2015 Award multiplied by the Dividend Equivalent Amount and divided by the Fair Market Value; and (d) in respect of any Whistler Performance Award not included in the foregoing, zero;
"Whistler RSUs" means restricted stock units issued under the Whistler Omnibus Incentive Plan;
"Whistler Shareholders" means the holders of Whistler Shares, and, for the purposes of the Shareholder Meeting and the Arrangement Resolution, includes the holders of Whistler Options, Whistler Performance Awards and Whistler RSUs to the extent required by, and on the terms specified, in the Interim Order;

"Whistler Shares" means the common shares in the authorized share capital of Whistler; and
"Withholding Obligation" has the meaning set forth in Section 5.3.
1.2    Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or Annex by number or letter or both refer to the Article, Section or Annex, respectively, bearing that designation in this Plan of Arrangement.
1.3    Date for any Action

If the date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.
1.4    Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.
1.5    References to Persons and Statutes

A reference to a Person includes any successor to that Person. A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.
1.6    Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and "$" refers to Canadian dollars.
1.7    Annexes

The following annex is attached to this Plan of Arrangement and is incorporated by reference into this Plan of Arrangement and forms a part hereof:
Annex A - Exchangeable Share Provisions

ARTICLE 2
EFFECT OF ARRANGEMENT

2.1    Arrangement Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.
2.2    Binding Effect

At the Effective Time, this Plan of Arrangement and the Arrangement shall without any further authorization, act or formality on the part of the Court become effective and be binding upon Vail, Exchangeco, Callco, Whistler, the Depositary, the Trustee, all registered and beneficial Whistler Shareholders, including Dissenting Shareholders and holders of Whistler Options, Whistler Performance Awards and Whistler RSUs.

ARTICLE 3
ARRANGEMENT

3.1    Arrangement

Commencing at the Effective Time, each of the following events shall occur and shall be deemed to occur consecutively in the following order, except where noted, without any further authorization, act or formality:

(a)
at the Effective Time, each Whistler RSU having a grant date of January 31, 2013 outstanding immediately prior to the Effective Time shall, and shall be deemed to, vest with respect to such number of Whistler Shares as is equal to one half of the number of Retention Shares (as defined in the agreement for such Whistler RSU) that would have vested if "Target" (as defined in the agreement for such Whistler RSU) was achieved in the Retention Fiscal Year (as defined in the relevant agreement for such Whistler RSU), and Whistler shall issue to the holder of such Whistler RSU such number of Whistler Shares in settlement of such Whistler RSU, the holder of such Whistler RSU shall be and shall be deemed to be the holder of such number of Whistler Shares, and the central securities register of Whistler shall be, and shall be deemed to be, revised accordingly, but the holder of such Whistler RSU shall not be entitled to a certificate or other document representing the Whistler Shares so issued (for greater certainty, for the purposes of this Section 3.1(a), a Whistler RSU is only outstanding after September 30, 2016 to the extent that the Retention Shares vested under the terms of such Whistler RSU on September 30, 2016 but the Whistler Shares in respect thereof have not been issued prior to the Effective Time);

(b)
concurrently with the preceding step, each Whistler Performance Award outstanding immediately prior to the Effective Time shall, and shall be deemed to, vest with respect to such number of Whistler Shares as is equal to its Whistler Performance Award Vesting Number, and Whistler shall issue to the holder of such Whistler Performance Award in settlement of such Whistler Performance Award such number of Whistler Shares, the holder of such Whistler Performance Award shall be and shall be deemed to be the holder of such number of Whistler Shares, and the central securities register of Whistler shall be, and shall be deemed to be, revised accordingly, but the holder of such Whistler Performance Award shall not be entitled to a certificate or other document representing the Whistler Shares so issued;

(c)
concurrently with the preceding step, each Whistler Option outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, fully vested and surrendered and transferred to Whistler in consideration for the issuance by Whistler of that number of Whistler Shares ("Net Surrender Shares") equal to, rounded down to the nearest whole share, (i) the number of Whistler Shares subject to such Whistler Option immediately prior to the Effective Time minus (ii) the number of whole and partial (computed to the nearest four decimal places) Whistler Shares that, when multiplied by the Fair Market Value of a Whistler Share is equal to the aggregate exercise price of such Whistler Option, and the holder of such Whistler Option shall be and shall be deemed to be the holder of such number of Net Surrender Shares and the central securities register of Whistler shall be, and shall be deemed to be, revised accordingly, but the holder of such Whistler Option shall not be entitled to a certificate or other document representing the Net Surrender Shares so issued;

(d)
immediately following the preceding step, all outstanding Whistler Options, Whistler RSUs and Whistler Performance Awards shall, and shall be deemed to be, terminated (and all rights thereunder shall expire) and be of no further force or effect;

(e)
immediately following the preceding step, each Dissent Share shall be deemed to be transferred and assigned by such Dissenting Shareholder, without any further act of formality on its part, to Exchangeco (free and clear of any Liens) in accordance with, and for the consideration contemplated in, Article 4 and:

(i)
the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Dissent Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Whistler Shareholders in respect of each such Dissent Share, and at such time each Dissenting Shareholder will have the rights set out in Section 4.1;

(ii)
the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Dissent Share; and

(iii)
Exchangeco shall be and shall be deemed to be the holder of all of the outstanding Dissent Shares and the central securities register of Whistler shall be, and shall be deemed to be, revised accordingly;

(f)
immediately following the preceding step, each Whistler Share (other than any Whistler Share held by Vail, Exchangeco or any of their respective Affiliates and any Dissent Share) shall be transferred and assigned, without any further act or formality on its part, to Exchangeco (free and clear of any liens, charges and encumbrances of any nature whatsoever) in exchange for the Consideration, in each case in accordance with the election or deemed election of such Whistler Shareholder pursuant to Section 3.2, subject to Section 3.4 and Section 3.5, and

(i)
the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Whistler Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Whistler Shareholders;

(ii)
the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Whistler Share; and

(iii)
Exchangeco shall be and shall be deemed to be the holder of all of the outstanding Whistler Shares and the central securities register of Whistler shall be, and shall be deemed to be, revised accordingly;

(g)
concurrently with the preceding step, (i) Vail, Callco and Exchangeco shall execute the Exchangeable Share Support Agreement, and (ii) Vail, Exchangeco and the Trustee shall execute the Voting and Exchange Trust Agreement; and

(h)
at any time after the completion of the share exchange set out in Section 3.1(f), as promptly as possible after all conditions therefor have been met, Whistler shall file the prescribed form of election under the Tax Act with the Canada Revenue Agency electing to cease being a public corporation for the purposes of the Tax Act, it being expressly provided that the events provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.
3.2    Consideration Elections

With respect to the transfer and assignment of Whistler Shares (including the Whistler Shares issued in respect of Whistler RSUs, Whistler Performance Awards and Whistler Options pursuant to Section 3.1(a), 3.1(b) and 3.1(c)) pursuant to Section 3.1(f):

(a)	each Whistler Shareholder who is an Eligible Holder may elect to receive the Consideration Shares to which he, she or it is entitled in the form of Vail Shares or Exchangeable Shares;

(b)
the election provided for in Section 3.2(a) shall be made by a Whistler Shareholder by depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such Whistler Shareholder's election, together with certificates (if any) representing such Whistler Shareholder's Whistler Shares. Whistler shall provide at least two Business Days' notice of the Election Deadline to Whistler Shareholders by means of a news release disseminated on a newswire; provided that, if the Effective Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Whistler shall promptly announce any such delay and, when determined, the rescheduled Election Deadline, which rescheduled deadline if necessary shall be as agreed by Vail and Whistler (acting reasonably), provided that at least one Business Day of advance notice thereof shall have been provided;

(c)	any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Whistler Shareholder; and

(d)
any Whistler Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 3.2 or of the Letter of Transmittal and Election Form, shall be deemed to have elected to receive Vail Shares.

3.3    Tax Election

Each beneficial owner of Whistler Shares who is an Eligible Holder, and who has validly elected (or for whom the registered holder has validly elected on such beneficial owner's behalf) to receive Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act, or subsection 85(2) of the Tax Act if such beneficial owner is a partnership (and in each case, where applicable, the analogous provisions of provincial income tax law), with respect to the transfer of its Whistler Shares to Exchangeco and the receipt of Consideration in respect thereof by providing two signed copies of the necessary prescribed election form(s) (or equivalent information through an alternative document or platform, at Vail's discretion) to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Whistler Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the Tax Act (and applicable provincial income tax law), the forms will be signed by Exchangeco and returned to such former beneficial owner of Whistler Shares within 90 days after the receipt thereof by the Depositary for filing with the Canada Revenue Agency (or the applicable provincial taxing authority) by such former beneficial owner. Exchangeco will not be responsible for the proper completion of any election form and, except for Exchangeco's obligation to return (within 90 days after the receipt thereof by the Depositary) duly completed election forms which are received by the Depositary within 90 days of the Effective Date, Exchangeco will not be responsible for any taxes, interest or penalties resulting from the failure by a former beneficial owner of Whistler Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation).
3.4    Entitlement to Cash Consideration

In any case where the aggregate cash consideration payable to a particular Whistler Shareholder under the Arrangement would, but for this provision, include a fraction of a cent, the consideration payable shall be rounded down to the nearest whole cent.
3.5    No Fractional Shares

In no event shall any Whistler Shareholder be entitled to a fractional Vail Share or a fractional Exchangeable Share. Where the aggregate number of Vail Shares or Exchangeable Shares to be issued to a Whistler Shareholder as consideration under the Arrangement would result in a fraction of a Vail Share or an Exchangeable Share being issuable, the number of Vail Shares or Exchangeable Shares, as the case may be, to be received by such Whistler Shareholder shall be rounded down to the nearest whole Vail Share or Exchangeable Share, as the case may be. In lieu of any such fractional Vail Share, each Whistler Shareholder otherwise entitled to a fractional interest in a Vail Share or an Exchangeable Share will be entitled to receive a cash payment equal to such fractional interest multiplied by the Vail Reference Price, rounded down to the nearest whole cent.
ARTICLE 4
DISSENT RIGHTS

4.1    Dissent Rights

(a)
In connection with the Arrangement, each registered Whistler Shareholder may exercise rights of dissent ("Dissent Rights") with respect to the Whistler Shares held by such Whistler Shareholder pursuant to sections 237 to 247 of the BCBCA, as modified by the Interim Order and this Section 4.1(a); provided that, notwithstanding section 242(1)(a) of the BCBCA, the written objection to the Arrangement Resolution referred to in section 242(1)(a) of the BCBCA must be received by Whistler not later than 4:00 p.m. (Vancouver time) two Business Days immediately preceding the date of the Shareholder Meeting. Dissenting Shareholders who:

(i)
are ultimately entitled to be paid by Exchangeco fair value for their Dissent Shares (1) shall be deemed to not to have participated in the transactions in Article 3 (other than Section 3.1(e)); (2) shall be deemed to have transferred and assigned such Dissent Shares (free and clear of any Liens) to Exchangeco in accordance with Section 3.1(e); (3) will be entitled to be paid the fair value of such Dissent Shares by Exchangeco, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Shareholder Meeting; and (4) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Whistler Shares; or

(ii)
are ultimately not entitled, for any reason, to be paid by Exchangeco fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Whistler Shares on the same basis as a non-dissenting Whistler Shareholder who did not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline (and shall be entitled to receive the Consideration from Exchangeco in the same manner as such non-Dissenting Shareholders).

(b)
In no event shall Exchangeco, Vail or Whistler or any other Person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Whistler Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Whistler as at the Effective Time.

(c)
For greater certainty, in addition to any other restrictions in the Interim Order, no Person shall be entitled to exercise Dissent Rights with respect to Whistler Shares in respect of which a Person has voted or has instructed a proxyholder to vote in favour of the Arrangement Resolution.

ARTICLE 5
EXCHANGE OF CERTIFICATES AND DELIVERY OF CONSIDERATION

5.1    Certificates and Payments

(a)
Following receipt of the Final Order and prior to the Effective Time, Vail or Exchangeco shall deliver or cause to be delivered to the Depositary sufficient funds and certificates representing Vail Shares and Exchangeable Shares to satisfy the aggregate Consideration payable to the Whistler Shareholders in accordance with Section 3.1 plus sufficient funds to satisfy any aggregate cash payment in lieu of fractional Vail Shares or Exchangeable Shares, which cash, Vail Share certificates and Exchangeable Share certificates shall be held by the Depositary as agent and nominee for such former Whistler Shareholders for distribution to such former Whistler Shareholders in accordance with the provisions of this Article 5.

(b)
Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Whistler Shares that were transferred pursuant to Section 3.1(f), together with a duly completed and executed Letter of Transmittal and Election Form and any such additional documents and instruments as the Depositary may reasonably require, the registered holder of the Whistler Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Whistler Shareholder, the Consideration that such Whistler Shareholder has the right to receive under the Arrangement for such Whistler Shares, less any amounts withheld pursuant to Section 5.3, and any certificate so surrendered shall forthwith be cancelled.

(c)
After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(b), each certificate that immediately prior to the Effective Time represented one or more Whistler Shares (other than Whistler Shares held by Vail, Exchangeco or any of their respective Affiliates) shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1, less any amounts withheld pursuant to Section 5.3.

5.2    Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Whistler Shares that were transferred pursuant to Section 3.1(f) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder's duly completed and executed Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Vail and the Depositary (acting reasonably) in such sum as Vail may direct, or otherwise indemnify Vail, Exchangeco and Whistler in a manner satisfactory Vail, Exchangeco and Whistler, acting reasonably, against any claim that may be made against Vail, Exchangeco and Whistler with respect to the certificate alleged to have been lost, stolen or destroyed.
5.3    Withholding Rights

Vail, Exchangeco, Callco, Whistler, the Depositary or the Trustee shall be entitled to deduct and withhold, or direct Vail, Whistler, Exchangeco, Callco or the Depositary to deduct and withhold on their behalf, from any amount payable to any Person under this Plan of Arrangement (an "Affected Person"), such amounts as Vail, Exchangeco, Callco, Whistler, the Depositary or

the Trustee determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law (a "Withholding Obligation") but, for greater certainty, the number of Whistler Shares issued to the holders of Whistler Options, Whistler Performance Awards and Whistler RSUs in settlement of such holder's Whistler Options, Whistler Performance Awards or Whistler RSUs, as the case may be, shall not be reduced to satisfy any such Withholding Obligation. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Affected Person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Vail, Exchangeco, Callco, Whistler, the Depositary and the Trustee shall also have the right to:

(a)
withhold and sell, or direct Vail, Whistler, Exchangeco, Callco or the Depositary to deduct and withhold and sell on their behalf, on their own account or through a broker (the "Broker"), and on behalf of any Affected Person; or

(b)
require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker pay the proceeds of such sale to Vail, Exchangeco, Callco, Whistler, the Depositary or the Trustee as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of Vail Shares or Exchangeable Shares (or the Vail Shares exchanged therefor) delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement or the Exchangeable Share Provisions as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any Exchangeable Shares to be sold in accordance with this Section 5.3 shall first be exchanged for Vail Shares in accordance with their terms and the Vail Shares delivered in respect of such shares shall be sold. Any such sale of Vail Shares shall be affected on a public market and as soon as practicable following the Effective Date. None of Vail, Exchangeco, Callco, Whistler, the Depositary, the Trustee or the Broker will be liable for any loss arising out of any sale of such Vail Shares, including any loss relating to the manner or timing of such sales, the prices at which the Vail Shares are sold or otherwise.
5.4    Distributions with respect to Unsurrendered Share Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Vail Shares or Exchangeable Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Whistler Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable Law and to Section 5.3, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Vail Shares or Exchangeable Shares.
5.5    Limitation and Proscription

To the extent that a former Whistler Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date that is six (6) years after the Effective Date (the "final proscription date"), then the Consideration that such former Whistler Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Consideration to which such former Whistler Shareholder was entitled, shall be delivered to Vail or Exchangeco, as applicable, by the Depositary and the Vail Shares and Exchangeable Shares forming part of the Consideration shall be deemed to be cancelled, and the interest of the former Whistler Shareholder in such Vail Shares and Exchangeable Shares (and any dividend or other distribution referred to in Section 5.4) to which it was entitled shall be terminated as of such final proscription date, and the certificates formerly representing Whistler Shares shall cease to represent a right or claim of any kind or nature as of such final proscription date. Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the final proscription date shall cease to represent a right or claim of any kind or nature and the right of any Whistler Shareholder to receive the Consideration for Whistler Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Exchangeco.
5.6    No Liens

Any exchange or transfer of Whistler Shares pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.7    Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Whistler Shares issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Whistler Shares (other than Vail, Exchangeco or any of their respective Affiliates), and of Whistler, Vail, Exchangeco, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Whistler Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.
ARTICLE 6
CERTAIN RIGHTS OF VAIL AND CALLCO TO ACQUIRE EXCHANGEABLE SHARES

6.1    Liquidation Call Right

In addition to the rights contained in the Exchangeable Share Provisions (including, without limitation, the Retraction Call Right), Vail and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)
Subject to the proviso in Section 6.1(b) that Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which Vail has not exercised the Liquidation Call Right, Vail and Callco shall each have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, pursuant to Section 5 of the Exchangeable Share Provisions, and subject to the sale and purchase contemplated by the Automatic Exchange Right, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Vail or any of its Affiliates) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Vail or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Call Purchase Price") in accordance with Section 6.1(c). In the event of the exercise of the Liquidation Call Right by Vail or Callco, as the case may be, each such holder of Exchangeable Shares (other than Vail and its Affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to Vail or Callco, as the case may be, on the Liquidation Date upon payment by Vail or Callco, as the case may be, to such holder of the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share, and Exchangeco shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased.

(b)
Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which Vail has not exercised the Liquidation Call Right. To exercise the Liquidation Call Right, Vail or Callco must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and Exchangeco of its intention to exercise such right (i) in the case of a voluntary liquidation, dissolution or winding-up of Exchangeco or any other voluntary distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, at least 30 days before the Liquidation Date, or (ii) in the case of an involuntary liquidation, dissolution or winding-up of Exchangeco or any other involuntary distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, at least five Business Days before the Liquidation Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Vail and/or Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which Vail or Callco may exercise the Liquidation Call Right. If Vail and/or Callco exercises the Liquidation Call Right, then on the Liquidation Date, Vail and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Vail or any of its Affiliates) will sell, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)
For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Liquidation Call Right, Vail and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the aggregate Liquidation Call Purchase Price for all holders of the Exchangeable Shares (other than Vail and its Affiliates), less any amounts withheld pursuant to Section 5.3. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than Vail and its Affiliates) shall cease to be holders of the Exchangeable Shares on and after the Liquidation

Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the aggregate Liquidation Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Vail Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the articles of Exchangeco, as applicable, and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of Vail and/or Callco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive. If neither Vail nor Callco exercises the Liquidation Call Right in the manner described above, each holder of Exchangeable Shares will be entitled to receive, on the Liquidation Date, the Liquidation Amount otherwise payable by Exchangeco in respect of the Exchangeable Shares held by such holder in connection with the liquidation, dissolution or winding-up of Exchangeco or any distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs pursuant to Section 5 of the Exchangeable Share Provisions.

6.2    Redemption Call Right

In addition to the rights contained in the Exchangeable Share Provisions (including, without limitation, the Retraction Call Right), Vail and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)
Subject to the proviso in Section 6.2(b) that Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which Vail has not exercised the Redemption Call Right, and notwithstanding the proposed redemption of the Exchangeable Shares by Exchangeco pursuant to Section 7 of the Exchangeable Share Provisions, Vail and Callco shall each have the overriding right (the "Redemption Call Right") to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Vail or any of its Affiliates) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Vail or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Redemption Date (the "Redemption Call Purchase Price") in accordance with Section 6.2(c). In the event of the exercise of the Redemption Call Right by Vail or Callco, as the case may be, each such holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by the holder to Vail or Callco, as the case may be, on the Redemption Date upon payment by Vail or Callco, as the case may be, to such holder of the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration), and Exchangeco shall have no obligation to redeem, or to pay the Redemption Price (as defined in the Exchangeable Share Provisions) in respect of, such shares so purchased.

(b)
Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which Vail has not exercised the Redemption Call Right. To exercise the Redemption Call Right, Vail or Callco must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and Exchangeco of its intention to exercise such right (i) in the case of a redemption occurring as a result of a Vail Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, on or before the Redemption Date, and (ii) in any other case, at least 30 days before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Vail and/or Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which Vail or Callco may exercise the Redemption Call Right. If Vail and/or Callco exercises the Redemption Call Right, Vail and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Vail or any of its Affiliates) will sell, on the Redemption Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)
For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, Vail and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the aggregate Redemption Call Purchase Price less any amounts withheld pursuant to Section 5.3. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the

Exchangeable Shares (other than Vail and its Affiliates) shall cease to be holders of the Exchangeable Shares on and after the Redemption Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the aggregate Redemption Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Vail Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the articles of Exchangeco, as applicable, and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of Vail and/or Callco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive. If neither Vail nor Callco exercises the Redemption Call Right in the manner described above, each holder of Exchangeable Shares will be entitled to receive, on the Redemption Date, the redemption price otherwise payable by Exchangeco in respect of the Exchangeable Shares held by such holder in connection with the redemption of the Exchangeable Shares pursuant to Section 7 of the Exchangeable Share Provisions.

6.3    Change of Law Call Right

In addition to the rights contained in the Exchangeable Share Provisions (including, without limitation, the Retraction Call Right), Vail and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)
Subject to the proviso in Section 6.3(b) that Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which Vail has not exercised the Change of Law Call Right, Vail and Callco shall each have the overriding right (the "Change of Law Call Right"), in the event of a Change of Law, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Vail or any of its Affiliates) on the Change of Law Call Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Vail or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Change of Law Call Date (the "Change of Law Call Purchase Price") in accordance with Section 6.3(c). In the event of the exercise of the Change of Law Call Right by Vail or Callco, as the case may be, each such holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by the holder to Vail or Callco, as the case may be, on the Change of Law Call Date upon payment by Vail or Callco, as the case may be, to such holder of the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(b)
Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which Vail has not exercised the Change of Law Call Right. To exercise the Change of Law Call Right, Vail or Callco must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and Exchangeco of its intention to exercise such right at least 30 days before the date (the "Change of Law Call Date") on which Vail or Callco, as the case may be, shall acquire the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Vail and/or Callco has exercised the Change of Law Call Right forthwith after receiving notice of such exercise from Vail and/or Callco. If Vail and/or Callco exercises the Change of Law Call Right, Vail and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Vail or any of its Affiliates) will sell, on the Change of Law Call Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)
For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, Vail and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the aggregate Change of Law Call Purchase Price less any amounts withheld pursuant to Section 5.3. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than Vail and its Affiliates) shall cease to be holders of the Exchangeable Shares on and after the Change of Law Call Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the aggregate

Change of Law Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of the Vail Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the articles of Exchangeco, as applicable and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of Vail and/or Callco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.

ARTICLE 7
AMENDMENTS
7.1    Amendments

(a)
Vail and Whistler reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of Whistler and Vail and filed with the Court, and, if made following the Shareholder Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Whistler Shareholders and communicated to the Whistler Shareholders if and as required by the Court, and in either case in the manner required by the Court.

(b)
Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Whistler and Vail, may be proposed by Whistler and Vail at any time prior to or at the Shareholder Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Shareholder Meeting shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Shareholder Meeting will be effective only if it is agreed to in writing by each of Whistler and Vail and, if required by the Court, by some or all of the Whistler Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made by Whistler and Vail without the approval of or communication to the Court or the Whistler Shareholders, provided that it concerns a matter which, in the reasonable opinion of Whistler and Vail is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Whistler Shareholders.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Arrangement Agreement.

ARTICLE 8
FURTHER ASSURANCES
8.1    Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

ANNEX A
TO THE PLAN OF ARRANGEMENT
PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES
The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions (it being understood that all references to the “Company” in this Annex A shall be a reference to 1068877 B.C. Ltd.):

1.	Interpretation

(a)	Definitions. For the purposes of these Exchangeable Share Provisions:

“affiliate” has the meaning ascribed thereto National Instrument 45-106 Prospectus Exemptions;
“Arrangement Agreement” means the arrangement agreement dated August 5, 2016 between Whistler, Vail and the Company, as amended, supplemented or otherwise modified from time to time in accordance with its terms;
“Automatic Exchange Right” has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;
“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;
“Board of Directors” means the board of directors of the Company;
“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of British Columbia or in the State of New York;
“Callco” means , a corporation existing under the laws of the Province of British Columbia, or any other direct or indirect wholly-owned subsidiary of Vail designated by Vail from time to time in replacement thereof (without any further act or formality);
“Canadian Dollar Equivalent” means, at any date, in respect of any amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) as of such date, the product obtained by multiplying (i) the Foreign Currency Amount by (ii) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;
“Change of Law Call Right” has the meaning ascribed thereto in the Plan of Arrangement;
“Common Shares” means the common shares in the capital of the Company;
“Current Market Price” means, in respect of a Vail Share on any date, the Canadian Dollar Equivalent of the average closing price of a Vail Share on the NYSE during the period of 20 consecutive trading days ending on the third trading day immediately before such date or, if the Vail Shares are not then listed on the NYSE, on such other stock exchange or automated quotation system on which the Vail Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Vail Shares during such period does not reflect the fair market value of a Vail Share, then the Current Market Price of a Vail Share shall be determined by the Board of Directors, based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate; and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding, absent manifest error;
“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement;
“Exchangeable Shares” means the exchangeable shares in the capital of the Company, having the rights, privileges, restrictions and conditions set forth herein;

“Exchangeable Share Consideration” means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Company in respect of such Exchangeable Share, or purchase of such Exchangeable Share pursuant to these Exchangeable Share Provisions, the Plan of Arrangement, the Support Agreement or the Voting and Exchange Trust Agreement:

(i)	the Current Market Price of one Vail Share deliverable in connection with such action; plus

(ii)
a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; plus

(iii)	such stock or other property constituting any declared, payable and unpaid non-cash dividends deliverable in connection with such action;

provided that: (A) the part of the consideration which represents (i) above shall be fully paid and satisfied by the delivery of one Vail Share, such share to be duly issued, fully paid and nonassessable; (B) the part of the consideration which represents (iii) above shall be fully paid and satisfied by delivery of such non-cash items; (C) in each case, any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (D) in each case, any such consideration shall be paid without interest and less any tax required to be deducted and withheld therefrom;
“Exchangeable Share Price” means, at any time, for each Exchangeable Share, an amount equal to the aggregate of:

(i)	the Current Market Price of one Vail Share at such time;

(ii)	the full amount of all cash dividends declared, payable and unpaid, at such time, on such Exchangeable Share;

(iii)	the full amount of all non-cash dividends declared, payable and unpaid, at such time, on such Exchangeable Share; and

(iv)	the full amount of all dividends declared and payable or paid in respect of each Vail Share which have not, at such time, been declared or paid on such Exchangeable Share in accordance herewith;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions set out herein;
“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement;
“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change is required to maintain the economic equivalence of the Exchangeable Shares and the Vail Shares;
“Liquidation Amount” has the meaning ascribed thereto in Section 5(a);
“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement;
“Liquidation Date” has the meaning ascribed thereto in Section 5(a);
“NYSE” means the New York Stock Exchange;
“person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule A to the Arrangement Agreement, including any appendices thereto, and any amendments, modifications or supplements thereto made from time to time in accordance with its terms;
“Redemption Call Purchase Price” has the meaning ascribed thereto in the Plan of Arrangement;
“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement;
“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by the Company of all but not less than all of the outstanding Exchangeable Shares, which date shall be no earlier than the seventh anniversary of the Effective Date, unless:

(i)
the aggregate number of Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by Vail and its subsidiaries) is less than 5% of the number of Exchangeable Shares issued on the Effective Date (as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision, combination or consolidation of or stock or share dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date prior to the seventh anniversary of the Effective Date as it may determine, upon at least 30 days’ prior written notice to the holders of the Exchangeable Shares and the Trustee;

(ii)
a Vail Control Transaction is proposed, in which case, provided the Board of Directors determines in good faith that it is not practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Vail Control Transaction or that the redemption of all but not less than all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Vail and its affiliates) is necessary to enable the completion of such Vail Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date as it may determine, upon such number of days prior written notice to the holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

(iii)
an Exchangeable Share Voting Event is proposed and (A) the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exchangeable Share Voting Event, and (B) the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the Redemption Date) intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the day on which the later of the events described in (A) and (B) above occurs; or

(iv)
an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the day on which the holders of the Exchangeable Shares fail to take such action;

provided, however, that the accidental failure or omission to give any notice of redemption under clauses (i), (ii), (iii) or (iv) above to any of the holders of Exchangeable Shares shall not affect the validity of any such redemption;
“Redemption Price” has the meaning ascribed thereto in Section 7(a);
“Retracted Shares” has the meaning ascribed thereto in Section 6(a)(i);
“Retraction Call Notice” has the meaning ascribed thereto in Section 6(b)(ii);

“Retraction Call Right” has the meaning ascribed thereto in Section 6(a)(i)(C);
“Retraction Call Right Purchase Price” has the meaning ascribed thereto in Section 6(b)(i);
“Retraction Date” has the meaning ascribed thereto in Section 6(a)(i);
“Retraction Price” has the meaning ascribed thereto in Section 6(a)(i);
“Retraction Request” has the meaning ascribed thereto in Section 6(a)(i);
“Support Agreement” means the support agreement to be entered into at or prior to the issuance by the Company of any Exchangeable Shares among Vail, Callco and the Company substantially in the form of Schedule C to the Arrangement Agreement, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms;
“Transfer Agent” means or such other person as may from time to time be appointed by the Company as the registrar and transfer agent for the Exchangeable Shares;
“Trustee” means the trustee chosen by Vail and Whistler, each acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada or any Province thereof and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement;
“Vail” means Vail Resorts, Inc., a corporation existing under the laws of the State of Delaware;
“Vail Control Transaction” shall be deemed to have occurred if:

(i)
any person acquires, directly or indirectly, any voting security of Vail and, immediately after such acquisition, directly or indirectly owns, or exercises control and direction over, voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of Vail;

(ii)
the shareholders of Vail approve a merger, consolidation, recapitalization or reorganization of Vail, other than any such transaction which would result in the holders of outstanding voting securities of Vail immediately prior to such transaction directly or indirectly owning, or exercising control and direction over, voting securities representing more than 50% of the total voting power of all of the voting securities of the surviving entity outstanding immediately after such transaction;

(iii)	the shareholders of Vail approve a liquidation of Vail; or

(iv)	Vail sells or disposes of all or substantially all of its assets;

“Vail Dividend Declaration Date” means the date on which the board of directors of Vail declares any dividend or other distribution on the Vail Shares;
“Vail Shares” means shares of common stock of Vail; and
“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement to be made among Vail, Callco, the Company and the Trustee in connection with the Plan of Arrangement substantially in the form of Schedule D to the Arrangement Agreement, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

(b)
Interpretation Not Affected by Headings. The division of these Exchangeable Share Provisions into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to a “Section” followed by a number and/or a letter refer to the specified section of these Exchangeable Share Provisions.

(c)
Number and Gender. In these Exchangeable Share Provision, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa and words imparting any gender shall include all genders.

(d)
Date of Any Action. If any date on which any action is required to be taken hereunder by any person is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

(e)	Currency. In these Exchangeable Share Provision, unless stated otherwise, all cash payments provided for herein shall be made in Canadian dollars.

2.	Ranking of Exchangeable Shares

The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares: (a) with respect to the payment of dividends or other distributions as and to the extent provided in Section 3 and (b) with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs as and to the extent provided in Section 5.

3.	Dividends and Distributions

(a)
Dividends and Distributions. A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Vail Dividend Declaration Date, declare a dividend or other distribution on each Exchangeable Share:

(i)
in the case of a cash dividend or other distribution declared on the Vail Shares, in an amount in cash for each Exchangeable Share equal to the Canadian Dollar Equivalent of the cash dividend or other distribution declared on each Vail Share on the Vail Dividend Declaration Date;

(ii)
in the case of a stock or share dividend or other distribution declared on the Vail Shares to be paid in Vail Shares, by the issue or transfer by the Company of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Vail Shares to be paid on each Vail Share; provided, however, that the Company may, in lieu of such stock or share dividend or other distribution, elect to effect a corresponding, contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Sections 3(e) and 3(f)) subdivision of the outstanding Exchangeable Shares; or

(iii)
in the case of a dividend or other distribution declared on the Vail Shares in property other than cash or Vail Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (as determined by the Board of Directors in accordance with Section 3(e)) to the type and amount of property declared as a dividend or other distribution on each Vail Share; and

such dividends or other distributions shall be paid out of money, assets or property of the Company properly applicable to the payment of dividends or other distributions, out of authorized but unissued shares of the Company or through the subdivision of outstanding Exchangeable Shares, as applicable. The holders of Exchangeable Shares shall not be entitled to any dividends or other distributions other than or in excess of the dividends or other distributions referred to in this Section 3(a).

(b)
Payments of Dividends and Distributions. Cheques of the Company payable at par at any branch of the bankers of the Company shall be issued in respect of any cash dividends or other distributions contemplated by Section 3(a)(i) and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend or other distribution represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares or written evidence of the book entry issuance or transfer to the registered holder of Exchangeable Shares shall be delivered in respect of any stock or share dividends or other distributions contemplated by Section 3(a)(ii) or any subdivision of the Exchangeable Shares under Sections 3(a)(ii) and 3(f), and the sending of such certificates or written evidence to each holder of an Exchangeable Share shall satisfy the stock or share dividend or other distribution represented thereby. Such other type and amount of property in respect of any dividends or other distributions contemplated by Section 3(a)(iii) shall be issued, distributed or transferred by the Company in such manner as it shall determine, and the issuance, distribution or transfer thereof by the Company to each holder of an Exchangeable Share shall satisfy the dividend or other distribution represented thereby. Subject to the requirements of applicable law with respect to unclaimed property, no holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Company any dividend or other distribution that is represented by a cheque that has not been duly presented to the Company’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

(c)
Record and Payment Dates. The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or other distribution declared on the Exchangeable Shares under Section 3(a) shall be the same dates as the record date and payment date, respectively, for the corresponding dividend or other distribution declared on the Vail Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision of the Exchangeable Shares under Sections 3(a)(ii) and 3(f), and the effective date of such subdivision, shall be the same dates as the record and payment date, respectively, for the corresponding stock or share dividend or other distribution declared on the Vail Shares.

(d)
Partial Payment. If on any payment date for any dividends or other distributions declared on the Exchangeable Shares under Section 3(a) the dividends or other distributions are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends or other distributions that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Company shall have sufficient moneys, assets or property properly applicable to the payment of such dividends or other distributions.

(e)
Economic Equivalence. The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the Board of Directors may determine), “economic equivalence” for the purposes of the Exchangeable Share Provisions and each such determination shall be conclusive and binding on the Company and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(i)
in the case of any stock or share dividend or other distribution payable in Vail Shares, the number of such shares issued as a result of such stock or share dividend or other distribution in proportion to the number of Vail Shares previously outstanding;

(ii)
in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Vail Shares (or securities exchangeable for or convertible into or carrying rights to acquire Vail Shares), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each Vail Share and the Current Market Price of a Vail Share, the price volatility of the Vail Shares and the terms of any such instrument;

(iii)
in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Vail of any class other than Vail Shares, any rights, options or warrants other than those referred to in Section 3(e)(ii), any evidences of indebtedness of Vail or any assets of Vail), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Vail Share and the Current Market Price of a Vail Share;

(iv)
in the case of any subdivision, redivision or change of the then outstanding Vail Shares into a greater number of Vail Shares or the reduction, combination, consolidation or change of the then outstanding Vail Shares into a lesser number of Vail Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting the Vail Shares, the effect thereof upon the then outstanding Vail Shares; and

(v)
in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Vail Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(f)
Subdivision on Stock or Share Dividend. In the case of a stock or share dividend declared on Vail Shares to be paid in Vail Shares, in lieu of declaring the stock or share dividend contemplated by Section 3(a)(ii) on the Exchangeable Shares, the Board of Directors may, in good faith and in its discretion and subject to applicable Law and to obtaining all required regulatory approvals, subdivide, redivide or change each issued and unissued Exchangeable Share on the basis that each Exchangeable Share before such subdivision becomes a number of Exchangeable Shares equal to the sum of (i) one Vail Share, and (ii) the number of Vail Shares to be paid as a share dividend on each Vail Share. In such instance, and notwithstanding any other provision hereof, such subdivision, shall become effective on the effective date specified in Section 3(c) without any further act or formality on the part of the Board of Directors or of the holders of Exchangeable Shares. For greater certainty, subject to applicable Law, no approval of the holders of Exchangeable Shares to an amendment to the articles of the Company shall be required to give effect to such subdivision.

4.	Certain Restrictions

So long as any of the Exchangeable Shares are outstanding, the Company shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(a):

(a)
pay any dividends or other distributions on the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or other distributions, other than stock or share dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)
redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or the distribution of the assets in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(c)
redeem or purchase or make any capital distribution in respect of any other shares of the Company ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs; or

(d)
issue any Exchangeable Share or any other shares ranking equally with, or superior to, the Exchangeable Shares, other than, in each case, by way of stock or share dividends to the holders of such Exchangeable Shares or pursuant to a shareholders rights plan adopted by the Company;

provided, however, that the restrictions in this Section 4 shall not apply if all dividends or other distributions on the outstanding Exchangeable Shares corresponding to dividends or other distributions declared and paid on the Vail Shares shall have been declared and paid in full on the Exchangeable Shares prior to or as at the date of any such event referred to in this Section 4.

5.	Liquidation

(a)
Liquidation Amount. Subject to applicable laws and the due exercise by Vail or Callco of the Liquidation Call Right (which shall itself be subject to the sale and purchase contemplated by the Automatic Exchange Right), in the event of the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled to receive from the assets of the Company in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution, winding-up or other distribution (the “Liquidation Date”), before any distribution of any part of the assets of the Company among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to dividends or other distributions an amount per share (the “Liquidation Amount”) equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date, which price shall be satisfied in full by the Company delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Liquidation Amount.

(b)
Payment of Liquidation Amount. In the case of a distribution pursuant to Section 5(a), and provided that the sale and purchase contemplated by the Automatic Exchange Right has not occurred and that the Liquidation Call Right has not been exercised by Vail or Callco, on or promptly after the Liquidation Date, the Company shall deliver or cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the articles of the Company, as applicable, together with such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares. Payment of the Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of such holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by such holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration such holder is entitled to receive pursuant to Section 5(a). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive, without interest, their proportionate part of the aggregate Liquidation Amount, unless payment of the aggregate Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates and other required documents in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided. The Company shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited in a custodial account with, any chartered bank or trust company the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by such bank or trust company as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a holder of Exchangeable Shares as of the date of such deposit shall be limited to receiving its proportionate part of the aggregate Liquidation Amount for such Exchangeable Shares so deposited, without interest, and all dividends and other distributions with respect to the Vail Shares to which such holder is entitled with a record date on or after the date of such deposit and before the date of transfer of such Vail Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions. Upon such payment or deposit of the Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Vail Shares delivered to them or the custodian on their behalf.

(c)
No Right to Participate in Further Distributions. After the Company has satisfied its obligations to pay the holders of the Exchangeable Shares the aggregate Liquidation Amount per Exchangeable Share pursuant to this Section 5, such holders shall not be entitled to share in any further distribution of the assets of the Company.

6.	Retraction of Exchangeable Shares

(a)	Retraction at Option of Holder

(i)
Subject to applicable laws and the due exercise by Vail or Callco of the Retraction Call Right, a holder of Exchangeable Shares shall be entitled at any time to require the Company to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Price”), which price shall be satisfied in full by the Company delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price. A holder of Exchangeable Shares must give notice of a request to redeem by presenting and surrendering to the Company, at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the certificate or certificates representing the Exchangeable Shares that such holder desires to have the Company redeem, together with (A) such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the articles of the Company, as applicable, together with such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require and (B) a duly executed request (the ‘‘Retraction Request’’) in the form of Appendix I hereto or in such other form as may be acceptable to the Company:

(A)
specifying that such holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by the Company;

(B)
stating the Business Day on which the holder desires to have the Company redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall not be less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Company and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Company, subject to Section 6(a)(v); and

(C)
acknowledging the overriding right (the “Retraction Call Right”) of Vail and Callco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Vail or Callco in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Right Purchase Price and on the other terms and conditions set out in Section 6(b).

(ii)
In the case of a redemption of Exchangeable Shares pursuant to this Section 6(a), upon receipt by the Company or the Transfer Agent in the manner specified in Section 6(a)(i) of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Company redeem, together with a duly executed Retraction Request and such additional documents and instruments specified in Section 6(a)(i) or that the Company may reasonably require, and provided that (A) the Retraction Request has not been revoked by the holder of such Retracted Shares in the manner specified in Section 6(a)(iv), and (B) neither Vail nor Callco has exercised the Retraction Call Right, the Company shall redeem the Retracted Shares effective at the close of business on the Retraction Date. On the Retraction Date, the Company shall deliver or cause to be delivered to such holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the Retraction Request or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Price and such delivery of such Exchangeable Share Consideration by or on behalf of the Company by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price to the extent that the same is represented by such Exchangeable Share Consideration, unless any cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation. If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Company. On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement), other than the right to receive the aggregate Retraction Price in respect thereof, unless payment of the aggregate Retraction Price payable to such holder shall not be made upon presentation and surrender of share certificates and other required documents in accordance with the foregoing provisions, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of the certificates and payment of such aggregate Retraction Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Company shall thereafter be considered and deemed for all purposes to be a holder of the Vail Shares delivered to such holder.

(iii)
Notwithstanding any other provision of this Section 6, the Company shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request if and to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable laws. If the Company believes, after due enquiry, that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that neither Vail nor Callco has exercised the Retraction Call Right with respect to such Retracted Shares, the Company shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder and the Trustee at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Company. In any case in which the redemption by the Company of Retracted Shares would be contrary to solvency requirements or other provisions of applicable laws, the Company shall redeem Retracted Shares in accordance with Section 6(a)(ii) on a pro rata basis in proportion to the total number of Exchangeable Shares tendered for retraction and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Company, representing the Retracted Shares not redeemed by the Company pursuant to Section 6(a)(ii). If the Company would otherwise be obligated to redeem Retracted Shares pursuant to Section 6(a)(ii) but is not obligated to do so as a result of solvency requirements or other provisions of applicable laws, the holder of any such Retracted Shares not redeemed by the Company pursuant to Section 6(a)(ii) as a result of solvency requirements or other provisions of applicable laws shall be deemed, by delivery of the Retraction Request, to have instructed the Transfer Agent to require Vail or Callco to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Vail or Callco to such holder of the aggregate Retraction Price in respect of such Retracted Shares, all as more specifically provided for in the Voting and Exchange Trust Agreement.

(iv)
A holder of Retracted Shares may, by notice in writing given by the holder to the Company before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Vail or Callco shall be deemed to have been revoked.

(v)	Notwithstanding any other provision of this Section 6(a), if:

(A)
exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require the Company to redeem any Exchangeable Shares pursuant to this Section 6(a) on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of the NYSE to the listing and trading (subject to official notice of issuance) of the Vail Shares that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

(B)
as a result of (A) above, it would not be practicable (notwithstanding the reasonable endeavours of Vail) to obtain such approvals in time to enable all or any of such Vail Shares to be admitted to listing and trading by the NYSE (subject to official notice of issuance) when so delivered; the Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the earlier of (i) the second Business Day immediately following the date the approvals referred to in Section 6(a)(v)(A) are obtained and (ii) the date which is 30 Business Days after the date on which the relevant Retraction Request is received by the Company, and references in these Exchangeable Share Provisions to such Retraction Date shall be construed accordingly.

(b)	Retraction Call Rights

(i)
In the event that a holder of Exchangeable Shares delivers a Retraction Request pursuant to Section 6(a), and subject to the limitations set forth in Section 6(a)(ii) (including that Callco shall only be entitled to exercise its Retraction Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which Vail has not exercised its Retraction Call Right), the Retraction Call Right will be available to each of Vail and Callco, notwithstanding the proposed redemption of the Exchangeable Shares by the Company pursuant to Section 6(a), to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by Vail or Callco, as the case may be, of an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Call Right Purchase Price”), which price shall be satisfied in full by Vail or Callco, as the case may, delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price. Upon the exercise of the Retraction Call Right in respect of Retracted Shares, the holder of such Retracted Shares shall be obligated to sell all of such Retracted Shares to Vail or Callco, as the case may be, on the Retraction Date on payment by Vail or Callco, as the case may be, of the aggregate

Retraction Call Right Purchase Price in respect of such Retracted Shares as set forth in this Section 6(b)(i).

(ii)
Upon receipt by the Company of a Retraction Request, the Company shall immediately notify Vail and Callco thereof and shall provide Vail and Callco with a copy of the Retraction Request. Callco shall only be entitled to exercise its Retraction Call Right with respect to those holders of Retracted Shares, if any, in respect of which Vail has not exercised its Retraction Call Right. In order to exercise its Retraction Call Right, Vail or Callco, as the case may be, must notify the Company in writing of its determination to do so (a “Retraction Call Notice”) within five Business Days after the Company notifies Vail and Callco of the Retraction Request. If neither Vail nor Callco so notifies the Company within such five Business Day period, the Company shall notify the holder as soon as possible thereafter that neither Vail nor Callco will exercise the Retraction Call Right. If one or both of Vail and Callco delivers a Retraction Call Notice within such five Business Day period and duly exercises its Retraction Call Right in accordance with this Section 6(b)(ii), the obligation of the Company to redeem the Retracted Shares shall terminate and, provided that the Retraction Request is not revoked by the holder of such Retracted Shares in the manner specified in Section 6(a)(iv), Vail or Callco, as the case may be, shall purchase from such holder and such holder shall sell to Vail or Callco, as the case may be, on the Retraction Date the Retracted Shares for an amount per share equal to the Retraction Call Right Purchase Price. Provided that the aggregate Retraction Call Right Purchase Price has been so deposited with the Transfer Agent as provided in Section 6(b)(iii), the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Company of such Retracted Shares shall take place on the Retraction Date.

(iii)
For the purpose of completing a purchase of Retracted Shares pursuant to the exercise of the Retraction Call Right, Vail or Callco, as the case may be, shall deliver or cause to be delivered to the holder of such Retracted Shares, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price to which such holder is entitled and such delivery of Exchangeable Share Consideration on behalf of Vail or Callco, as the case may be, shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Call Right Purchase Price to the extent that the same is represented by such Exchangeable Share Consideration, unless any cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation.

(iv)
On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement), other than the right to receive the aggregate Retraction Call Right Purchase Price in respect thereof, unless payment of the aggregate Retraction Call Right Purchase Price payable to such holder shall not be made upon presentation and surrender of share certificates and other required documents in accordance with the foregoing provisions, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Call Right Purchase Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Call Right Purchase Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so purchased by Vail or Callco, as the case may be, shall thereafter be considered and deemed for all purposes to be a holder of the Vail Shares delivered to such holder.

7.	Redemption of Exchangeable Shares by the Company

(a)
Redemption Amount. Subject to applicable laws and the due exercise by Vail or Callco of the Redemption Call Right, the Company shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Vail and its affiliates) for an amount per share (the “Redemption Price”) equal to the Exchangeable Share Price on the last Business Day prior to the Redemption Date, which price shall be satisfied in full by the Company delivering or causing to be delivered to each holder of Exchangeable Shares the Exchangeable Share Consideration for each Exchangeable Share held by such holder.

(b)
Notice of Redemption. In the case of a redemption of Exchangeable Shares pursuant to Section 7(a), the Company shall, at least 30 days before the Redemption Date (other than a Redemption Date established in connection with a Vail Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Company or the purchase by Vail or Callco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a Vail Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of the redemption by the Company or the purchase by Vail or Callco, as the case may be, of the Exchangeable Shares under the Redemption Call Right will be sent on or before the Redemption Date, on as many days’ prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

(c)
Payment of Redemption Price. On or promptly after the Redemption Date, and provided that the Redemption Call Right has not been exercised by Vail or Callco, the Company shall deliver or cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the articles of the Company, as applicable, together with such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by notice to the holders of the Exchangeable Shares. Payment of the Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Redemption Price. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive, without interest, their proportionate part of the aggregate Redemption Price, unless payment of the aggregate Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Redemption Price has been paid in the manner hereinbefore provided. The Company shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the aggregate Redemption Price (in the form of Exchangeable Share Consideration) of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice and any interest earned on such deposit shall belong to the Company. Provided that such aggregate Redemption Price has been so deposited prior to the Redemption Date, on and after the Redemption Date, the Exchangeable Shares in respect of which such deposit shall have been made shall be redeemed and the rights of the holders thereof after the Redemption Date shall be limited to receiving, without interest, their proportionate part of the aggregate Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the certificates for the Exchangeable Shares held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the Redemption Price, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Vail Shares delivered to them or the custodian on their behalf.

8.	Purchase for Cancellation

(a)
Private Agreement. Subject to applicable laws and the articles of the Company, and notwithstanding Section 8(b), the Company may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with the holder thereof.

(b)
Tender Offer. Subject to applicable laws and the articles of the Company, the Company may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price per share by tender to all the holders of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase. If in response to an invitation for tenders under the provisions of this Section 8(b) more Exchangeable Shares are tendered at a price or prices acceptable to the Company than the Company is prepared to purchase, the Exchangeable Shares to be purchased by the Company shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Company, provided that when shares are tendered at different prices the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Company is prepared to purchase after the Company has purchased all the shares tendered at lower prices. If only part of the Exchangeable Shares represented by any certificate are purchased pursuant to this Section 8(b), a new certificate for the balance of such shares shall be issued at the expense of the Company.

9.	Voting Rights

Except as required by applicable laws and by Section 11, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Company or to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not be entitled to class votes except as required by applicable law.

10.	Specified Amount

The amount specified in respect of each Exchangeable Share for the purposes of subsection 191(4) of the Income Tax Act (Canada) shall be an amount equal to C$.

11.	Amendment and Approval

(a)
Amendment. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

(b)
Approval. Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable laws shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable laws, subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided, however, that if at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting, the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

12.	Reciprocal Changes, etc. in Respect of Vail Shares

(a)
Acknowledgement in Respect of Issuances or Distributions. Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that Vail will not, except as provided in the Support Agreement, without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b):

(i)
issue or distribute Vail Shares (or securities exchangeable for or convertible into or carrying rights to acquire Vail Shares) to the holders of all or substantially all of the then outstanding Vail Shares by way of stock or share dividend or other distribution, other than an issue of Vail Shares (or securities exchangeable for or convertible into or carrying rights to acquire Vail Shares) to holders of Vail Shares

(i) who exercise an option to receive dividends in Vail Shares (or securities exchangeable for or convertible into or carrying rights to acquire Vail Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement;

(ii)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Vail Shares entitling them to subscribe for or to purchase Vail Shares (or securities exchangeable for or convertible into or carrying rights to acquire Vail Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding Vail Shares:

(A)	shares or securities of Vail of any class other than Vail Shares (or securities convertible into or exchangeable for or carrying rights to acquire Vail Shares);

(B)	rights, options or warrants other than those referred to in Section 12(a)(ii) above;

(C)	evidence of indebtedness of Vail; or

(D)	assets of Vail;

unless, in each case, the Company issues or distributes the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Vail in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement and the Plan of Arrangement.

(b)
Acknowledgement in Respect of Corporate Changes. Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that for so long as any Exchangeable Shares not owned by Vail or its affiliates are outstanding, Vail will not without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b):

(i)	subdivide, redivide or change the then outstanding Vail Shares into a greater number of Vail Shares;

(ii)	reduce, combine, consolidate or change the then outstanding Vail Shares into a lesser number of Vail Shares; or

(iii)	reclassify or otherwise change the Vail Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Vail Shares;

unless, in each case, the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Vail in order to give effect to and to consummate the transactions contemplated by, and in accordance with the Arrangement Agreement and the Plan of Arrangement. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(b).

(c)	Successorship Transaction. Notwithstanding the foregoing provisions of this Section 12, in the event of a Vail Control Transaction:

(i)
in which Vail merges or amalgamates with, or in which all or substantially all of the then outstanding Vail Shares are acquired by one or more other corporations to which Vail is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than virtue of a right referred to in paragraph 251(5)(b) thereof);

(ii)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of such term in Section 1(a); and

(iii)
in which all or substantially all of the then outstanding Vail Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other

Corporation”) that, immediately after such Vail Control Transaction, owns or controls, directly or indirectly, Vail;

then all references herein to “Vail” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Vail Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these Exchangeable Share Provisions or the Plan of Arrangement or the exchange of shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Vail Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to these Exchangeable Share Provisions or the Plan of Arrangement or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Vail Control Transaction and the Vail Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

13.	Actions by the Company under Support Agreement

(a)
Actions by the Company. The Company will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Vail, Callco and the Company with all provisions of the Support Agreement applicable to Vail, Callco and the Company, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Company all rights and benefits in favour of the Company under or pursuant to such agreement.

(b)
Changes to the Support Agreement. The Company shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(b) other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(i)
adding to the covenants of any or all of the other parties to the Support Agreement if the board of directors of each of Vail, Callco and the Company shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(ii)
evidencing the succession of successors to Vail either by operation of law or agreement to the liabilities and covenants of Vail under the Support Agreement (“Vail Successors”) and the covenants of and obligations assumed by each such Vail Successor in accordance with the provisions of Article 3 of the Support Agreement;

(iii)
making such amendments or modifications not inconsistent with the Support Agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the board of directors of each of Vail, Callco and the Company, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments and modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(iv)
making such changes in or corrections to the Support Agreement which, on the advice of counsel to Vail, Callco and the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the board of directors of each of Vail, Callco and the Company shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

14.	Legend; Call Rights; Withholding Rights

(a)
Legend. The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Redemption Call Right and the Change

of Law Call Right, the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights and automatic exchange thereunder) and the Retraction Call Right.

(b)
Call Rights. Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Redemption Call Right, the Change of Law Call Right and the Retraction Call Right, in each case, in favour of Vail and Callco, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Vail and Callco as provided herein and in the Plan of Arrangement.

(c)
Withholding Rights. Vail, Callco, the Company and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution or other consideration otherwise payable to any holder of Exchangeable Shares such amounts as Vail, Callco, the Company or the Transfer Agent, as the case may be, is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Vail, Callco, the Company and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Vail, Callco, the Company or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Vail, Callco, the Company or the Transfer Agent, as the case may be, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

15.	Notices

(a)
Notices. Subject to applicable laws, any notice, request or other communication to be given to the Company by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by telecopy or by delivery to the registered office of the Company and addressed to the attention of the Secretary of the Company. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Company.

(b)
Certificates. Any presentation and surrender by a holder of Exchangeable Shares to the Company or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Company or the retraction or redemption of Exchangeable Shares shall be made by first class mail (postage prepaid) or by delivery to the registered office of the Company or to such office of the Transfer Agent as may be specified by the Company, in each case, addressed to the attention of the Secretary of the Company. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Company or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by first class mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

(c)	Notice to Shareholders.

(i)
Subject to applicable laws, any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Company shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of the Company or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Company pursuant thereto.

(ii)
In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, the Company shall make reasonable efforts to disseminate any notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Company or the Transfer Agent may give or cause to be given hereunder will be deemed to have been properly given and to have been received by holders of Exchangeable Shares if (i) it is given to the Toronto Stock Exchange for dissemination, or (ii) it is published once in the national edition of The Globe and Mail and in a daily newspaper of general circulation in the French language in the City of Montreal, provided that if the national edition of The Globe and Mail is not being generally circulated, publication thereof will be made in the National Post or any other daily newspaper of general circulation published in the City of Toronto.

(iii)
Notwithstanding any other provisions of these Exchangeable Share Provisions, notices, other communications and deliveries need not be mailed if the Company determines that delivery thereof by mail may be delayed. Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as the Company has determined that delivery by mail will no longer be delayed. The Company will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 15(c). Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

16.	Disclosure of Interests in Exchangeable Shares

The Company shall be entitled to require any holder of an Exchangeable Share or any person whom the Company knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to (a) confirm that fact, or (b) give such details as to whom has an interest in such Exchangeable Share, in each case as would be required (if the Exchangeable Shares were a class of “equity securities” of the Company) under section 5.2 of National Instrument 62-104 Take-Over Bids and Issuer Bids or as would be required under the articles of Vail or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, if and only to the extent that the Exchangeable Shares were Vail Shares.

17.	Fractional Shares

A holder of an Exchangeable Share shall not be entitled to any fraction of a Vail Share upon the exchange, redemption or purchase of such holder’s Exchangeable Share pursuant to Articles 5, 6 and 7 and no certificates representing any such fractional interest shall be issued and such holder otherwise entitled to a fractional interest shall be entitled to receive for such fractional interest from the Company, Vail or Callco, as the case may be, a cash payment equal to such fractional interest multiplied by the Current Market Price as part of the Exchangeable Share Consideration.

APPENDIX I
TO ANNEX A

RETRACTION REQUEST
[TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To:	Vail Resorts, Inc. (“Vail”)
(“Callco”)
1068877 B.C. Ltd. (the “Company”)

This notice is given pursuant to Section 6 of the share provisions (the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares of the Company represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Exchangeable Share Provisions have the meanings ascribed to such words and expressions in such Exchangeable Share Provisions.
The undersigned hereby notifies the Company that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Company redeem in accordance with Section 6 of the Exchangeable Share Provisions: (select one)
☐    all share(s) represented by this certificate
☐    share(s) only represented by this certificate
The undersigned hereby notifies the Company that the Retraction Date shall be ________________.
NOTE: The Retraction Date must be a Business Day and must not be less than 10 Business Days nor more than 15 Business Days after the date upon which this notice is received by the Company. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by the Company.
The undersigned acknowledges the overriding Retraction Call Right of Vail and Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Vail or Callco in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Right Purchase Price and on the other terms and conditions set out in Section 6(b) of the Exchangeable Share Provisions. If neither Vail nor Callco exercise the Retraction Call Right, the Company will notify the undersigned of such fact as soon as possible. This Retraction Request, and this offer to sell the Retracted Shares to Vail or Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to the Company at any time before the close of business on the Business Day immediately preceding the Retraction Date.
The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Company is unable to redeem all Retracted Shares, and provided that neither Vail nor Callco has exercised the Retraction Call Right with respect to the Retracted Shares, the Retracted Shares will be automatically exchanged pursuant to the Voting and Exchange Trust Agreement so as to require Vail to purchase the unredeemed Retracted Shares.
The undersigned hereby represents and warrants to Vail, Callco and the Company that the undersigned: (select one)
☐    is
☐    is not
a resident of Canada for purposes of the Income Tax Act (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENSE OF AN INDICATION THAT THE UNDERSIGNED IS A RESIDENT OF CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.
The undersigned hereby represents and warrants to Vail, Callco and the Company that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Vail, Callco or the Company, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

☐    Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which such certificates and cheque(s) will be mailed to the last address of the shareholder as it appears on the register.
Note:    This panel must be completed and this certificate, together with such additional documents and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent and the Company may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Company and the certificates for the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.
Date:    ______________________________
Name of Person in Whose Name Securities or Cheque(s)
Are to be Registered, Issued or Delivered (please print): ________________________________

Street Address or P.O. Box:
Signature of Shareholder:
City, Province and Postal Code:
Signature Guaranteed by:

Note:    If this Retraction Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of the Company represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of the Company, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

SCHEDULE B
Arrangement Resolution
BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) involving Whistler Blackcomb Holdings Inc. (“Whistler”), pursuant to the arrangement agreement between Whistler, 1068877 B.C. Ltd. and Vail Resorts, Inc. dated August 5, 2016, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), as more particularly described and set forth in the management information circular of Whistler dated , 2016 (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.
The plan of arrangement of Whistler, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as Appendix to the Circular, is hereby authorized, approved and adopted.

3.
The: (i) Arrangement Agreement and all the transactions contemplated therein; (ii) actions of the directors of Whistler in approving the Arrangement and the Arrangement Agreement; and (iii) actions of the directors and officers of Whistler in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by Whistler of its obligations thereunder, are hereby ratified and approved.

4.
Whistler is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

5.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of common shares of Whistler (the “Whistler Shareholders”) entitled to vote thereon or that the Arrangement has been approved by the Court, the directors of Whistler are hereby authorized and empowered, without further notice to or approval of the Whistler Shareholders: (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

6.
Any officer or director of Whistler is hereby authorized and directed, for and on behalf of Whistler, to execute or cause to be executed and to deliver or cause to be delivered, whether under the corporate seal of Whistler or otherwise, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such other document or instrument or the doing of any such other act or thing.

SCHEDULE C
FORM OF EXCHANGEABLE SHARE SUPPORT AGREEMENT

[See attached.]

FORM OF
EXCHANGEABLE SHARE SUPPORT AGREEMENT
THIS EXCHANGEABLE SHARE SUPPORT AGREEMENT made as of among Vail Resorts, Inc., a corporation existing under the laws of the State of Delaware (“Vail”), , a corporation existing under the laws of the Province of British Columbia (“Callco”), and 1068877 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia (“Exchangeco”).
RECITALS:

A.
In connection with an arrangement agreement (the “Arrangement Agreement”) dated August 5, 2016 among Vail, Exchangeco and Whistler Blackcomb Holdings Inc. (“Whistler”), Exchangeco is to issue exchangeable shares (the “Exchangeable Shares”) to certain holders of common shares of Whistler pursuant to an arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “Arrangement”) on the terms and conditions set out in the Plan of Arrangement (as defined in the Arrangement Agreement).

B.	Pursuant to the Arrangement Agreement, Vail, Callco and Exchangeco are required to enter into an exchangeable share support agreement (the “Agreement”) substantially in the form of this Agreement.
In consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1    Defined Terms

In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Exchangeco, unless the context requires otherwise.
1.2    Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.
1.3    Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.
1.4    Date of any Action

If the date on which any action is required to be taken hereunder by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
1.5    Statutes

Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.
ARTICLE 2
COVENANTS OF VAIL AND EXCHANGECO

2.1    Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by Vail or its affiliates are outstanding, Vail shall:

(a)	not take any action that will result in the declaration or payment of any dividend or make any other distribution on the Vail Shares unless:

(i)
Exchangeco shall (A) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as determined in accordance with the Exchangeable Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law and the Exchangeable Share Provisions, of any such Equivalent Dividend; or

(ii)
if the dividend or other distribution is a stock or share dividend or distribution of stock or shares, and if Exchangeco so chooses as an alternative to taking the action described in (i), in lieu of such dividend or other distribution on the Vail Shares, Exchangeco shall:

(A)
effect a corresponding, contemporaneous and economically equivalent subdivision of the outstanding Exchangeable Shares (as determined in accordance with the Exchangeable Share Provisions) (an “Equivalent Stock Subdivision”), and

(B)	have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)
advise Exchangeco sufficiently in advance of the declaration by Vail of any dividend or other distribution on the Vail Shares and take all such other actions as are reasonably necessary or desirable, in co-operation with Exchangeco, to ensure that:

(i)
the respective declaration date, record date and payment date for an Equivalent Dividend shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the Vail Shares; or

(ii)
the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock or share dividend or distribution of stock or shares, in lieu of such a dividend or other distribution on the Vail Shares and that such Equivalent Stock Subdivision shall comply with the requirements of the stock exchange on which the Exchangeable Shares are then listed;

(c)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to deliver or cause to be delivered Vail Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of Sections 5, 6 or 7, as the case may be, of the Exchangeable Share Provisions;

(d)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Trustee in accordance with applicable law to perform its obligations under the Voting and Exchange Trust Agreement, including, without limitation, all such actions and all such things as are reasonably necessary or desirable to enable and permit the Trustee in its capacity as trustee under the Voting and Exchange Trust Agreement to exercise such number of votes in respect of a Vail Meeting or a Vail Consent (as such terms are defined in the Voting and Exchange Trust Agreement) as is equal to the aggregate number of Exchangeable Shares outstanding at the relevant time other than those held by Vail and its affiliates;

(e)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Vail or Callco, as the case may be, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right (as defined in the Plan of Arrangement) or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Vail or Callco, as the case may be, to deliver or cause to be delivered Vail Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as the case may be; and

(f)
not exercise its vote as a shareholder of Exchangeco to initiate the voluntary liquidation, dissolution or winding up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs.

2.1    Segregation of Funds

Vail will cause Exchangeco to deposit a sufficient amount of funds in a separate account of Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Exchangeco to pay or otherwise satisfy its obligations with respect to the applicable dividend, Liquidation Amount, Retraction Price or Redemption Price, in each case once such amounts become payable under the terms of this Agreement or the Exchangeable Share Provisions. Exchangeco will use such funds, assets and property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.
2.2    Reservation of Vail Shares

Vail hereby represents, warrants and covenants in favour of Exchangeco and Callco that Vail has reserved for issuance and shall, at all times while any Exchangeable Shares are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Vail Shares (or other shares or securities into which Vail Shares may be reclassified or changed as contemplated by Section 2.6):

(a)
as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and

(b)
as are now and may hereafter be required to enable and permit each of Vail, Callco and Exchangeco to meet its obligations under the Voting and Exchange Trust Agreement, the Exchangeable Share Provisions and any other security or commitment relating to the Arrangement pursuant to which Vail may now or hereafter be required to issue or cause to be issued Vail Shares.

2.3    Notification of Certain Events

In order to assist Vail to comply with its obligations hereunder and to permit Vail or Callco to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as applicable, Exchangeco shall notify Vail and Callco of each of the following events at the time set forth below:

(a)
in the event of any determination by the board of directors of Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)
promptly upon the earlier of (i) receipt by Exchangeco of notice of, and (ii) Exchangeco otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by Exchangeco of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions;

(e)
as soon as practicable upon the issuance by Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Arrangement); and

(f)	promptly, upon receiving notice of a Change of Law (as such term is defined in the Plan of Arrangement).

2.5    Delivery of Vail Shares

Upon notice from Callco or Exchangeco of any event that requires Callco or Exchangeco to deliver or cause to be delivered Vail Shares to any holder of Exchangeable Shares, Vail shall forthwith issue and deliver or cause to be delivered the requisite number of shares of Vail Shares for the benefit of Callco or Exchangeco, as appropriate, and Callco or Exchangeco, as the case may be, shall forthwith cause to be delivered the requisite number of Vail Shares to be received by or for the benefit of the former holder of the surrendered Exchangeable Shares. All such Vail Shares shall be duly authorized and validly issued as fully paid, non-assessable, free of preemptive rights and shall be free and clear of any lien, claim or encumbrance.
2.6    Qualification of Vail Shares

(1)
Vail covenants and agrees that it shall use its commercially reasonably efforts to (a) file a registration statement (the “Registration Statement”) on Form S-3 (or any successor form) under the U.S. Securities Act of 1933, as amended (the “1933 Act”) to register any and all of the Vail Shares to be issued or delivered to holders of the Exchangeable Shares by Vail or Callco (including, for greater certainty, pursuant to the Exchange Right or the Automatic Exchange Right), (b) cause the Registration Statement to become effective prior to the time that any Exchangeable Shares are first issued, and (c) cause the Registration Statement (or a successor registration statement) to remain effective at all times that any Exchangeable Shares remain outstanding. Without limiting the generality of the foregoing, Vail and Callco each covenant and agree that it will take all such actions and do all such things as are reasonably necessary or desirable to make such filings and seek such regulatory consents and approvals as are necessary so that the Vail Shares to be issued or delivered to holders of Exchangeable Shares by Vail or Callco pursuant to the terms of the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and this Agreement will be offered, sold, issued and delivered in compliance with the 1933 Act and all applicable state securities laws, and applicable securities laws in Canada and will use commercially reasonably efforts to ensure that the Vail Shares will not be “restricted securities” within the meaning of Rule 144 under the 1933 Act or subject to any “hold period” resale restriction under National Instrument 45-102 Resale of Securities. Vail will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Vail Shares to be delivered to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and this Agreement to be listed, quoted and posted for trading on all stock exchanges and quotation systems on which outstanding Vail Shares have been listed by Vail and remain listed and are quoted or posted for trading at such time.

(2)
Notwithstanding any other provision of the Exchangeable Share Provisions, or any term of this Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement, no Vail Shares shall be issued (and Vail will not be required to issue any Vail Shares) in connection with any liquidation, dissolution or winding-up of Exchangeco, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of Vail Shares would not be permitted by applicable laws.

2.7    Economic Equivalence

(1)    So long as any Exchangeable Shares not owned by Vail or its affiliates are outstanding:

(a)	Vail shall not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b) of the Exchangeable Share Provisions:

(i)
issue or distribute Vail Shares (or securities exchangeable for or convertible into or carrying rights to acquire Vail Shares) to the holders of all or substantially all of the then outstanding Vail Shares by way of stock or share dividend or other distribution, other than an issue of Vail Shares (or securities exchangeable for or convertible into or carrying rights to acquire Vail Shares) to holders of Vail Shares (A) who exercise an option to receive dividends in Vail Shares (or securities exchangeable for or convertible into or carrying rights to acquire Vail Shares) in lieu of receiving cash dividends, or (B) pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement; or

(ii)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Vail Shares entitling them to subscribe for or to purchase Vail Shares (or securities exchangeable for or convertible into or carrying rights to acquire Vail Shares); or

(iii)
issue or distribute to the holders of all or substantially all of the then outstanding Vail Shares (A) shares or securities of Vail of any class other than Vail Shares (or securities convertible into or exchangeable for or carrying rights to acquire Vail Shares), (B) rights, options, warrants or other assets other than those referred to in Section 2.6(1)(a)(ii), (C) evidence of indebtedness of Vail or (D) assets of Vail;

unless, in each case, Exchangeco issues or distributes the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Vail in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement and the Plan of Arrangement.

(b)	Vail shall not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b) of the Exchangeable Share Provisions:

(i)	subdivide, redivide or change the then outstanding Vail Shares into a greater number of Vail Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding Vail Shares into a lesser number of Vail Shares; or

(iii)	reclassify or otherwise change the Vail Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Vail Shares;

unless, in each case, the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Vail in order to give effect to and to consummate the transactions contemplated by, and in accordance with the Arrangement Agreement and the Plan of Arrangement.

(2)
The board of directors of Exchangeco shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the board of may determine), “economic equivalence” for the purposes of any event referred to in Section 2.6(1)(a) or Section 2.6(1)(b) and each such determination shall be conclusive and binding on Vail. In making each such determination, the following factors shall, without excluding other factors determined by the board of directors of Exchangeco to be relevant, be considered by the board of directors of Exchangeco:

(a)
in the case of any stock or share dividend or other distribution payable in Vail Shares, the number of such shares issued as a result of such stock or share dividend or other distribution in proportion to the number of Vail Shares previously outstanding;

(b)
in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Vail Shares (or securities exchangeable for or convertible into or carrying rights to acquire Vail Shares), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each Vail Share and the Current Market Price of a Vail Share, the price volatility of the Vail Shares and the terms of any such instrument;

(c)
in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Vail of any class other than Vail Shares, any rights, options or warrants other than those referred to in Section 2.6(2)(b), any evidences of indebtedness of Vail or any assets of Vail), the relationship between the fair market value (as determined by the board of directors of Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Vail Share and the Current Market Price of a Vail Share;

(d)
in the case of any subdivision, redivision or change of the then outstanding Vail Shares into a greater number of Vail Shares or the reduction, combination, consolidation or change of the then outstanding Vail Shares into a lesser number of Vail Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting Vail Shares, the effect thereof upon the then outstanding Vail Shares; and

(e)
in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Vail Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(3)
Exchangeco agrees that, to the extent required, upon due notice from Vail, Exchangeco shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the Vail Shares and Exchangeable Shares as provided for in this Section 2.6.

2.8    Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Vail Shares (an “Offer”) is proposed by Vail or is proposed to Vail or its shareholders and is recommended by the board of directors of Vail, or is otherwise effected or to be effected with the consent or approval of the board of directors of Vail, and the Exchangeable Shares are not redeemed by Exchangeco or purchased by Vail or Callco pursuant to the Redemption Call Right, Vail and Exchangeco will use reasonable efforts to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Vail and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Vail Shares, without discrimination. Without limiting the generality of the foregoing, Vail and Exchangeco will use reasonable efforts in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Exchangeco (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Exchangeco to redeem, or Vail or Callco to purchase pursuant to the Redemption Call Right, Exchangeable Shares in the event of a Vail Control Transaction.
2.9    Vail and Affiliates Not to Vote Exchangeable Shares

Each of Vail and Callco covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Each of Vail and Callco further covenants and agrees that it shall not, and shall cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Business Corporations Act (British Columbia) (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares; provided however, for further clarity, that this Section 2.8 shall not in any way restrict the right of Vail or any of its affiliates to vote their common shares of Exchangeco in accordance with the Exchangeable Share Provisions.
2.10    Ordinary Market Purchases

For greater certainty, nothing contained in this Agreement, including without limitation the obligations of Vail contained in Section 2.7, shall limit the ability of Vail (or any of its affiliates) to make ordinary market or other voluntary purchases of Vail Shares in accordance with applicable laws and regulatory or stock exchange requirements.
2.11    Ownership of Outstanding Shares

Without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b) of the Exchangeable Share Provisions, Vail covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares not owned by Vail or its affiliates are outstanding, Vail will be and remain the direct or indirect beneficial owner of all issued and outstanding common shares in the capital of Exchangeco and Callco. Notwithstanding the foregoing, Vail shall not be in violation of this Section 2.11 if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of Vail or the Vail Shares pursuant to any merger or similar transaction involving Vail pursuant to which Vail is not the surviving corporation.

2.12    Stock Exchange Listing

Vail covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any person other than Vail or any of its affiliates, Vail shall use reasonable efforts to maintain a listing for such Exchangeable Shares on the Toronto Stock Exchange.
ARTICLE 3
VAIL SUCCESSORS

3.1    Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by Vail or its affiliates are outstanding, Vail shall not enter into any transaction (whether by way of reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of an amalgamation or merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)
such other person or continuing corporation (the “Vail Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Vail Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Vail Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of Vail under this Agreement; and

(b)
such transaction shall be upon such terms and conditions as to preserve and not to impair any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

3.2    Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the Vail Successor and such other person that may then be the issuer of the Vail Shares shall possess and from time to time may exercise each and every right and power of Vail under this Agreement in the name of Vail or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Vail or any officers of Vail may be done and performed with like force and effect by the directors or officers of such Vail Successor.
3.3    Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (a) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Vail (other than Exchangeco or Callco) with or into Vail, (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Vail (other than Exchangeco or Callco), provided that all of the assets of such subsidiary are transferred to Vail or another wholly-owned direct or indirect subsidiary of Vail, (c) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Vail among the shareholders of such subsidiary for the purpose of winding up its affairs, and (d) any such transactions are expressly permitted by this Article 3.
3.4    Successorship Transaction

Notwithstanding the foregoing provisions of this Article 3, in the event of a Vail Control Transaction:

(a)
in which Vail merges or amalgamates with, or in which all or substantially all of the then outstanding Vail Shares are acquired by, one or more other corporations to which Vail is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of Redemption Date in the Exchangeable Share Provisions; and

(c)
in which all or substantially all of the then outstanding Vail Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) or another corporation (the “Other Corporation”) that, immediately after such Vail Control Transaction, owns or controls, directly or indirectly, Vail;

then all references herein to “Vail” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Vail Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the Plan of Arrangement or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Vail Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the Plan of Arrangement, or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Vail Control Transaction and the Vail Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.
ARTICLE 4
GENERAL
4.1    Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than Vail and any of its affiliates.
4.2    Changes in Capital of Vail and Exchangeco

Notwithstanding the provisions of Section 4.4, at all times after the occurrence of any event contemplated pursuant to Section 2.6 and Section 2.7 or otherwise, as a result of which either Vail Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Vail Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.
4.3    Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
4.4    Amendments, Modifications

Subject to Section 4.2, Section 4.3 and Section 4.5 this Agreement may not be amended or modified except by an agreement in writing executed by Vail, Callco and Exchangeco and approved by the holders of the Exchangeable Shares in accordance with Section 11(b) of the Exchangeable Share Provisions. No amendment or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.
4.5    Ministerial Amendments

Notwithstanding the provisions of Section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)
adding to the covenants of any or all of the parties hereto if the board of directors of each of Vail, Callco and Exchangeco shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	evidencing the succession of Vail Successors and the covenants of and obligations assumed by each such Vail Successor in accordance with the provisions of Article 3;

(c)
making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of Vail, Callco and Exchangeco, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(d)
making such changes or corrections hereto which, on the advice of counsel to Vail, Callco and Exchangeco, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained herein, provided that the boards of directors of each of Vail, Callco and Exchangeco shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6    Meeting to Consider Amendments

Exchangeco, at the request of Vail, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4. Any such meeting or meetings shall be called and held in accordance with the articles of Exchangeco, the Exchangeable Share Provisions and all applicable laws.
4.7    Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.
4.8    Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:
(a)    In the case of Vail, at the following address:

Vail Resorts, Inc.
390 Interlocken Crescent
Broomfield, CO 80021
United States of America
Attention:    David Shapiro
Facsimile:    (303) 404-6415

with copies (which shall not constitute notice) to:
Stikeman Elliott LLP
Suite 1700, Park Place
666 Burrard Street
Vancouver, BC V6C 2X8
Attention:    John Anderson
Facsimile:    (604) 681-1825

and to:
Stikeman Elliott LLP
1155 Rene-Levesque Boulevard West
40th Floor
Montreal, QC H3B 3V2
Attention:    John Leopold
Facsimile:    (514) 397-3222

(b)    In the case of Callco or Exchangeco, at the following address:

●
Attention: ●
Facsimile: ●

with copies (which shall not constitute notice) to:

Stikeman Elliott LLP
Suite 1700, Park Place
666 Burrard Street
Vancouver, BC V6C 2X8
Attention:    John Anderson
Facsimile:    (604) 681-1825

and to:
Stikeman Elliott LLP
1155 Rene-Levesque Boulevard West
40th Floor
Montréal, QC H3B 3V2
Attention:    John Leopold
Facsimile:    (514) 397-3222

and such notice or other communication shall be deemed to have been given and received (x) if delivered on a Business Day prior to 5:00 p.m. (local time in the place where the notice or other communication is received), on the date of delivery, or (y) otherwise, on the next Business Day. Either party may change its address for notice by giving notice to the other parties in accordance with the foregoing provisions.

4.9    Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
4.10    Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each party hereto irrevocably submits to the exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matter arising hereunder or related hereto.
[Remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VAIL RESORTS, INC.
By:
Name:
Title:

●
By:
Name:
Title:

1068877 B.C. LTD.
By:
Name:
Title:

SCHEDULE D
FORM AND EXCHANGE TRUST AGREEMENT

[See attached.]

FORM OF
VOTING AND EXCHANGE TRUST AGREEMENT
THIS VOTING AND EXCHANGE TRUST AGREEMENT made as of among Vail Resorts, Inc., a corporation existing under the laws of the State of Delaware (“Vail”), , a corporation existing under the laws of the Province of British Columbia (“Callco”), 1068877 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia (“Exchangeco”), and , a trust company incorporated under the laws of Canada (the “Trustee”).
RECITALS:

A.
In connection with an arrangement agreement (the “Arrangement Agreement”) dated August 5, 2016 among Vail, Exchangeco and Whistler Blackcomb Holdings Inc. (“Whistler”), Exchangeco is to issue exchangeable shares (the “Exchangeable Shares”) to certain holders of common shares of Whistler pursuant to an arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) on the terms and conditions set out in the Plan of Arrangement (as defined in the Arrangement Agreement).

B.	Pursuant to the Arrangement Agreement, Vail, Callco and Exchangeco are required to enter into a voting and exchange trust agreement (the “Agreement”) substantially in the form of this Agreement.

C.	These recitals and any statements of fact in this Agreement are made by Vail, Callco and Exchangeco and not by the Trustee.

In consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1    Definitions

In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Exchangeco and the following terms shall have the following meanings:
“1933 Act” has the meaning ascribed thereto in Section 5.10;
“Agreement” has the meaning ascribed thereto in Recital B;
“Arrangement Agreement” has the meaning ascribed thereto in Recital A;
“Automatic Exchange Right” has the meaning ascribed thereto in Section 5.12(2);
“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Vail and its affiliates;
“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2;
“Callco” has the meaning ascribed thereto in the introductory paragraph;
“Change of Law Call Right” has the meaning ascribed thereto in the Plan of Arrangement;
“Equivalent Vote Amount” means, with respect to any matter, proposition, proposal or question on which holders of Vail Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Vail Share is entitled with respect to such matter, proposition or question;
“Exchange Right” has the meaning ascribed thereto in Section 5.1;
“Exchangeable Shares” has the meaning ascribed thereto in Recital A;
“Exchangeco” has the meaning ascribed thereto in the introductory paragraph;

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1;
“Insolvency Event” means (i) the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, (ii) the filing by Exchangeco of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), or the failure by Exchangeco to contest in good faith any such proceedings commenced in respect of Exchangeco within 30 days of becoming aware thereof, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver, (iii) the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due, or (iv) Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(a)(iii) of the Exchangeable Share Provisions specified in a retraction request delivered to Exchangeco in accordance with Section 6 of the Exchangeable Share Provisions;
“Liquidation Event” has the meaning ascribed thereto in Section 5.12(1)(a);
“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 5.12(2);
“List” has the meaning ascribed thereto in Section 4.6;
“Officer’s Certificate” means, with respect to Vail, Callco or Exchangeco, a certificate signed by any one of the respective directors or officers of Vail, Callco or Exchangeco;
“Other Corporation” has the meaning ascribed thereto in Section 10.4(c);
“Other Shares” has the meaning ascribed thereto in Section 10.4(c);
“Privacy Laws” has the meaning ascribed thereto in Section 6.18;
“Registration Statement” has the meaning ascribed thereto in Section 5.10;
“Retracted Shares” has the meaning ascribed thereto in Section 5.7;
“Special Voting Share” means the special voting share in the capital of Vail, issued by Vail to and deposited with the Trustee, which, at any time, entitles the holder of record to that number of votes at meetings of holders of Vail Shares equal to the number of Exchangeable Shares outstanding at such time (excluding Exchangeable Shares held by Vail and its affiliates);
“Support Agreement” means the support agreement dated the date hereof between Vail, Callco and Exchangeco, substantially in the form of Schedule C to the Arrangement Agreement;
“Trust” means the trust created by this Agreement under the laws of the Province of British Columbia;
“Trust Estate” means the Special Voting Share, any other securities, the Exchange Right, the Automatic Exchange Right and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement;
“Trustee” has the meaning ascribed thereto in the introductory paragraph;
“Vail” has the meaning ascribed thereto in the introductory paragraph;
“Vail Consent” has the meaning ascribed thereto in Section 4.2;
“Vail Meeting” has the meaning ascribed thereto in Section 4.2;
“Vail Successor” has the meaning ascribed thereto in Section 10.1(a);
“Voting Rights” means the voting rights attached to the Special Voting Share; and
“Whistler” has the meaning ascribed thereto in Recital A.

1.2    Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.
1.3    Number, Gender, etc.

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.
1.4    Date for any Action

If the date on which any action is required to be taken hereunder by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
1.5    Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.
1.6    Statutes

Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.
ARTICLE 2
PURPOSE OF AGREEMENT

2.1    Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries as herein provided. Vail, as the settlor of the Trust, hereby appoints the Trustee as trustee of the Trust. The Trustee shall hold the Special Voting Share in order to enable the Trustee to exercise the Voting Rights and shall hold the Exchange Right and the Automatic Exchange Right in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.
ARTICLE 3
SPECIAL VOTING SHARE

3.1    Issue and Ownership of the Special Voting Share

Immediately following execution and delivery of this Agreement, Vail shall issue to and deposit with the Trustee the Special Voting Share (and shall deliver the certificate representing such share to the Trustee) to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Vail hereby acknowledges receipt from the Trustee, as trustee for and on behalf of the Beneficiaries, of $1.00 and other good and valuable consideration (and the adequacy thereof) for the issuance of the Special Voting Share by Vail to the Trustee. During the term of the Trust, and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Special Voting Share; provided, however, that:

(a)	the Trustee shall hold the Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)
except as specifically authorized by this Agreement, the Trustee shall have no power or authority to sell, transfer, vote or otherwise deal in or with the Special Voting Share and the Special Voting Share shall not be used or disposed of by the Trustee for any purpose (including for exercising dissent or appraisal rights relating to the Special Voting Share) other than the purposes for which this Trust is created pursuant to this Agreement.

3.2    Legended Share Certificates

Exchangeco shall cause each certificate representing Exchangeable Shares to bear a legend notifying the Beneficiary of such shares of his, her or its right to instruct the Trustee with respect to the exercise of that portion of the Voting Rights which corresponds to the number of Exchangeable Shares held by each such Beneficiary.
3.3    Safe Keeping of Certificate

The certificate representing the Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.
ARTICLE 4.1
EXERCISE OF VOTING RIGHTS

4.1    Voting Rights

The Trustee, as the holder of record of the Special Voting Share, shall be entitled to exercise all of the Voting Rights, including the right to consent to or vote in person or by proxy the Special Voting Share, on any matter, question, proposal or proposition whatsoever that may properly come before the shareholders of Vail at a Vail Meeting or in connection with a Vail Consent. The Voting Rights shall be and remain vested in and exercisable by the Trustee on behalf of the Beneficiaries as provided in this Agreement. Subject to Section 6.15:

(a)
the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries on the record date established by Vail or by applicable law for such Vail Meeting or Vail Consent who are entitled to instruct the Trustee as to the voting thereof;

(b)
to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights in respect of which such Beneficiary is entitled to instruct the Trustee, the Trustee shall not exercise or permit the exercise of such Voting Rights; and

(c)
without prejudice to paragraph (b) above, under no circumstances shall the Trustee exercise or permit the exercise of a number of Voting Rights which is greater than the number of Exchangeable Shares outstanding at the relevant time.

4.2    Number of Votes

With respect to all meetings of shareholders of Vail at which holders of Vail Shares are entitled to vote (each, a “Vail Meeting”) and with respect to all written consents sought by Vail from holders of Vail Shares (each, a “Vail Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, that number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Beneficiary at the close of business on the record date established by Vail or by applicable law for such Vail Meeting or Vail Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Vail Meeting or consented to in connection with such Vail Consent.
4.3    Mailings to Shareholders

(1)
With respect to each Vail Meeting or Vail Consent, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner as Vail utilizes in communications to holders of Vail Shares, subject to applicable regulatory requirements and to the Trustee being advised in writing of such manner of communications and provided that such manner of communications is reasonably available to the Trustee) to each Beneficiary named in the applicable List on the same day as the mailing (or other communication) with respect thereto is commenced by Vail to its shareholders:

(a)	a copy of such mailing, together with any related materials, including, without limitation, any proxy circular or information statement or listing particulars, to be provided to shareholders of Vail;

(b)
a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Vail Meeting or Vail Consent or, pursuant to Section 4.7, to attend such Vail Meeting and to exercise personally the Beneficiary Votes thereat;

(c)
a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give (A) a proxy to such Beneficiary or his, her or its designee to exercise personally such holder’s Beneficiary Votes, or (B) a proxy to a designated agent or other representative of Vail to exercise such holder’s Beneficiary Votes;

(d)	a statement that if no such instructions are received from such Beneficiary, the Beneficiary Votes to which the Beneficiary is entitled will not be exercised;

(e)	a form of direction such Beneficiary may use to direct and instruct the Trustee as contemplated herein; and

(f)
a statement of (A) the time and date by which such instructions must be received by the Trustee in order for such instructions to be binding upon the Trustee, which in the case of a Vail Meeting shall not be earlier than the close of business on the Business Day immediately prior to the date by which Vail has required proxies to be deposited for such meeting, and (B) of the method for revoking or amending such instructions.

(2)
The materials referred to in this Section 4.3 shall be provided to the Trustee by Vail, and the materials referred to in Sections 4.3(1)(b), 4.3(1)(c), 4.3(1)(d), 4.3(1)(e) and 4.3(1)(f) shall (if reasonably practicable to do so) be subject to reasonable comment by the Trustee in a timely manner. Subject to the foregoing, Vail shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Vail Shares. Vail agrees not to communicate with holders of Vail Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, Vail may, at its option, exercise the duties of the Trustee to deliver copies of all materials to all Beneficiaries as required by this Section 4.3 so long as, in each case, Vail delivers a certificate to the Trustee stating that Vail has undertaken to perform the obligations of the Trustee set forth in this Section 4.3.

(3)
For the purpose of determining the number of Beneficiary Votes to which a Beneficiary is entitled in respect of any Vail Meeting or Vail Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Vail or by applicable law for purposes of determining shareholders entitled to vote at such Vail Meeting or in respect of such Vail Consent. Vail shall notify the Trustee of any decision of the board of directors of Vail with respect to the calling of any Vail Meeting or any Vail Consent and shall provide all necessary information and materials to the Trustee in each case promptly and, in any event, in sufficient time to enable the Trustee to perform the obligations of the Trustee set forth in this Section 4.3.

4.4    Copies of Shareholder Information

Vail shall deliver to the Trustee copies of all proxy materials (including, without limitation, notices of Vail Meetings but excluding proxies to vote Vail Shares), information statements, reports (including, without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed by Vail from time to time to holders of Vail Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send or cause to send those materials to each Beneficiary at the same time as such materials are first sent to holders of Vail Shares. The Trustee shall mail or otherwise send to each Beneficiary, at the expense of Vail, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Vail) received by the Trustee from Vail contemporaneously with the sending of such materials to holders of Vail Shares. The Trustee shall also make available for inspection during regular business hours by any Beneficiary at the Trustee’s principal office in Toronto, Ontario all proxy materials, information statements, reports and other written communications that are:

(a)	received by the Trustee as the registered holder of the Special Voting Share and made available by Vail generally to the holders of Vail Shares; or

(b)	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Vail.

Notwithstanding the foregoing, Vail may, at its option, exercise the duties of the Trustee to deliver copies of all such materials to all Beneficiaries as required by this Section 4.4 so long as, in each case, Vail delivers a certificate to the Trustee stating that Vail has undertaken to perform the obligations of the Trustee set forth in this Section 4.4.

4.5    Other Materials

As soon as reasonably practicable after receipt by Vail or shareholders of Vail (if such receipt is known by Vail) of any material sent or given by or on behalf of a third party to holders of Vail Shares generally, including dissident proxy and information circulars (and related information and material) and take-over bid and securities exchange take-over bid circulars (and related information and material), provided such material has not been sent to the Beneficiaries by or on behalf of such third party, Vail shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee shall mail or otherwise send to each Beneficiary, at the expense of Vail, copies of all such materials received by the Trustee from Vail. The Trustee shall also make available for inspection during regular business hours by any Beneficiary at the Trustee’s principal office in Toronto, Ontario copies of all such materials. Notwithstanding the foregoing, Vail may, at its option, exercise the duties of the Trustee to deliver copies of all such materials to all Beneficiaries as required by this Section 4.5 so long as, in each case, Vail delivers a certificate to the Trustee stating that Vail has undertaken to perform the obligations of the Trustee set forth in this Section 4.5.
4.6    List of Persons Entitled to Vote

Exchangeco shall (a) prior to each annual or other Vail Meeting or the seeking of any Vail Consent, and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Vail Meeting or Vail Consent, at the close of business on the record date established by Vail or pursuant to applicable law for determining the holders of Vail Shares entitled to receive notice of and/or to vote at such Vail Meeting or to give consent in connection with a Vail Consent. Each such List shall be delivered to the Trustee promptly after receipt by Exchangeco of such request or the record date for such meeting or seeking of consent, as the case may be, and, in any event, within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Vail agrees to give Exchangeco notice (with a copy to the Trustee) of the calling of any Vail Meeting or the seeking of any Vail Consent, together with the record date therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent, so as to enable Exchangeco to perform its obligations under this Section 4.6.
4.7    Entitlement to Direct Votes

Subject to Section 4.8 and Section 4.11, any Beneficiary named in a List prepared in connection with any Vail Meeting or Vail Consent shall be entitled to (a) instruct the Trustee in the manner described in Section 4.2 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled, (b) attend such meeting and personally exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled, or (c) appoint a third party as the proxy of the Trustee to attend such meeting and exercise thereat the Beneficiary Votes to which such Beneficiary is entitled except, in each case, to the extent that such Beneficiary has transferred the ownership of any Exchangeable Shares in respect of which such Beneficiary is entitled to Beneficiary Votes after the close of business on the record date for such meeting or seeking of consent.
4.8    Voting by Trustee and Attendance of Trustee Representative at Meeting

(1)
In connection with each Vail Meeting and Vail Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.2, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions) other than any Beneficiary Votes that are the subject of Section 4.8(2); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(2)
To the extent so instructed in accordance with the terms of this Agreement, the Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights enabling a Beneficiary to attend a Vail Meeting. Upon submission by a Beneficiary (or its designee) named in the List prepared in connection with the relevant meeting of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary (or its designee) exercising such Beneficiary Votes in accordance with such proxy shall have the same rights in respect of such Beneficiary

Votes as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question, proposal or proposition.

4.9    Distribution of Written Materials

Any written materials distributed by the Trustee to the Beneficiaries pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Vail utilizes in communications to holders of Vail Shares subject to applicable regulatory requirements and to the Trustee being advised in writing of such manner and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the register of holders of Exchangeable Shares maintained by the registrar. In connection with each such distribution, Exchangeco shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense, a current List, and upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement. Exchangeco’s obligations under this Section 4.9 shall be deemed satisfied to the extent Vail exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and Exchangeco provides the required information and materials to Vail.
4.10    Termination of Voting Rights

Except as otherwise provided in the Exchangeable Share Provisions, all of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall lapse and be deemed to be surrendered by the Beneficiary to Vail or Callco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon:

(a)	the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right;

(b)
the occurrence of the automatic exchange of Exchangeable Shares for Vail Shares, as specified in Article 5 (unless Vail shall not have delivered the requisite Vail Shares deliverable in exchange therefor to the Trustee pending delivery to the Beneficiaries);

(c)	the retraction or redemption of Exchangeable Shares pursuant to Section 6 or 7 of the Exchangeable Share Provisions;

(d)
the effective date of the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs pursuant to Section 5 of the Exchangeable Share Provisions; or

(e)
upon the purchase of Exchangeable Shares from the holder thereof by Vail or Callco, as the case may be, pursuant to the exercise by Vail or Callco of the Liquidation Call Right, the Redemption Call Right, the Change of Law Call Right or the Retraction Call Right (unless, in any case, Vail or Callco, as the case may be, shall not have delivered the requisite consideration deliverable in exchange therefor).

4.11    Disclosure of Interest in Exchangeable Shares

The Trustee or Exchangeco shall be entitled to require any Beneficiary or any person whom the Trustee or Exchangeco, as the case may be, knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to (a) confirm that fact, or (b) give such details as to whom has an interest in such Exchangeable Share, in each case as would be required (if the Exchangeable Shares were a class of “equity securities” of Exchangeco) under Section 5.2 of National Instrument 62-104 Take-Over Bids and Issuer Bids or as would be required under the articles of Vail or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, if and only to the extent that the Exchangeable Shares were Vail Shares. If a Beneficiary does not provide the information required to be provided by such Beneficiary pursuant to this Section 4.11, the board of directors of Vail may take any action permitted under the articles or by-laws of Vail or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, with respect to the Voting Rights relating to the Exchangeable Shares held by such Beneficiary as if, and only to that the extent that, the Exchangeable Shares were Vail Shares.

ARTICLE 5
EXCHANGE AND AUTOMATIC EXCHANGE

5.1    Grant and Ownership of the Exchange Right and Automatic Exchange Right

(1)
Vail and, in the case of the Exchange Right, Callco hereby grant to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries (i) the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Vail or Callco to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary, all in accordance with the provisions of this Agreement, and (ii) the Automatic Exchange Right. Each of Vail and Callco hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by Vail or Callco, as the case may be, to the Trustee.

(2)
During the term of the Trust, and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Right, provided that the Trustee shall:

(a)
hold the Exchange Right and the Automatic Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)
except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Right, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

5.2    Legended Share Certificates

Exchangeco shall cause each certificate representing Exchangeable Shares to bear a legend notifying the Beneficiary in respect of the Exchangeable Shares represented by such certificate of (a) his, her or its right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by such Beneficiary and (b) the Automatic Exchange Right.
5.3    General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 6.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from any Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.
5.4    Purchase Price

The purchase price payable by Vail or Callco, as the case may be, for each Exchangeable Share to be purchased by Vail or Callco, as the case may be, pursuant to the exercise of the Exchange Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of the closing of the purchase and sale of such Exchangeable Share pursuant to such exercise of the Exchange Right, which price may be satisfied only by Vail or Callco, as the case may be, delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing such Exchangeable Share Price. In connection with each exercise of the Exchange Right, Vail or Callco, as the case may be, shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the Exchangeable Share Price. Upon payment by Vail or Callco, as the case may be, of the Exchangeable Share Price, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by Exchangeco and Exchangeco shall cease to be obligated to pay any amount in respect of such dividends.
5.5    Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary. In order to cause the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of a Beneficiary, such Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Toronto, Ontario or at such other place as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Vail or Callco to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of the Exchangeable Shares under the Business Corporations Act (British Columbia), the articles of Exchangeco and such additional documents and instruments as Vail, Exchangeco or the Trustee may reasonably require together with:

(a)
a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Vail or Callco to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Vail or Callco free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing Vail Shares issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the persons to whom such new certificates should be delivered; and

(b)	payment (or evidence satisfactory to Vail, Exchangeco and the Trustee of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement;

provided that if only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Vail or Callco pursuant to the exercise of the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Exchangeco.
5.6    Delivery of Vail Shares; Effect of Exercise

Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which a Beneficiary desires Vail or Callco to purchase pursuant to the exercise of the Exchange Right, together with a notice of exercise and such other documents and instruments specified by Section 5.5, the Trustee shall notify Vail, Callco and Exchangeco of its receipt of the same, which notice to Vail, Callco and Exchangeco shall constitute exercise of the Exchange Right by the Trustee on behalf of such Beneficiary in respect of such Exchangeable Shares, and Vail or Callco, as the case may be, shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with such exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to Vail, Callco, Exchangeco and the Trustee of the payment of) the taxes (if any) payable as contemplated by Section 5.7 of this Agreement. Immediately upon the giving of notice by the Trustee to Vail, Callco and Exchangeco of any exercise of the Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary in respect of such Exchangeable Shares shall be deemed to have transferred to Vail or Callco, as the case may be, all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Exchangeable Share Consideration in respect of such Exchangeable Shares, unless such Exchangeable Share Consideration is not delivered by Vail or Callco, as the case may be, to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is so delivered. Upon delivery of such Exchangeable Share Consideration to the Trustee, the Trustee shall promptly deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with the closing of the transaction of purchase and sale contemplated by such exercise of the Exchange Right, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Vail Shares delivered to it pursuant to such exercise of the Exchange Right.
5.7    Exercise of Exchange Right Subsequent to Retraction

In the event that a Beneficiary has exercised its retraction right under Section 6 of the Exchangeable Share Provisions to require Exchangeco to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by Exchangeco pursuant to Section 6(a)(iii) of the Exchangeable Share Provisions that Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from Exchangeco, and provided that neither Vail nor Callco shall have exercised its Retraction Call Right with respect to the Retracted Shares and that the Beneficiary shall not have revoked the retraction request delivered by the Beneficiary to Exchangeco pursuant to Section 6(a)(iv) of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Exchangeco is unable to redeem. In any such event, Exchangeco hereby agrees with the

Trustee, and in favour of the Beneficiary, promptly to notify the Trustee of such prohibition against Exchangeco and to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Exchangeco or to the Transfer Agent in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Exchangeco is not permitted to redeem and will require Vail or, at the option of Vail, Callco to purchase such shares in accordance with the provisions of this Article 5.
5.8    Stamp or Other Transfer Taxes

Upon any sale or transfer of Exchangeable Shares to Vail pursuant to the exercise of the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing the Vail Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or transferred or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold or transferred; provided, however, that such Beneficiary (a) shall pay (and none of Vail, Callco, Exchangeco or the Trustee shall be required to pay) any documentary, stamp, transfer of other taxes or duties that may be payable in respect of any sale or transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary including, without limitation, in the event that Exchangeable Shares are being delivered, sold or transferred in the name of a clearing service or depositary or a nominee thereof, or (b) shall have evidenced to the satisfaction of Vail, Callco, Exchangeco and the Trustee that such taxes or duties (if any) have been paid.
5.9    Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Vail and Exchangeco shall give written notice thereof to the Trustee. As soon as practicable after receiving notice from Vail or Exchangeco of the occurrence of an Insolvency Event, or upon the Trustee otherwise becoming aware of an Insolvency Event, the Trustee shall mail to each Beneficiary, at the expense of Vail (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Vail, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.
5.10    U.S. Securities Law Compliance and Listing of Vail Shares

Vail covenants and agrees that it shall use its commercially reasonable efforts to (a) file a registration statement (the “Registration Statement”) on Form S-3 (or any successor form) under the U.S. Securities Act of 1933, as amended (the “1933 Act”) to register any and all of the Vail Shares to be issued or delivered to holders of the Exchangeable Shares by Vail or Callco (including, for greater certainty, pursuant to the Exchange Right or the Automatic Exchange Right), (b) cause the Registration Statement to become effective prior to the time that any Exchangeable Shares are first issued, and (c) cause the Registration Statement (or a successor registration statement) to remain effective at all times that any Exchangeable Shares remain outstanding. Without limiting the generality of the foregoing, Vail and Callco each covenant and agree that it will take all such actions and do all such things as are reasonably necessary or desirable to make such filings and seek such regulatory consents and approvals as are necessary so that the Vail Shares to be issued or delivered to holders of Exchangeable Shares by Vail or Callco pursuant to the terms of the Exchangeable Share Provisions, the Support Agreement and this Agreement will be offered, sold, issued and delivered in compliance with the 1933 Act and all applicable state securities laws, and applicable securities laws in Canada and will use commercially reasonably efforts to ensure that the Vail Shares will not be “restricted securities” within the meaning of Rule 144 under the 1933 Act or subject to any “hold period” resale restriction under National Instrument 45-102 Resale of Securities. Vail will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Vail Shares to be delivered to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Share Provisions, the Support Agreement and this Agreement to be listed, quoted and posted for trading on all stock exchanges and quotation systems on which outstanding Vail Shares have been listed by Vail and remain listed and are quoted or posted for trading at such time.
5.11    Vail Shares

Vail hereby represents, warrants and covenants that the Vail Shares deliverable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.
5.12    Automatic Exchange on Liquidation of Vail

(1)	Vail shall give the Trustee written notice of each of the following events (each, a “Liquidation Event”) at the time set forth below:

(a)
in the event of any determination by the board of directors of Vail to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Vail or to effect any other distribution of assets of Vail among its shareholders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(b)
as soon as practicable following the earlier of (A) receipt by Vail of notice of, and (B) Vail otherwise becoming aware of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Vail or to effect any other distribution of assets of Vail among its shareholders for the purpose of winding up its affairs, in each case where Vail has failed to contest in good faith any such proceeding commenced in respect of Vail within 30 days of becoming aware thereof.

(2)
As soon as practicable following receipt by the Trustee from Vail of notice of a Liquidation Event, the Trustee shall give notice thereof to the Beneficiaries. Such notice shall be provided by Vail to the Trustee and shall include a brief description of the automatic exchange of Exchangeable Shares for Vail Shares provided for in Section 5.12(3) (the “Automatic Exchange Right”).

(3)
In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Vail Shares in the distribution of assets of Vail in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, each of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Vail and its affiliates) shall be automatically exchanged for one Vail Share. To effect such automatic exchange, Vail shall purchase each such Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall sell each Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to the Exchangeable Share Price immediately prior to the Liquidation Event Effective Date, which price shall be satisfied in full by Vail delivering to such holder the Exchangeable Share Consideration representing such Exchangeable Share Price. For greater certainty, the Beneficiary shall upon delivery of the Exchangeable Share Consideration cease to have any rights to be paid by Exchangeco any amount in respect of declared and unpaid dividends on the Exchangeable Shares.

(4)
The closing of the transaction of purchase and sale contemplated by any exercise of the Automatic Exchange Right shall be deemed to have occurred at the close of business on the Business Day immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to Vail all of such Beneficiary’s right, title and interest in and to the Exchangeable Shares held by such Beneficiary free and clear of any lien, claim or encumbrance and the related interest in the Trust Estate, any right of each such Beneficiary to receive declared and unpaid dividends from Exchangeco shall be deemed to be satisfied and discharged, and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Vail shall deliver or cause to be delivered to the Trustee, for delivery to such Beneficiary, the Exchangeable Share Consideration deliverable to such Beneficiary upon such exercise of the Automatic Exchange Right. Concurrently with each such Beneficiary ceasing to be a holder of Exchangeable Shares, such Beneficiary shall be considered and deemed for all purposes to be the holder of the Vail Shares included in the Exchangeable Share Consideration to be delivered to such Beneficiary and the certificates held by such Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Vail pursuant to the exercise of the Automatic Exchange Right shall thereafter be deemed to represent the Vail Shares issued to such Beneficiary by Vail pursuant to the exercise of the Automatic Exchange Right. Upon the request of any Beneficiary and the surrender by such Beneficiary of Exchangeable Share certificates deemed to represent Vail Shares, duly endorsed in blank and accompanied by such instruments of transfer as Vail may reasonably require, Vail shall deliver or cause to be delivered to such Beneficiary certificates representing the Vail Shares of which the Beneficiary is the holder.

5.13    Withholding Rights

Vail, Callco, Exchangeco and the Trustee shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Vail Shares such amounts as Vail, Callco, Exchangeco or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of federal, provincial, territorial, state, local or foreign tax Law, in each case as amended or succeeded. The Trustee may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Vail, Callco, Exchangeco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Vail, Callco, Exchangeco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Vail, Callco, Exchangeco or the Trustee, as the case may be, shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.
5.14    No Fractional Shares

A holder of an Exchangeable Share shall not be entitled to any fraction of a Vail Share upon the exercise of the Exchange Right or Automatic Exchange Right hereunder and no certificates representing any such fractional interest shall be issued and such holder otherwise entitled to a fractional interest shall be entitled to receive for such fractional interest from the Company, Vail or Callco, as the case may be, a cash payment equal to such fractional interest multiplied by the Current Market Price.
ARTICLE 6
CONCERNING THE TRUSTEE

6.1    Powers and Duties of the Trustee

(1)	The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receipt and deposit of the Special Voting Share from Vail as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)	voting the Beneficiary Votes on the direction and behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(d)
receiving the grant of the Exchange Right from Vail and Callco, and the Automatic Exchange Right from Vail, as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(e)
exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Right, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries any requisite documents and distributing to such Beneficiaries the Exchangeable Share Consideration to which such Beneficiaries are entitled pursuant to the exercise of the Exchange Right or the Automatic Exchange Right, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h)	taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Vail, Callco and Exchangeco under this Agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this Agreement to be carried out by the Trustee.

(2)
In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this Agreement.

(3)
The Trustee, in exercising its rights, powers, duties and authorities hereunder, shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

(4)
The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2    No Conflict of Interest

The Trustee represents to Vail, Callco and Exchangeco that, at the date of execution and delivery of this Agreement, there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Supreme Court of British Columbia for an order that the Trustee be replaced as Trustee hereunder.
6.3    Dealings with Transfer Agents, Registrars, etc.

(1)    (a) Each of Vail, Callco and Exchangeco irrevocably authorizes the Trustee, from time to time, to:

(b)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Vail Shares; and

(c)
requisition, from time to time, from any such registrar or transfer agent, any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement.

(2)
Each of Vail and Callco irrevocably authorizes its respective registrar and Transfer Agent to comply with all such requests and covenants that it shall supply the Trustee or its transfer agent, as the case may be, in a timely manner with duly executed share certificates for the purpose of completing the exercise from time to time of all rights to acquire Vail Shares hereunder, under the Exchangeable Share Provisions and under any other security or commitment given to the Beneficiaries pursuant thereto, in each case pursuant to the provisions hereof or of the Exchangeable Share Provisions or otherwise.

6.4    Books and Records

The Trustee shall keep available for inspection during regular business hours by Vail, Callco and Exchangeco at the Trustee’s principal office in Toronto, Ontario correct and complete books and records of account relating to the Trust created by, and Trustee’s actions under, this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Right. On or before , and on or before in every year thereafter, so long as the Special Voting Share is registered in the name of the Trustee, the Trustee shall transmit to Vail, Callco and Exchangeco a brief report, dated as of the preceding [December 31], with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)
the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance and delivery by Vail or Callco of Vail Shares in connection with the Exchange Right, during the calendar year ended on such [December 31]; and

(c)	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported.

6.5    Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file, or cause to be prepared and filed, on behalf of the Trust appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law, by any court, tribunal, government, governmental or regulatory agency or public official, or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors (who may be experts or advisors to Vail, Callco and/or Exchangeco) as the Trustee considers necessary or advisable. If requested by the Trustee, Vail shall retain or caused to be retained qualified experts or advisors for the purpose of providing such tax advice or assistance.
6.6    Indemnification Prior to Certain Actions by Trustee

(1)
The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Special Voting Share pursuant to Article 4, subject to Section 6.15, and with respect to the Exchange Right and the Automatic Exchange Right pursuant to Article 5.

(2)
None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

6.7    Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Right or the Automatic Exchange Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.
6.8    Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this Agreement.
6.9    Evidence and Authority to Trustee

(1)
Vail, Callco and/or Exchangeco shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Vail, Callco and/or Exchangeco or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights, the Exchange Right or the Automatic Exchange Right and the taking of any other action to be taken by the Trustee at the request of or on the application of Vail, Callco and/or Exchangeco promptly if and when:

(a)	such evidence is required by any other Section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

(b)
the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Vail, Callco and/or Exchangeco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

(2)
Such evidence shall consist of an Officer’s Certificate of Vail, Callco and/or Exchangeco or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

(3)
Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Right or the taking of any other action to be taken by the Trustee at the request or on the application of Vail, Callco and/

or Exchangeco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert or any other person whose qualifications give authority to a statement made by such person; provided, however, that if such report or opinion is furnished by a director, officer or employee of Vail, Callco and/or Exchangeco it shall be in the form of an Officer’s Certificate or a statutory declaration.

(4)
Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(a)	declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

(b)	describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

(c)
declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

6.10    Experts, Advisers and Agents

The Trustee may:

(a)
in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert, whether retained by the Trustee or by Vail, Callco and/or Exchangeco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid;

(b)	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder; and

(c)
pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all reasonable disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

6.11    Investment of Moneys Held by Trustee

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested or reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of British Columbia, trustees are authorized to invest trust moneys or as otherwise agreed upon in writing by the Trustee and Exchangeco, provided that such securities are stated to mature within two years after their purchase by the Trustee and the Trustee shall so invest such money on the written direction of Exchangeco. Pending the investment of any money as herein provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Exchangeco, in the deposit department of the Trustee or any other specified loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits. The Trustee shall not be held liable for any losses incurred in the investment of any funds as herein provided and all interest on monies held by or on behalf of the Trustee shall be for the account of Exchangeco and held by the Trustee for the benefit of Exchangeco.
6.12    Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.
6.13    Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Vail, Callco and/or Exchangeco or of the respective directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine. The Trustee shall have the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation or regulation. Further, should the Trustee, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation or regulation, then it shall have the right to resign on fifteen days written notice to the other parties to this Agreement, provided that (a) the Trustee’s written notice shall describe the circumstances of such non-compliance and (b) if such circumstances are rectified to the Trustee’s satisfaction within such fifteen day period, such resignation shall not be effective.
6.14    Authority to Carry on Business

The Trustee represents to Vail, Callco and Exchangeco that, at the date of execution and delivery by it of this Agreement, it is authorized to carry on the business of a trust company in each of the provinces and territories of Canada but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Right and the other rights granted in or resulting from the Trustee being a party to this Agreement shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province or territory of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.
6.15    Conflicting Claims

(1)
If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, in its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)
the rights of all adverse claimants with respect to the Voting Rights, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands have been adjudicated by a final judgement of a court of competent jurisdiction and all rights of appeal have expired; or

(b)
all differences with respect to the Voting Rights, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

(2)
If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16    Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for, by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.
6.17    Third Party Interests

Each party to this Agreement hereby represents to the Trustee that any account to be opened by, or interest to be held by the Trustee in connection with this Agreement, for or to the credit of such party, either (a) is not intended to be used by or on behalf of any third party, or (b) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

6.18    Privacy

The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Agreement. Despite any other provision of this Agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. Specifically, the Trustee agrees (a) to have a designated chief privacy officer, (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry, (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and not to use it for any purpose except with the consent of or direction from the other parties or the individual involved, (d) not to sell or otherwise improperly disclose personal information to any third party, and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.
ARTICLE 7
COMPENSATION

7.1    Fees and Expenses of the Trustee

Vail, Callco and Exchangeco jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and shall reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes (other than taxes based on the net income or capital of the Trustee), fees paid to legal counsel and other experts and advisors and agents and travel expenses) and disbursements, including the reasonable cost and expense of any suit or litigation of any character and any proceedings before any governmental agency, in each case reasonably incurred by the Trustee in connection with its duties under this Agreement; provided, however, that Vail, Callco and Exchangeco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation or any such proceedings in which the Trustee is determined to have acted in bad faith or with fraud, gross negligence, recklessness or wilful misconduct.
ARTICLE 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1    Indemnification of the Trustee

(1)
Vail, Callco and Exchangeco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without bad faith, fraud, gross negligence, recklessness or wilful misconduct on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Vail, Callco or Exchangeco pursuant hereto.

(2)
The Trustee shall promptly notify Vail, Callco and Exchangeco of a claim or of any action commenced against any Indemnified Parties promptly after the Trustee or any of the Indemnified Parties shall have received written assertion of such a claim or action or have been served with a summons or other first legal process giving information as to the nature and basis of the claim or action; provided, however, that the omission to so notify Vail, Callco or Exchangeco shall not relieve Vail, Callco or Exchangeco of any liability which any of them may have to any Indemnified Party except to the extent that any such delay prejudices the defence of any such claim or action or results in any increase in the liability which Vail, Callco or Exchangeco have under this indemnity. Subject to (ii) below, Vail, Callco and Exchangeco shall be entitled to participate at their own expense in the defence and, if Vail, Callco and Exchangeco so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless (i) the employment of such counsel has been authorized by Vail, Callco or Exchangeco, or (ii) the named parties to any such suit include both the Trustee and Vail, Callco or Exchangeco and the Trustee shall have been advised by counsel acceptable to Vail, Callco and Exchangeco that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Vail, Callco or Exchangeco and that, in the judgement of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Vail, Callco and Exchangeco shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of the Trust and the resignation or removal of the Trustee.

8.2    Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the bad faith, fraud, gross negligence, recklessness or willful misconduct on the part of the Trustee.
ARTICLE 9
CHANGE OF TRUSTEE

9.1    Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Vail, Callco and Exchangeco specifying the date on which it desires to resign, provided that such notice shall not be given less than 30 days before such desired resignation date unless Vail, Callco and Exchangeco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Vail, Callco and Exchangeco shall promptly appoint a successor trustee, which successor trustee shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces and territories of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Vail, Callco and Exchangeco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.
9.2    Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Vail, Callco and Exchangeco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee, provided that such removal shall not take effect until the date of acceptance of appointment by the successor trustee.
9.3    Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Vail, Callco and Exchangeco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Vail, Callco and Exchangeco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Vail, Callco, Exchangeco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.
9.4    Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Vail, Callco and Exchangeco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Vail, Callco or Exchangeco shall fail to cause such notice to be mailed within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Vail, Callco and Exchangeco.

ARTICLE 10
VAIL SUCCESSORS

10.1    Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by Vail or its affiliates are outstanding, Vail shall not enter into any transaction (whether by way of reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale for otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of an amalgamation or merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)
such other person or continuing corporation (the “Vail Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Vail Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Vail Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of Vail under this Agreement; and

(b)
such transaction shall be upon such terms and conditions as to substantially preserve and not impair any of the rights, duties, powers and authorities of the Trustee or the holders of the Exchangeable Shares.

10.2    Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the parties, if required by Section 10.1, shall execute and deliver the supplemental trust agreement provided for in Section 10.1(a) and thereupon the Vail Successor and such other person that may then be the issuer of the Vail Shares shall possess and from time to time may exercise each and every right and power of Vail under this Agreement in the name of Vail or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Vail or any officers of Vail may be done and performed with like force and effect by the directors or officers of such Vail Successor.
10.3    Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (a) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Vail (other than Exchangeco or Callco) with or into Vail, (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Vail (other than Exchangeco or Callco), provided that all of the assets of such subsidiary are transferred to Vail or another wholly-owned direct or indirect subsidiary of Vail, (c) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Vail among the shareholders of such subsidiary for the purpose of winding up its affairs, and (d) any such transactions which are expressly permitted by this Article 10.
10.4    Successor Transactions

Notwithstanding the foregoing provisions of this Article 10, in the event of a Vail Control Transaction:

(a)
in which Vail merges or amalgamates with, or in which all or substantially all of the then outstanding Vail Shares are acquired by, one or more other corporations to which Vail is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of Redemption Date in the Exchangeable Share Provisions; and

(c)
in which all or substantially all of the then outstanding Vail Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Vail Control Transaction, owns or controls, directly or indirectly, Vail;

then, (i) all references herein to “Vail” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Vail Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the Plan of Arrangement or the exchange of such shares pursuant to this Agreement immediately subsequent to the Vail Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the Plan of Arrangement, or the exchange of such shares pursuant to this Agreement had occurred immediately prior to the Vail Control Transaction and the Vail Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of this Agreement and without any further action required, and (ii) Vail shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this Agreement.
ARTICLE 11
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1    Amendments, Modifications, etc.

Subject to Section 11.2, 11.4 and 13.1 this Agreement may not be amended or modified except by an agreement in writing executed by Vail, Callco, Exchangeco and the Trustee and approved by the Beneficiaries in accordance with Section 11(b) of the Exchangeable Share Provisions.
11.2    Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:

(a)
adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the board of directors of each of Vail, Callco and Exchangeco shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)	evidencing the succession of Vail Successors and the covenants of and obligations assumed by each such Vail Successor in accordance with the provisions of Article 10;

(c)
making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of Vail, Callco and Exchangeco and in the opinion of the Trustee it may be expedient to make, provided that each such board of directors and the Trustee shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the Beneficiaries; or

(d)
making such changes or corrections which, on the advice of counsel to Vail, Callco, Exchangeco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that each such board of directors and the Trustee shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the Beneficiaries.

11.3    Meeting to Consider Amendments

Exchangeco, at the request of Vail, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the articles of Exchangeco, the Exchangeable Share Provisions and all applicable laws.
11.4    Changes in Capital of Vail and Exchangeco

Notwithstanding the provisions of Section 11.1, at all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Vail Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Vail Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

11.5    Execution of Supplemental Trust Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. Notwithstanding the provisions of Section 11.1, from time to time Vail, Callco and Exchangeco (in each case, when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)
evidencing the succession of Vail Successors and the covenants of and obligations assumed by each such Vail Successor in accordance with the provisions of Article 10 and the successors of the Trustee or any successor trustee in accordance with the provisions of Article 9;

(b)
making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Right which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Vail, Callco, Exchangeco, the Trustee or this Agreement; and

(c)
for any other purposes not inconsistent with the provisions of this Agreement, including without limitation to make or evidence any amendment or modification to this Agreement as contemplated hereby; provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 12
TERMINATION

12.1    Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary;

(b)
each of Vail, Callco and Exchangeco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 11(b) of the Exchangeable Share Provisions; and

(c)
21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

12.2    Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.
ARTICLE 13
GENERAL

13.1    Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.2    Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns and, subject to the terms hereof, to the benefit of the Beneficiaries.
13.3    Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:
(a)    In the case of Vail, at the following address:

Vail Resorts, Inc.
390 Interlocken Crescent
Broomfield, CO 80021
United States of America
Attention:    David Shapiro
Facsimile:    (303) 404-6415

with copies (which shall not constitute notice) to:
Stikeman Elliott LLP
Suite 1700, Park Place
666 Burrard Street
Vancouver, BC V6C 2X8
Attention:    John Anderson
Facsimile:    (604) 681-1825

and to:
Stikeman Elliott LLP
1155 Rene-Levesque Boulevard West
40th Floor
Montréal, QC H3B 3V2
Attention:    John Leopold
Facsimile:    (514) 397-3222

(b)    In the case of Callco or Exchangeco, at the following addresses:

●
Attention: ●
Facsimile: ●

with copies (which shall not constitute notice) to:
Stikeman Elliott LLP
Suite 1700, Park Place
666 Burrard Street
Vancouver, BC V6C 2X8
Attention:    John Anderson
Facsimile:    (604) 681-1825
and to:
Stikeman Elliott LLP
1155 Rene-Levesque Boulevard West
40th Floor
Montréal, QC H3B 3V2

Attention:    John Leopold
Facsimile:    (514) 397-3222

(c)    In the case of Trustee, at the following addresses:

●
Attention: ●
Facsimile: ●

and such notice or other communication shall be deemed to have been given and received (x) if delivered on a Business Day prior to 5:00 p.m. (local time in the place where the notice or other communication is received), on the date of delivery, or (y) otherwise, on the next Business Day. Either party may change its address for notice by giving notice to the other parties in accordance with the foregoing provisions.
13.4    Notice to Beneficiaries

Any notice, request or other communication to be given to a Beneficiary shall be given or sent to the address of the holder recorded in the securities register of Exchangeco or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder, in any manner permitted by the articles of Exchangeco, and shall be deemed received at the time specified by such articles. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares, or any defect in such notice, shall not invalidate or otherwise alter or affect any action or proceeding to be taken pursuant thereto.
13.5    Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
13.6    Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.
13.7    Attornment

Each of Vail, Callco, Exchangeco and the Trustee agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of British Columbia, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and Vail hereby appoints Exchangeco at its registered office in the Province of British Columbia as attorney for service of process.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VAIL RESORTS, INC.
By:
Name:
Title:

●
By:
Name:
Title:

1068877 B.C. LTD.
By:
Name:
Title:

●
By:
Name:
Title:
By:
Name:
Title:

SCHEDULE 3.1
REPRESENTATIONS AND WARRANTIES OF WHISTLER

(a)
Organization and Qualification. Whistler is duly continued and validly existing under the BCBCA and has the corporate power and authority to own its assets and conduct its business as now owned and conducted. Whistler is duly qualified to carry on business in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Whistler Material Adverse Effect. True and complete copies of the constating documents of Whistler have been disclosed in the Data Room, and no action has been taken to amend or supersede such documents.

(b)
Authority Relative to this Agreement. Whistler has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into by it hereunder and, subject to obtaining the Whistler Shareholder Approval and the Final Order, to perform its obligations hereunder and thereunder. The execution and delivery and performance of this Agreement, the Arrangement and the agreements and other documents to be entered into by it hereunder and the consummation by Whistler of the transactions contemplated hereunder and thereunder have been duly authorized by the Whistler Board and no other corporate proceedings on the part of Whistler are necessary to authorize this Agreement and the agreements and other documents to be entered into by it hereunder or the consummation of the Arrangement, other than obtaining the Whistler Shareholder Approval and the Final Order. This Agreement has been duly executed and delivered by Whistler and constitutes a valid and binding obligation of Whistler, enforceable by Vail against Whistler in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)
No Conflict; Required Filings and Consent. The execution and delivery by Whistler of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	violate, conflict with or result in a breach of:

(A)	any provision of the notice of articles, articles, by-laws or other constating documents of Whistler or any of its Subsidiaries;

(B)
any Contract or Authorization to which Whistler or any of its Subsidiaries is a party or by which Whistler or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have or reasonably be expected to have a Whistler Material Adverse Effect; or

(C)
any Law to which Whistler or any of its Subsidiaries is subject or by which Whistler or any of its Subsidiaries is bound, subject to receipt of the Regulatory Approvals and except as would not, individually or in the aggregate, have or reasonably be expected to have a Whistler Material Adverse Effect;

(ii)
give rise to any right of termination, allow any Person to exercise any rights, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Whistler is entitled, under any Contract or Authorization to which Whistler or any of its Subsidiaries is a party, except as would not, individually or in the aggregate, have or reasonably be expected to have a Whistler Material Adverse Effect; or

(iii)
give rise to any rights of first refusal or rights of first offer, trigger any change of control provision or any restriction or limitation, or require any consent or other action by any Person under, any Contract or Authorization, or result in the imposition of any Lien upon any of Whistler’s assets or the assets of any of its Subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have a Whistler Material Adverse Effect.

Other than the Regulatory Approvals, compliance with stock exchange rules and policies, the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of Whistler or any of its Subsidiaries for the consummation by Whistler of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations and filings as to which the failure to obtain or make would not, individually or in the aggregate, have or reasonably be expected to have a Whistler Material Adverse Effect.

(d)	Subsidiaries.

(i)
All of Whistler’s Subsidiaries or interests (whether registered or beneficial) in any Person are set forth in Section 3.1(d)(i) of the Whistler Disclosure Letter. Whistler is a general partner and holds 74.8% of the limited partnership interests in the Partnerships. The following information with respect to each Subsidiary of Whistler is accurately set out in Section 3.1(d)(i) the Whistler Disclosure Letter: (i) its name; (ii) the number, type and principal amount, as applicable, of its outstanding equity securities or other equity interests and a list of registered holders of capital stock or other equity interests; and (iii) its jurisdiction of incorporation, organization or formation.

(ii)
Each Subsidiary of Whistler that is a limited partnership has been duly created and is validly existing under the laws of the Province of British Columbia and each such limited partnership’s general partner has the corporate power and authority, in its capacity as general partner of the limited partnership, to own its assets and conduct its business as now being owned and conducted by it, for and on behalf of the limited partnership.

(iii)
Each Subsidiary of Whistler that is a corporation is duly incorporated and is validly existing under the Laws of its jurisdiction of incorporation, has the corporate power and authority to own its assets and conduct its business as now owned and conducted. Each Subsidiary of Whistler is duly qualified to carry on business in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Whistler Material Adverse Effect.

(iv)
Whistler is, directly or indirectly, the registered and beneficial owner of all of the issued and outstanding securities of each Whistler Subsidiary, free and clear of all Liens, and all such securities have been duly and validly authorized and issued, are fully paid, and if the Subsidiary is a corporation, are non-assessable. No such securities have been have been issued in violation of any Law or pre-emptive or similar rights.

(v)	True and complete copies of the constating documents of each of Whistler’s Subsidiaries have been disclosed in the Data Room, and no action has been taken to amend or supersede such documents.

(e)	Compliance with Laws and Constating Documents.

(i)
The operations of Whistler and its Subsidiaries have been since January 1, 2014 and are now conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Whistler or of any of its Subsidiaries and none of Whistler or any of its Subsidiaries has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have a Whistler Material Adverse Effect.

(ii)	None of Whistler or any of its Subsidiaries is in conflict with, or in default under or in violation of its articles or by-laws or equivalent organizational documents.

(f)
Authorizations. Whistler and its Subsidiaries have obtained all Authorizations necessary for the ownership, operation and use of the assets of Whistler and its Subsidiaries or otherwise in connection with carrying on the business and operations of Whistler and its Subsidiaries in compliance with all applicable Laws, except where the failure to have any such Authorization, individually or in the aggregate, would not have a Whistler Material Adverse Effect. Such Authorizations are in full force and effect in accordance with their terms. Whistler and its Subsidiaries have fully complied with and are in compliance with all material Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Whistler Material Adverse Effect. There is no action, investigation or proceeding pending or, to the knowledge of Whistler threatened, regarding any such Authorizations, which if successful, would, individually or in the aggregate, reasonably be expected to have a Whistler Material Adverse Effect. None of Whistler or any of its Subsidiaries or, to the knowledge of Whistler, any of their respective officers or directors has received any notice, whether written or oral, of revocation or non-renewal or material amendments of any such Authorizations, or of any intention of any Person to revoke or refuse to renew or to materially amend any of such Authorizations, except in each case, for revocations, non-renewals or amendments which, individually or in the aggregate, would not have a Whistler Material Adverse Effect and all such Authorizations continue to be effective in order for Whistler and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted. To the knowledge of Whistler, no Person other than Whistler or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any such Authorizations, except for interests which, individually or in the aggregate, would not have a Whistler Material Adverse Effect.

(g)	Capitalization and Listing.

(i)
The authorized share capital of Whistler consists of an unlimited number of Whistler Shares and an unlimited number of preferred shares. As of the date of this Agreement there are (A) 38,154,729 Whistler Shares validly issued and outstanding as fully-paid and non-assessable shares of Whistler; (B) no preferred shares issued or outstanding; (C) 733,047 outstanding Whistler Options providing for the issuance of up to 733,047 Whistler Shares upon the exercise thereof; (D) Whistler RSUs that will result in the issuance of up to 21,910 Whistler Shares upon the vesting thereof in accordance with the Whistler Omnibus Incentive Plan; and (E) Whistler Performance Awards that will result in the issuance of up to 148,132 Whistler Shares upon vesting in accordance with the Whistler Omnibus Incentive Plan. All outstanding Whistler Shares have been, and all Whistler Shares issuable upon the exercise or vesting of rights under the Whistler Options, the Whistler RSUs and the Whistler Performance Awards in accordance with their terms have been duly authorized and, upon issuance, will be, validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. Except for the Whistler Options, Whistler RSUs and Whistler Performance Awards referred to in this Section (g)(i), there are no issued, outstanding or authorized options, warrants, conversion privileges, calls, or pre-emptive, redemption, repurchase, stock appreciation or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of Whistler or any of its Subsidiaries to issue or sell any shares in the capital of Whistler or shares, partnership interests or other equity interests of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire or subscribe for any shares in the capital of Whistler or shares, partnership interests or other equity interests of any of its Subsidiaries or the value of which is based on the value of the securities of Whistler or any of its Subsidiaries, and other than the Whistler Omnibus Incentive Plan, there are no equity or security based compensation arrangements maintained by Whistler. No Person is entitled to any pre-emptive or other similar right granted by Whistler or any of its Subsidiaries.

(ii)
The Whistler Disclosure Letter sets forth a schedule, as of the date hereof, aggregating all outstanding grants to holders of Whistler Options, Whistler RSUs and Whistler Performance Awards and the number, exercise price, date of grant, expiration dates, vesting schedules and, to the extent to which such securities are vested and exercisable, identifying whether such vesting or exercise may be accelerated as a result, either alone or together with another event or occurrence, of the Arrangement of such Whistler Option, Whistler RSU and Whistler Performance Award.

(iii)
As of the date hereof, there are no outstanding obligations of Whistler or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Whistler Shares or any shares of, or partnership interests or other equity interests in, any of its Subsidiaries or, except as disclosed in the Whistler Disclosure Letter, qualify securities for public distribution in Canada or elsewhere, or with respect to the voting or disposition of any securities of Whistler or any of its Subsidiaries. No Subsidiary of Whistler owns any Whistler Shares.

(iv)	All outstanding securities of Whistler have been issued in material compliance with all applicable Laws and any pre-emptive or similar rights applicable to them.

(v)
The Whistler Employee Share Plans and the issuance of Whistler Shares under such plans (including all outstanding Whistler Options, Whistler RSUs and Whistler Performance Awards) have been recorded on Whistler’s financial statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices.

(vi)
There are no issued, outstanding or authorized bonds, debentures or other evidences of indebtedness of Whistler or its Subsidiaries or any other agreements, arrangements, instruments or commitments of any kind outstanding giving any Person, directly or indirectly, the right to vote (or that are convertible or exercisable for securities having the right to vote) with Whistler Shareholders on any matter.

(vii)	As of the date hereof, all dividends or distributions on securities of Whistler that have been declared or authorized have been paid in full.

(viii)	The Whistler Shares are listed and posted for trading on the TSX.

(h)
Shareholder and Similar Agreements. Neither Whistler nor any of its Subsidiaries is party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding shares in the capital of Whistler or any of its Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in Whistler or any of its Subsidiaries and Whistler has not adopted a shareholder rights plan or any other similar plan or agreement.

(i)	Reporting Issuer Status and Stock Exchange Compliance.

(i)
As of the date hereof, Whistler is a reporting issuer not in default (or the equivalent) under Canadian Securities Laws in each of the provinces and territories of Canada. There is no Order delisting, suspending or cease trading any securities of Whistler. The Whistler Shares are listed and posted for trading on the TSX, and are not listed on any market other than TSX, and Whistler is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX.

(ii)
Whistler has not taken any action to cease to be a reporting issuer in any province or territory nor has Whistler received notification from the British Columbia Securities Commission or any other applicable securities commissions or securities regulatory authority of a province or territory of Canada seeking to revoke Whistler’s reporting issuer status. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Whistler is pending, in effect, has been threatened, or is expected to be implemented or undertaken, and Whistler is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(j)	U.S. Securities Law Matters.

(i)
There is no class of securities of Whistler which is registered pursuant to Section 12 of the U.S. Exchange Act, nor is Whistler subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act. Whistler is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the U.S. Exchange Act.

(ii)	Whistler is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940.

(iii)	Whistler is not, has not previously been and on the Effective Date will not be a “shell company” (as defined in Rule 405 under the U.S. Securities Act).

(k)
Reports. Since August 5, 2015, Whistler has timely filed true and correct copies of Whistler Public Documents that Whistler is required to file under Canadian Securities Laws (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 - Continuous Disclosure Obligations). Whistler Public Documents at the time filed (A) did not contain any misrepresentation; and (B) complied in all material respects with the requirements of applicable Canadian Securities Laws. Any amendments to the Whistler Public Documents required to be made have been filed on a timely basis with the applicable Governmental Entity. Whistler has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential or any other confidential filings (including redacted filings) filed under Canadian Securities Laws or with any Governmental Entity.

(l)
There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Whistler Public Documents and, to the knowledge of Whistler, neither Whistler nor any of the

Whistler Public Documents is the subject of an ongoing audit, review, comment or investigation by the British Columbia Securities Commission and any other Securities Authority or the TSX.

(m)	Financial Statements.

(i)
The audited consolidated financial statements for Whistler as of and for each of the fiscal years ended on September 30, 2015 and September 30, 2014 (including any notes or schedules thereto, the auditor’s report thereon and related management’s discussion and analysis) and the interim unaudited consolidated financial statements for Whistler for the three and six month period ended March 31, 2016 (including any notes or schedules thereto and related management’s discussion and analysis) have been, and all financial statements of Whistler (including any notes or schedules thereto and related management’s discussion and analysis) which are publicly disseminated by Whistler in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Whistler and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto).

(ii)
There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Whistler or any of its Subsidiaries with unconsolidated entities or other Persons.

(iii)
The financial books, records and accounts of Whistler and each of its Subsidiaries: (i) have been maintained, in all material respects, in accordance with IFRS, and (ii) accurately and fairly reflect the basis for Whistler’s financial statements.

(iv)
The management of Whistler has established and maintains a system of disclosure controls and procedures (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) designed to provide reasonable assurance that information required to be disclosed by Whistler in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified by such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Whistler in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Whistler’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(v)
Whistler maintains internal control over financial reporting (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Whistler and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Whistler and its Subsidiaries are being made only with authorizations of management and directors of Whistler and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Whistler or its Subsidiaries that could have a material effect on its financial statements. To the knowledge of Whistler, as of the date of this Agreement (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Whistler that are reasonably likely to adversely affect the ability of Whistler to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Whistler.

(vi)
None of Whistler, any of its Subsidiaries or, to the knowledge of Whistler, any director, officer, employee, auditor, accountant or representative of Whistler or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Whistler or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Whistler or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Whistler Board.

(n)	Undisclosed Liabilities.

(i)
Neither Whistler nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, required to be disclosed in the liabilities column of a balance sheet prepared in accordance with IFRS, except for (a) liabilities and obligations that are specifically presented on the unaudited consolidated balance sheet of Whistler as of March 31, 2016 (the “Whistler Balance Sheet”) or disclosed in the notes thereto; (b) those incurred in the ordinary course of business since the date of the Whistler Balance Sheet and consistent with past practice; and (c) those incurred in connection with the execution of this Agreement.

(ii)
As of the date hereof, the principal amount of all indebtedness for borrowed money of Whistler and its Subsidiaries, including capital leases, is disclosed in Section 3.1(n)(ii) of the Whistler Disclosure Letter.

(o)	Real Property and Personal Property.

(i)
Whistler and its Subsidiaries have good and marketable title or valid leasehold title or valid licence tenure, as the case may be, to all real property (including fixtures thereto) owned, leased or licenced by Whistler and its Subsidiaries which is material to the Whistler business, free and clear of all Liens, except (A) for Permitted Liens or (B) as such real property may be subject to First Nations land claims in respect of aboriginal rights and title to Crown lands in British Columbia.

(ii)	Whistler and its Subsidiaries own, lease or licence all real property and own or lease all personal property as is necessary for them to conduct their business as presently conducted.

(iii)
Whistler and its Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all material personal or movable property owned or leased, or purported to be owned or leased or otherwise held or used by them, free and clear of all Liens, except Permitted Liens.

(iv)
There are no pending, or to the knowledge of Whistler, threatened condemnation or expropriation proceedings with respect to any real property owned, leased or licenced or otherwise held by Whistler or any of its Subsidiaries.

(v)
No Person has any right of first refusal, undertaking or commitment or any right or privilege capable of becoming such, to purchase any real property (or any portion thereof or interest therein) or any of the material assets owned or leased or otherwise held by Whistler or its Subsidiaries, or any part thereof or interest therein, except in connection with the Arrangement.

(vi)	No material breach of any covenant affecting the titles to real property owned, leased or licenced by Whistler and its Subsidiaries is outstanding.

(vii)
There are no disputes regarding boundaries, easements, covenants or other matters relating to any real property owned or leased by Whistler and its Subsidiaries, that could reasonably be expected to have, individually or in the aggregate, a Whistler Material Adverse Effect, except for First Nations land claims in respect of aboriginal rights and title to Crown lands in British Columbia.

(viii)
The current use of any real property owned, leased or licenced by Whistler and its Subsidiaries that is material to the business of Whistler and its Subsidiaries, taken as a whole, is the lawful use under the relevant jurisdictions planning legislation and any permission authorizing such use are unconditional and permanent.

(ix)
All required consents and approvals have been obtained in respect of the development of any real property owned, leased or licenced by Whistler and its Subsidiaries and any alteration, extension or other improvement thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Whistler Material Adverse Effect.

(p)	First Nations.

(i)
The Crown lands which are the subject matter of the Development Agreements are within the traditional territory of the Squamish and Lil'wat nations and are subject to aboriginal rights claims and title claims by such First Nations, and, to the knowledge of Whistler, no other aboriginal groups.

(ii)	Other than as set forth in the Whistler Disclosure Letter, none of Whistler nor any of its Subsidiaries has entered into any written or oral agreement with any First Nations.

(q)	Environmental Matters.

(i)
Whistler and its Subsidiaries have been and are in compliance with all Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Whistler Material Adverse Effect.

(ii)
Except as would not reasonably be expected to have, individually or in the aggregate, a Whistler Material Adverse Effect, none of Whistler, its Subsidiaries or any other Person has Released any Hazardous Substances (in each case except in compliance with applicable Environmental Laws) on, at, in, under or from the real properties, currently owned or leased by Whistler or by any of its Subsidiaries.

(iii)
There are no pending claims, notices, complaints, penalties, prosecutions or any other judicial or administrative proceedings against Whistler, any of its Subsidiaries arising out of any Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Whistler Material Adverse Effect.

(iv)
To the knowledge of Whistler, there has not been: (A) any written Order which relates to Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Whistler Material Adverse Effect; or (B) since January 1, 2014, any written demand or notice with respect to a material breach of any Environmental Law in each case applicable to Whistler or any of its Subsidiaries.

(r)
Intellectual Property. Whistler and its Subsidiaries have sufficient rights to use or otherwise exploit the Intellectual Property necessary to carry on the business now operated by them and there is no proceeding pending or, to the knowledge of the Whistler, threatened by any Person challenging Whistler’s or its Subsidiaries’ rights in or to such intellectual property which is used for the conduct of the business as currently carried on as set forth in the Whistler Public Documents. To the knowledge of Whistler, the conduct of the business as currently carried on as set forth in the Whistler Public Documents, including the use of Intellectual Property, does not infringe upon Intellectual Property of any Person in any material respect. To the knowledge of Whistler, no Person is currently infringing upon any of the Intellectual Property owned by Whistler or its Subsidiaries in any material respect.

(s)	Employment Matters.

(i)
No employee of Whistler has any agreement as to length of notice or severance payment required to terminate his or her employment other than such as results by Law from the employment of an employee without an agreement as to notice or severance and there are no (A) retention or change of control agreements or any other agreements providing for retention, severance, change of control or termination payments to any director or executive officer or employee of Whistler and its Subsidiaries, or (B) plans, programs, bonus pools or other arrangement that would entitle any Whistler employee to a payment in circumstances involving a change of control of Whistler.

(ii)	Except as provided in this Agreement, the execution, delivery and performance of this Agreement and the consummation of the Arrangement will not (A) result in any material payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit) becoming due or payable to any of the Whistler employees or result in an employee having an entitlement to such payments upon resignation, (B) materially increase the compensation or benefits otherwise payable to any Whistler employee or (C) result in the acceleration of the time of payment or vesting of any material benefits or entitlements otherwise available pursuant to any Whistler Employee Share Plan (except for outstanding Whistler Options, Whistler Performance Awards and Whistler RSUs).

(iii)
None of Whistler or any of its Subsidiaries (A) is a party to any collective bargaining agreement with respect to any Whistler employees or any contract with any employee association, or (B) is subject to any application for certification or, to the knowledge of Whistler, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any employees of Whistler by way of certification, interim certification, voluntary recognition or succession rights. There is no labour strike, dispute, work slowdown or stoppage pending or involving, or to the knowledge of Whistler threatened against Whistler or any of its Subsidiaries and no such event has occurred within the last two (2) years.

(iv)
None of Whistler or any of its Subsidiaries are, or have been, engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of Whistler, threatened against Whistler or any of its Subsidiaries.

(v)
No trade union has applied to have Whistler or any of its Subsidiaries declared a common or related employer pursuant to the Labour Relations Code (British Columbia) or any similar legislation in any jurisdiction in which Whistler or any of its Subsidiaries carries on business.

(vi)
None of Whistler or any of its Subsidiaries is subject to any current, pending or, to the knowledge of Whistler, threatened claim, complaint or proceeding for wrongful dismissal, constructive dismissal or any other tort claim relating to employment or termination of employment of employees or independent contractors, or under any applicable Law with respect to employment and labour, except for such claims, complaints or proceedings which individually or in the aggregate would not be reasonably expected to have a Whistler Material Adverse Effect.

(vii)
Whistler and its Subsidiaries are in material compliance with all terms and conditions of employment and all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of Whistler, threatened proceedings before any court, board or tribunal with respect to any of the areas listed herein, except for such proceedings which individually or in the aggregate would not be reasonably expected to have a Whistler Material Adverse Effect.

(viii)
Vail has been provided with true and complete copies of all material Whistler Employee Share Plans and there are no Contracts between (A) Whistler or any of its Subsidiaries on the one hand and (B) any participant in a Whistler Employee Share Plan which would result in a Whistler Option vesting solely as a result of the transaction contemplated by this Agreement.

(t)	Absence of Certain Changes or Events. Since September 30, 2015, and except as otherwise permitted by Section 5.1:

(i)
Whistler and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except as would not, individually or in the aggregate, have or reasonably be expected to have a Whistler Material Adverse Effect and since March 31, 2016 in the ordinary course of business consistent with past practice;

(ii)	there has not been any acquisition or disposition by Whistler or any of its Subsidiaries of any material property or assets;

(iii)
no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had, or is reasonably likely to have, individually or in the aggregate, a Whistler Material Adverse Effect has been incurred;

(iv)	there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, individually or in the aggregate, a Whistler Material Adverse Effect;

(v)
there has not been any material change in the accounting practices used by Whistler and its Subsidiaries except as disclosed in the interim financial statements for the three and six month period ending March 31, 2016;

(vi)
except for ordinary course adjustments (including as permitted under the Whistler Employee Share Plans) or as contemplated by this Agreement, there has not been any material increase in the salary, bonus, or other remuneration payable by Whistler or any of its Subsidiaries to any of their respective directors, officers, employees or consultants, and there has not been any amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award or any grant to such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors, officers, employees or consultants;

(vii)
except as disclosed in the Whistler Public Documents, there has not been any redemption, repurchase or other acquisition of Whistler Shares by Whistler, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Whistler Shares;

(viii)	there has not been any entering into, or any amendment of, any Whistler Material Contract other than in the ordinary course of business consistent with past practice;

(ix)
there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in Whistler’s audited financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business; and

(x)
there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business consistent with past practice.

(u)
Litigation. There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute, settlement procedure, or any claim, action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding, or to the knowledge of Whistler, any investigation or inquiry by or complaint before any Governmental Entity (collectively, “Proceedings”) against or involving Whistler or any of its Subsidiaries or any of their respective properties or assets pending or, to the knowledge of Whistler, threatened and, to the knowledge of Whistler, no event has occurred which would reasonably be expected to give rise to any Proceeding, in each case which, if adversely determined, would reasonably be expected to have a Whistler Material Adverse Effect or would significantly impede the ability of Whistler to consummate the Arrangement.

(v)	Taxes.

To the knowledge of Whistler:

(i)
each of Whistler and its Subsidiaries has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Entity, and all such Tax Returns were complete and correct in all material respects;

(ii)
Whistler and each of its Subsidiaries has paid all Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and Whistler has provided adequate accruals in accordance with IFRS in the most recently published financial statements of Whistler for any Taxes of Whistler and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns, except in each case where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Whistler Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Whistler

Material Adverse Effect since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(iii)
each of Whistler and its Subsidiaries has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Whistler Material Adverse Effect;

(iv)
each of Whistler and its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial sales taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Whistler Material Adverse Effect;

(v)
there are no material proceedings, investigations, audits or claims now pending against Whistler or any of its Subsidiaries in respect of any Taxes and there are no material matters under discussion, audit or appeal with any Governmental Entity relating to Taxes;

(vi)	for the purposes of the Tax Act and any other relevant Tax purposes:

(A)	Whistler is resident in Canada and is not resident in any other country; and

(B)	each of its Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country;

(vii)
there are no Liens for Taxes upon any properties or assets of Whistler or any of its Subsidiaries (other than Liens (A) relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in Whistler’s audited financial statements; and (B) which would not, individually or in the aggregate, have a Whistler Material Adverse Effect);

(viii)
each of Whistler and its Subsidiaries has not, and has never been deemed to have for purposes of the Tax Act, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. For all transactions between Whistler or any of its Subsidiaries, on the one hand, and any non-resident Person with whom Whistler or any of its Subsidiaries was not dealing at arm’s length for the purposes of the Tax Act, on the other hand, Whistler or its Subsidiary, as the case may be, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act; and

(ix)
there are no circumstances existing which could result in the application of section 17, subsection 18(4), section 78, section 79, or sections 80 to 80.04 of the Tax Act to each of Whistler and its Subsidiaries.

(w)
Books and Records. The corporate records and minute books of Whistler and its Subsidiaries are currently maintained in accordance with applicable Laws and are complete and accurate in all material respects.

(x)
Insurance. Policies of insurance are in force naming Whistler as an insured that adequately cover all risks as are customarily covered by businesses in the industry in which Whistler operates and Whistler and its Subsidiaries are in compliance in all material respects with all requirements with respect to such policies. Whistler has disclosed in the Data Room, true and complete copies of all such policies (including copies of all written amendments, supplements and other modifications thereto or waivers of rights thereunder) and the most recent inspection reports received from insurance underwriters. All such policies shall remain in force and effect (subject to taking into account insurance market conditions and offerings and industry practices) and shall not be cancelled or otherwise terminated as a result of the transactions contemplated herein.

(y)	Non-Arm’s Length Transactions.

Other than as disclosed in the Whistler Public Documents and other than employment or compensation agreements entered into in the ordinary course of business, no director, officer, employee or agent of, or independent contractor to, Whistler or any of its Subsidiaries or holder of record or beneficial owner of 5% or more of the Whistler Shares, or associate or affiliate of any such officer, director or beneficial owner, is a party to, or beneficiary of, any loan, guarantee, Contract, arrangement or understanding or other transactions with Whistler or any of its Subsidiaries.

(z)	Benefit Plans.

(i)
All of the Whistler Employee Share Plans are and have been established, registered, qualified and administered in accordance with all applicable Laws in all material respects and in accordance with their terms, the terms of the material documents that support such Whistler Employee Share Plans and the terms of agreements between Whistler and its Subsidiaries and the employees (present and former) who are members of, or beneficiaries under, such Whistler Employee Share Plans.

(ii)
Except as would not reasonably be expected to have, individually or in the aggregate, a Whistler Material Adverse Effect, (A) all current obligations of Whistler regarding the Whistler Employee Share Plans have been satisfied and (B) all contributions, premiums or Taxes required to be made or paid by Whistler by applicable Laws or under the terms of each Whistler Employee Share Plan have been made in a timely fashion in accordance with applicable Laws and the terms of such Whistler Employee Share Plan.

(iii)	There are no material pension or retirement income plans of Whistler.

(iv)	The costs of funding the Whistler Benefit Plans are, in all material respects, described in the Whistler Public Documents.

(v)
Each Whistler Benefit Plan has been established, registered, amended, funded, administered, and invested in all material respects in accordance with its terms and applicable Laws and any contributions required to be made under each material Whistler Benefit Plan, as of the date hereof, have been timely made in accordance with the terms of such Whistler Benefit Plan and applicable Laws, and all obligations in respect of each material Whistler Benefit Plan have been properly accrued and reflected in the audited consolidated financial statements for Whistler in accordance with IFRS as of and for the fiscal year ended on September 30, 2015, including the notes thereto and the report by Whistler’s auditors thereon. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each material Whistler Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Laws in all material respects. To the knowledge of Whistler, there are no investigations by a Governmental Entity or material claims (other than routine claims for payment of benefits) pending or threatened involving any material Whistler Benefit Plan or its assets, and no facts exist which could reasonably be expected to give rise to any such investigation order or material claim (other than routine claims for payment of benefits).

(vi)
No event has occurred respecting any material Whistler Benefit Plan which would entitle a Person (without the consent of Whistler) to wind-up or terminate any Whistler Benefit Plan in whole or in part, except where such wind-up or termination would not reasonably be expected to have a Whistler Material Adverse Effect.

(vii)
To the knowledge of Whistler, there has been no amendment to, announcement by Whistler or any of its Subsidiaries relating to or change in employee participation, coverage, or benefits provided under, any material Whistler Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(viii)
There are no material unfunded liabilities in respect of any material Whistler Benefit Plan which provides pension benefits, superannuation benefits or retirement savings, including any “registered pension plans” as that term is defined in the Tax Act, or any supplemental pension plans (including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies, where applicable).

(ix)
No liabilities or obligations under any of the Whistler Benefit Plans in respect of any employees on disability would, individually or in the aggregate, reasonably be expected to have a Whistler Material Adverse Effect.

(x)
None of the Whistler Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments on termination of the Whistler Benefit Plan or any insurance contract relating thereto, except where such increase or payments, individually or in the aggregate, would not have a Whistler Material Adverse Effect.

(xi)	All material data necessary to administer each material Whistler Benefit Plan is in the possession of Whistler or its agents.

(aa)
Restrictions on Business Activities. There is no Contract or Order binding upon Whistler or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Whistler or any of its Subsidiaries or the conduct of business by Whistler or any of its Subsidiaries as currently conducted (including following the transaction contemplated by this Agreement) other than Contracts or Orders which would not, individually or in the aggregate, reasonably be expected to have a Whistler Material Adverse Effect.

(bb)
Material Contracts. True and complete copies of the Whistler Material Contracts have been disclosed in the Data Room. Whistler and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Whistler Material Contracts and neither Whistler nor any of its Subsidiaries is in material breach or default under any Whistler Material Contract to which it is a party or bound, nor does Whistler have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. To the knowledge of Whistler, there is no material breach or default under (nor, to the knowledge of Whistler, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Whistler Material Contract by any other party thereto. All Whistler Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Whistler (or a Subsidiary of Whistler, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto. Whistler has not received any written or, to the knowledge of Whistler, other notice that any party to a Whistler Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with Whistler or any of its Subsidiaries, and, to the knowledge of Whistler, no such action has been threatened.

(cc)
Corrupt Practices Legislation. To the knowledge of Whistler, neither Whistler, its Subsidiaries or any of their respective officers, directors or employees acting on behalf of Whistler or any of its Subsidiaries has taken, committed to take or been alleged to have taken any action which would cause Whistler or any of its Subsidiaries to be in violation of the United States’ Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and the Bribery Act 2010 (United Kingdom) or any applicable Law of similar effect.

(dd)
Brokers; Expenses. Except for the fees to be paid to Greenhill & Co. Canada Ltd. pursuant to its engagement letter with Whistler dated September 11, 2015 (the aggregate amount of fees as disclosed in Section 3.1(dd) of the Whistler Disclosure Letter), a true and complete copy of which has been disclosed in the Data Room, none of Whistler, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder, investment banker, financial advisor or other person or incurred any liability for any brokerage fees, commissions, finder’s fees, financial advisory fees or other similar fees in connection with the transactions contemplated by this Agreement.

(ee)
No “Collateral Benefit”. To the knowledge of Whistler, no related party of Whistler (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Whistler Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

(ff)	As of the date hereof:

(i)
Greenhill & Co. Canada Ltd., financial advisor to the Special Committee of the Whistler Board, has delivered an oral opinion to the Whistler Board to the effect that as of the date of such opinion, subject to the assumptions and limitations set out therein, the Consideration to be received by Whistler

Shareholders pursuant to the Arrangement is fair from a financial point of view to Whistler Shareholders (the “Fairness Opinion”); and

(ii)	Whistler has been authorized by Greenhill & Co. Canada Ltd. to permit inclusion of the Fairness Opinion and references thereto in the Whistler Circular.

SCHEDULE 4.1
REPRESENTATIONS AND WARRANTIES OF VAIL

(a)
Organization and Qualification. Vail is duly incorporated and validly existing under the laws of the State of Delaware and has the corporate power and authority to own its assets and conduct its business as now owned and conducted. Exchangeco is duly incorporated and validly existing under the laws of the Province of British Columbia and has the corporate power and authority to own its assets and conduct its business as now owned and conducted. Each of Vail and Exchangeco is duly qualified to carry on business in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Vail Material Adverse Effect. True and complete copies of the constating documents of Vail and Exchangeco have been provided to Whistler, and neither Vail nor Exchangeco has taken any action to amend or supersede such documents.

(b)
Authority Relative to this Agreement. Each of Vail and Exchangeco has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into by it hereunder and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements and other documents to be entered into by Vail and Exchangeco hereunder and the consummation by Vail and Exchangeco of the transactions contemplated hereunder and thereunder have been duly authorized by the Vail Board and the board of directors of Exchangeco, respectively, and no other corporate proceedings on the part of Vail or Exchangeco are necessary to authorize this Agreement and the agreements and other documents to be entered into by it hereunder or the consummation of the Arrangement. This Agreement has been duly executed and delivered by each of Vail and Exchangeco and constitutes a valid and binding obligation of each Vail and Exchangeco, enforceable by Whistler against Vail and Exchangeco in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)
No Conflict; Required Filings and Consent. The execution and delivery by Vail and Exchangeco of this Agreement and the performance by each of them of its obligations hereunder and the completion of the Arrangement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	violate, conflict with or result in a breach of:

(A)
any provision of the articles, by-laws or other constating documents of Vail or any of its Subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have a Vail Material Adverse Effect;

(B)
any Vail Material Contract or Authorization to which Vail or any of its Subsidiaries is a party or by which Vail or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have or reasonably be expected to have a Vail Material Adverse Effect; or

(C)
any Law to which Vail or any of its Subsidiaries is subject or by which Vail or any of its Subsidiaries is bound, subject to receipt of the Regulatory Approvals and except as would not, individually or in the aggregate, have or reasonably be expected to have a Vail Material Adverse Effect;

(ii)
give rise to any right of termination, allow any Person to exercise any rights, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Vail is entitled, under any Vail Material Contract or Authorization to which Vail or any of its Subsidiaries is a party, except as would not, individually or in the aggregate, have or reasonably be expected to have a Vail Material Adverse Effect; or

(iii)
give rise to any rights of first refusal or rights of first offer, trigger any change of control provision or any restriction or limitation under any Vail Material Contract or Authorization, or result in the imposition of any Lien upon any of Vail’s assets or the assets of any of its Subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have a Vail Material Adverse Effect.

Other than the Regulatory Approvals, compliance with any applicable Laws, stock exchange rules and policies, the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of Vail or any of its Subsidiaries for the consummation by Vail of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations and filings as to which the failure to obtain or make would not, individually or in the aggregate, have or reasonably be expected to have a Vail Material Adverse Effect.

(d)	Compliance with Laws and Constating Documents. To the knowledge of Vail:

(i)
the operations of Vail and its Subsidiaries have been since January 1, 2014 and are now conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Vail or of any of its Subsidiaries and none of Vail or any of its Subsidiaries has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have a Vail Material Adverse Effect; and

(ii)	Vail is not in conflict with, or in default under or in violation of its articles or by-laws or equivalent organizational documents.

(e)
Authorizations. Vail and its Subsidiaries have obtained all material Authorizations necessary for the ownership, operation and use of the assets of Vail and its Subsidiaries or otherwise in connection with carrying on the business and operations of Vail and its Subsidiaries in compliance with all applicable Laws, except where the failure to have any such Authorization, individually or in the aggregate, would not have a Vail Material Adverse Effect. Such Authorizations are valid, in full force and effect in accordance with their terms, and Vail and its Subsidiaries have fully complied with and are in compliance with all material Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Vail Material Adverse Effect. To the knowledge of Vail, there is no action, investigation or proceeding pending or threatened regarding any such Authorizations, which if successful, would, individually or in the aggregate, reasonably be expected to have a Vail Material Adverse Effect. To the knowledge of Vail, none of Vail or any of its Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Vail Material Adverse Effect and, to the knowledge of Vail, all such Authorizations continue to be effective in order for Vail and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted. To the knowledge of Vail, no Person other than Vail or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any such Authorizations, except for interests which, individually or in the aggregate, would not have a Vail Material Adverse Effect.

(f)	Capitalization and Listing.

(i)
The authorized share capital of Vail consists of 100,000,000 Vail Shares and 25,000,000 shares of preferred stock. As of the date of this Agreement there are: (A) 41,614,641 Vail Shares validly issued and outstanding as fully-paid and non-assessable shares of Vail, of which 5,434,977 are treasury shares; (B) no shares of preferred stock issued or outstanding; (C) 260,316 outstanding Vail RSUs providing for the issuance of 260,316 Vail Shares upon the exercise thereof; and (D) 2,380,824 outstanding Vail SARs. All Vail Shares have been, and all Vail Shares issuable upon the vesting or exercise of the Vail RSUs and Vail SARs, as the case may be, in accordance with their terms have been duly authorized and, upon issuance, will be, validly issued as fully paid and non-assessable. Except for the Vail RSUs and Vail SARs referred to in this Section (f)(i), as of the date of this Agreement, there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of Vail or any of its Subsidiaries to issue or sell any shares in the capital of Vail or of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Vail or any of its Subsidiaries, and other than the Vail Employee Share Plans, there are no equity or security based compensation arrangements maintained by Vail. As of the date of this Agreement, except as set forth in this Section (f)(i), no Person has any right, whether pre-emptive or contractual, to any unissued Vail Shares.

(ii)	All outstanding securities of Vail have been issued in material compliance with all applicable Laws.

(iii)
There are no bonds, debentures or other evidences of indebtedness of Vail or its Subsidiaries outstanding having the right to vote (or that are convertible or exercisable for securities having the right to vote) with Vail Shareholders on any matter.

(iv)
The Vail Shares to be issued at the Effective Time will be duly and validly issued by Vail and fully paid and nonassessable. Prior to the Effective Time, Vail will reserve for issuance the Vail Shares to be issued upon conversion of the Exchangeable Shares.

(g)
Registrant Status and Stock Exchange Compliance. Vail is an SEC registrant. There is no Order delisting, suspending or cease trading any securities of Vail. The Vail Shares are listed and posted for trading on the NYSE, and are not listed or quoted on any market other than the NYSE, and Vail is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(h)	U.S. Securities Law Matters.

(i)	The Vail Shares are registered pursuant to Section 12(b) of the U.S. Exchange Act and Vail is in compliance with its reporting obligation pursuant to Section 13 of the U.S. Exchange Act.

(ii)
Other than the Vail Shares, Vail does not have, nor is it required to have, any class of securities registered under the U.S. Exchange Act, nor is Vail subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act.

(iii)	Vail is not an investment company registered or required to be registered under the Investment Company Act of 1940, as amended.

(i)	WTO Investor. Vail is a “WTO investor” within the meaning of the Investment Canada Act.

(j)
Reports. Since August 5, 2015, Vail has timely filed true and correct copies of Vail Public Documents that Vail is required to file under U.S. Securities Laws, other than such documents that the failure to file would, individually or in the aggregate, not have a Vail Material Adverse Effect. Vail Public Documents at the time filed (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (B) complied in all material respects with the requirements of applicable U.S. Securities Laws. Any amendments to Vail Public Documents required to be made under U.S. Securities Laws have been filed on a timely basis.

(k)	Financial Statements.

(i)
The audited consolidated financial statements for Vail as of and for each of the fiscal years ended on July 31, 2015 and July 31, 2014 including the notes thereto and the interim consolidated financial statements for Vail for the three and nine month period ended April 30, 2016 including the notes thereto have been, and all financial statements of Vail which are publicly disseminated by Vail in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Vail and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto).

(ii)
The management of Vail has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Vail in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified by such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Vail in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Vail’s management, including its chief executive officers and chief financial officers (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(iii)
Vail maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Vail and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Vail and its Subsidiaries are being made only with authorizations of management and directors of Vail and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Vail or its Subsidiaries that could have a material effect on its financial statements. To the knowledge of Vail, as of the date of this Agreement (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Vail that are reasonably likely to adversely affect the ability of Vail to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Vail.

(iv)
None of Vail, any of its Subsidiaries or, to the knowledge of Vail, any director, officer, employee, auditor, accountant or representative of Vail or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Vail or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Vail or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Vail Board.

(l)
Undisclosed Liabilities. None of Vail or any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable, or otherwise, required to be disclosed in the liabilities column of a balance sheet prepared in accordance with U.S. GAAP, except for (a) liabilities and obligations that are specifically presented on the unaudited consolidated balance sheet of Vail as at April 30, 2016 (the “Vail Balance Sheet”) or disclosed in the notes thereto; (b) those incurred in the ordinary course of business since the date of the Vail Balance Sheet and consistent with past practice; and (c) those incurred in connection with the execution of this Agreement.

(m)
Litigation. To the knowledge of Vail, there are no investigations by Governmental Entities, actions, suits or proceedings in progress, pending or threatened against Vail or any of its Subsidiaries, which if successful, would reasonably be expected to have a Vail Material Adverse Effect or would significantly impede the ability of Vail to consummate the Arrangement.

(n)
Ownership of Whistler Shares. Except as disclosed in Section 4.1(n) of the Vail Disclosure Letter, none of Vail or any of its Subsidiaries or affiliates or any Person acting jointly or in concert with them in respect of the transactions contemplated by this Agreement beneficially owns or exercises control or direction over any securities of Whistler.

(o)	Taxes.

To the knowledge of Vail:

(i)
each of Vail and its Subsidiaries has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Entity, and all such Tax Returns were complete and correct in all material respects;

(ii)
Vail and each of its Subsidiaries has paid all Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and Vail has provided adequate accruals in accordance with U.S.

GAAP in the most recently published financial statements of Vail for any Taxes of Vail and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns, except in each case where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Vail Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Vail Material Adverse Effect since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(iii)
each of Vail and its Subsidiaries has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Vail Material Adverse Effect;

(iv)
each of Vail and its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial sales taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Vail Material Adverse Effect;

(v)
there are no material proceedings, investigations, audits or claims now pending against Vail or any of its Subsidiaries in respect of any Taxes and there are no material matters under discussion, audit or appeal with any Governmental Entity relating to Taxes;

(vi)	for any relevant Tax purposes:

(A)	Vail is resident in the United States and is not resident in any other country; and

(B)	each of its Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country; and

(vii)
there are no Liens for Taxes upon any properties or assets of Vail or any of its Subsidiaries (other than Liens (A) relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in Vail’s audited financial statements; and (B) which would not, individually or in the aggregate, have a Vail Material Adverse Effect).

(p)
Restrictions on Business Activities. There is no Contract or Order binding upon Vail or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Vail or any of its Subsidiaries or the conduct of business by Vail or any of its Subsidiaries as currently conducted (including following the transaction contemplated by this Agreement) other than Contracts or Orders which would not, individually or in the aggregate, reasonably be expected to have a Vail Material Adverse Effect.

(q)
Corrupt Practices Legislation. To the knowledge of Vail, neither Vail, its Subsidiaries or any of their respective officers, directors or employees acting on behalf of Vail or any of its Subsidiaries has taken, committed to take or been alleged to have taken any action which would cause Vail or any of its Subsidiaries to be in violation of the United States’ Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and the Bribery Act 2010 (United Kingdom) or any applicable Law of similar effect.

(r)
Brokers; Expenses. None of Vail, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder, investment banker, financial advisor or other person or incurred any liability for any brokerage fees, commissions, finder’s fees, financial advisory fees or other similar fees in connection with the transactions contemplated by this Agreement.

(s)	Exchangeco.

(i)
At the Effective Time, except as contemplated by the Arrangement, Vail or one or more wholly-owned Subsidiaries of Vail will own all of the outstanding capital shares of Exchangeco other than the Exchangeable Shares to be issued to Whistler Shareholders in the Arrangement or in connection with the Arrangement, and Exchangeco will be a “taxable Canadian corporation” within the meaning of the Tax Act.

(ii)
The Exchangeable Shares to be issued in connection with the Arrangement will be duly and validly issued by Exchangeco and fully paid and nonassessable. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares shall be substantially as set out in the Plan of Arrangement.

(t)
Vail Financing. Vail has delivered to Whistler a true and complete copy of an executed commitment letter (the “Debt Financing Commitments”), pursuant to which the lenders party thereto have agreed to provide or cause to be provided the amount of incremental term loans set forth therein (the “Incremental Term Loans”). The Debt Financing Commitments are in full force and effect and constitute a legal, valid and binding obligation of Vail and, to the knowledge of Vail, the other parties thereto (subject in each case to the effect of bankruptcy, insolvency, receivership or similar laws relating to or affecting creditors’ rights generally and to general equity principles and subject to the inclusion of an exclusive jurisdiction of Ontario courts clause contained therein). No event has occurred which would constitute a breach or default (or with notice or lapse of time or both would constitute a default) by Vail under the Debt Financing Commitments, or, to the knowledge of Vail, the other parties thereto. The aggregate proceeds contemplated by the Incremental Term Loans, together with Vail’s other financial resources, including cash and cash equivalents on hand, and available revolving borrowing capacity under Vail Holdings Inc.'s existing credit facility, will be sufficient to pay the aggregate cash portion of the Consideration, including payments in lieu of fractional entitlements to Vail Shares or Exchangeable Shares, pursuant to the Arrangement. Vail acknowledges and agrees that its obtaining financing is not a condition to any of its obligations hereunder, regardless of the reasons why financing is not obtained or whether such reasons are within or beyond the control of Vail. For the avoidance of doubt, regardless of whether any such financing is obtained, Vail and Exchangeco will continue to be obligated to consummate the Arrangement, subject to and on the terms contemplated by this Agreement.

(u)
Freely Tradeable Shares. The Vail Shares and the Exchangeable Shares to be issued pursuant to the Arrangement shall be registered or qualified for distribution, or exempt from or not subject to any requirement for registration or qualification for distribution, under Canadian Securities Laws, U.S. federal securities laws and the state securities of each U.S. state where holders entitled to receive such shares are located. Such securities shall not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act of 1933, as amended, and shall not be subject to any “hold period” resale restrictions under National Instrument 45-102 - Resale of Securities of the Securities Authorities.